Exhibit 10.14

FIRST LIEN CREDIT AGREEMENT

dated as of December 22, 2016

among

EVO PAYMENTS INTERNATIONAL, LLC,

as the Borrower

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN,

as the Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as Administrative Agent, Swingline Lender and Issuing Bank

and

CITIBANK, N.A.

and REGIONS BANK

as Co-Syndication Agents

SUNTRUST ROBINSON HUMPHREY, INC.,

CITIGROUP GLOBAL MARKETS INC.,

REGIONS CAPITAL MARKETS,

FIFTH THIRD BANK

and

PNC CAPITAL MARKETS, LLC

as Joint Lead Arrangers and Joint Bookrunners

FIFTH THIRD BANK

and

PNC BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

Schedules

Schedule I	Commitment Amounts
Schedule 2.22	Existing Letters of Credit
Schedule 4.14	Subsidiaries
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 7.5	Certain Permitted Distributions
Schedule 7.7	Existing Affiliate Transactions
Schedule 7.8	Restrictive Agreements

Exhibits

Exhibit 1.1	Up-C Term Sheet
Exhibit 2.3	Form of Notice of Revolving Borrowing
Exhibit 2.4	Form of Notice of Swingline Borrowing
Exhibit 2.7	Form of Notice of Conversion/Continuation
Exhibit 2.10	Form of Note
Exhibit 2.29(a)	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.29(b)	Form of Designated Borrower Notice
Exhibit 2.20	U.S. Tax Compliance Forms (1-4)
Exhibit 5.1	Form of Compliance Certificate
Exhibit 11.4(b)	Form of Assignment and Acceptance
Exhibit 11.4(i)	Form of Affiliated Lender Assignment and Acceptance

v

FIRST LIEN CREDIT AGREEMENT

THIS FIRST LIEN CREDIT AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2016, by and among EVO PAYMENTS INTERNATIONAL, LLC, a Delaware limited liability company (“EVO” or the “Borrower”), each Subsidiary joined hereto as a “Designated Borrower” from time to time, the Guarantors (defined herein), the Lenders (defined herein), and SUNTRUST BANK, in its capacities as the Administrative Agent, the Issuing Bank and the Swingline Lender.

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide $670,000,000 in senior secured credit facilities, comprised of a $100,000,000 revolving credit facility and a $570,000,000 term loan, for the purposes set forth herein,

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Discount” has the meaning set forth in Section 2.11(b)(iv)(B).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.11(b)(iv)(C).

“Acceptance and Prepayment Notice” shall mean a notice of the Borrower’s acceptance of the Acceptable Discount.

“Acceptance Date” has the meaning set forth in Section 2.11(b)(iv)(B).

“Additional Lender” shall have the meaning given to such term in Section 2.23.

“Additional Refinancing Lender” shall mean, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.27, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund, (ii) the Borrower and (iii) each Issuing Bank, in the case of clauses (i) and (iii), only to the extent that such consent would be required under Section 11.4(b), respectively, if the related Refinancing Term Loans, Refinancing Revolving Commitments or Refinancing Revolving Loans had been obtained by such Additional Refinancing Lender by way of assignment.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” shall mean SunTrust Bank in its capacity as administrative agent under any of the Loan Documents, or any of its successors and permitted assigns.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions of a Person) or (ii) to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Affiliated Debt Fund” shall mean (a) any bona fide debt fund advised or managed by Symphony Asset Management and (b) any Affiliate of Borrower or the Affiliated Lenders (other than a natural Person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and (i) whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to Borrower or the Affiliated Lenders and (ii) with respect to which no Affiliated Lender, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such entity.

“Affiliated Non-Debt Fund Entity” shall mean any Affiliate of Borrower, including Borrower or any of its Subsidiaries, but excluding (a) any Affiliated Debt Fund and (b) any natural Person.

“Affiliated Lender” shall mean, at any time, any Lender that is an existing direct or indirect equity holder of the Borrower or such equity holder’s Affiliates and funds or other investment vehicles advised or managed by entities affiliated or associated with the direct or indirect equity holders of the Borrower and also including funds advised or managed by Symphony Asset Management and Affiliated Non-Debt Fund Entities, in each case, other than the Borrower or any of the Borrower’s Subsidiaries and other than any Affiliated Debt Fund.

“Affiliated Lender Assignment and Acceptance” has the meaning set forth in Section 11.4(i)(ii).

“Affiliated Lender Cap” has the meaning set forth in Section 11.4(i)(v).

“Agent Fee Letter” shall mean that certain agency fee letter, dated as of November 11, 2016, executed by STRH and SunTrust Bank and accepted by Borrower.

“Aggregate Revolving Commitments” shall mean the Revolving Commitments of all the Lenders at any time outstanding. On the Closing Date, the aggregate amount of the Aggregate Revolving Commitments is ONE HUNDRED MILLION DOLLARS ($100,000,000.00).

“Agreement” shall mean this Credit Agreement.

“AHYDO Payment” shall mean any payment under or with respect to Indebtedness required to prevent any obligations with respect thereto from being classified as an “applicable high-yield discount obligation” under the Code, including, without limitation, any prepayments required or permitted under the terms of such Indebtedness satisfying the definition of “AHYDO Payment” in any definitive agreement related thereto (or any definitive agreement related to a Permitted Refinancing of all or any part thereof).

“All-In Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, any Base Rate (or equivalent term) “floor” then in effect or a “LIBOR” (or equivalent term) floor then in effect) or otherwise, in each case incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of such Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment or facility fees and underwriting fees or other fees not shared with all lenders providing such Indebtedness. In calculating the All-In Yield, if on the date of incurrence of any applicable Indebtedness (including any Incremental Term Loans), such Indebtedness includes an interest rate floor greater than the interest rate floor applicable to the Initial Term Loans, such differential shall be added to the interest rate for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required (if applicable), but only to the extent that an increase in the interest rate floor would cause an increase to the interest rate margin then in effect with respect to such Initial Term Loans, solely for the purpose of determining the All-In Yield applicable to such Indebtedness and, in such case for purposes of Section 2.23, the interest rate floor (but not the interest rate margin) applicable to such Class of Initial Term Loans shall be increased to the extent of such differential between interest rate floors).

“Alternative Currency” shall mean each or any of Euro, Mexican Pesos and Pounds Sterling, as applicable and as the context may require.

“Alternative Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the Alternative Currency as determined by the Administrative Agent or Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of the Alternative Currency with Dollars.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to EVO or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Discount” has the meaning set forth in Section 2.11(b)(iii)(B).

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean with respect to Revolving Loans, Swingline Loans, Letters of Credit and the Initial Term Loan, as of any date, a percentage per annum as set forth in the table below determined by reference to the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered pursuant to Section 5.1(c); provided, that a change in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall be effective on the first Business Day after which the Borrower delivers such Compliance Certificate most recently delivered pursuant to Section 5.1(c); provided further, that if at any time the Borrower shall have failed to deliver the Compliance Certificate required by Section 5.1(c), upon written notice by the Required Lenders or the Administrative Agent (at the direction of the Required Lenders), the Applicable Margin shall retroactively be deemed to be at Level 3 as set forth in the table below, for any day during the period commencing from the due date of such Compliance Certificate pursuant to Section 5.1(c) until (not including) the first Business Day after which such Compliance Certificate is delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the first Business Day after which the Compliance Certificate for the Fiscal Quarter ending March 31, 2017 are required to be delivered shall be at Level 3 as set forth in the table below. In the event that any Compliance Certificate delivered hereunder is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth in the table below (the “Accurate Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall promptly deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Applicable Margin based upon the pricing grid set forth in the table below for such period and (iii) the Borrower shall promptly pay to the Administrative Agent upon written demand from the Administrative Agent, for the account of the Lenders, the accrued additional interest owing as a result of such Accurate Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII.

Level	Consolidated Leverage Ratio	Eurodollar Revolving Loans and Letter of Credit Fee	Base Rate Revolving Loans	Eurodollar Term Loans	Base Rate Term Loans
1	< 4.00:1.0	4.00%	3.00%	5.00%	4.00%
2	≥ 4.00:1.0 but < 4.50:1.0	4.25%	3.25%	5.00%	4.00%
3	≥ 4.50:1.0	4.50%	3.50%	5.00%	4.00%

Notwithstanding the foregoing, (v) the Applicable Margin in respect of any Class of Extended Revolving Commitments or any Extended Term Loans or Revolving Loans made pursuant to any Extended Revolving Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Margin in respect of any Class of Incremental Revolving Commitments, any Class of Incremental Term Loans or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (x) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (y) the Applicable Rate in respect of any Class of Refinancing Revolving Commitments, any Class of Refinancing Revolving Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the Refinancing Amendment or other relevant agreement and (z) in the case of the Initial Term Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.23.

“Applicable Provisions” has the meaning set forth in Section 1.7.

“Applicable Time” shall mean, with respect to any borrowings and payments in the Alternative Currency, the local time in the place of settlement for the Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning set forth in Section 2.29(a).

“Appropriate Lender” shall mean, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant Issuing Bank and (ii) the Revolving Lenders and (c) with respect to the Swingline Commitment, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding, the Revolving Lenders.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean STRH, Citigroup Global Markets, Inc., Regions Capital Markets, a division of Regions Bank, Fifth Third Bank PNC Capital Markets, LLC, collectively, in their capacities as joint lead arrangers.

“Arranger Fee Letter” shall mean that certain arranger fee letter, dated as of December 13, 2016, executed by, the Arranger and accepted by Borrower.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)) and accepted by the Administrative Agent, substantially in the form of Exhibit 11.4(b) attached hereto or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, with respect to any Person on any date, (a) in respect of any Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Auction Agent” shall mean (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(b); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Audited Financial Statements” shall mean the consolidated audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013, December 31, 2014 and December 31, 2015, including balance sheets and statements of income and cash flows, audited by KPMG LLP, and prepared in conformity with GAAP and the related supplemental schedule of the Borrower and its Restricted Subsidiaries’ consolidated balance sheet and income statement.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Available Additional Basket” shall mean (i) $15,000,000, plus (ii) commencing with the Fiscal Year ending December 31, 2017, the portion of Consolidated Excess Cash Flow not required to be applied to prepay the Term Loans hereunder, plus (iii) the aggregate amount of Declined Proceeds retained by the Borrower, plus (iv) returns, profits, distributions and similar amounts on Investments made using the Available Additional Basket, plus (v) the amount of any Investment made using the Available Additional Basket in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated into the Borrower or any of its Restricted Subsidiaries, or the fair market value of the assets of any Unrestricted Subsidiary that have been transferred to the Borrower or any of its Restricted Subsidiaries, plus (vi) the Net Cash Proceeds of sales of Investments made using the Available Additional Basket, less, in the case of each of the foregoing clauses (i) through (vi), amounts previously utilized of such Available Additional Basket.

“Available Equity Basket” shall mean, at any date of determination, a cumulative amount of cash and Cash Equivalents equal to (without duplication) (i) the Net Cash Proceeds of equity issuances and capital contributions, the cash proceeds of which are contributed to Borrower or any of its Restricted Subsidiaries in respect of its Qualified Capital Stock (and that do not include any equity contributed in connection with the Borrower exercising its Cure Right) after the Closing Date and on or prior to such date, plus (ii) the Net Cash Proceeds of Indebtedness and Disqualified Capital Stock that has been exchanged or converted into Qualified Capital Stock of the Borrower or its direct or indirect parent entity, together with any cash or Cash Equivalents received upon such exchange or conversion, received on or prior to such date by the Borrower, plus (iii) returns, profits, distributions and similar amounts received after the Closing Date and on or prior to such date in cash or Cash Equivalents by the Borrower and the Restricted Subsidiaries on Investments made using the Available Equity Basket (not to exceed the amount of such Investments), less, in each case of the foregoing clauses (i) through (iii), amounts above utilized for permitted purposes under this Agreement in reliance on the Available Equity Basket.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product Amount” shall have the meaning set forth in the definition of “Bank Product Provider”.

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.

“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Products to any Loan Party, (a) is a Lender or an Affiliate of a Lender and (b) except when the Bank Product Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (i) the existence of such Bank Product, (ii) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (iii) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or other Lien purported to be created under any Loan Document. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider to the extent acknowledged by the Borrower.

“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit card (including purchasing card and commercial card), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Base Rate” shall mean the highest of (a) the rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent ( 1⁄2%) per annum and (c) the Adjusted LIBO Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate); provided that, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Loans bearing interest at the Base Rate shall only be made in Dollars.

“BIN/ISO Agreements” shall mean (a) any sponsorship, depository, processing or similar agreement with a bank or financial institution providing for the use of such bank or financial institution’s BIN or ICA (or similar mechanism) to clear credit card transactions through one or more card associations, or (b) any agreement with any independent sales organization or similar entity related to, or providing for, payments processing to merchant customers.

“Borrower” shall mean, collectively or individually, as applicable, EVO and any direct or indirect wholly owned Domestic Subsidiaries of EVO that EVO has designated as a “Designated Borrower” hereunder pursuant to Section 2.29.

“Borrower Offer of Specified Discount Prepayment” shall mean the offer by the Borrower or a Restricted Subsidiary to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(b)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers” shall mean the solicitation by the Borrower or a Restricted Subsidiary of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.11(b)(iii).

“Borrower Solicitation of Discounted Prepayment Offers” shall mean the solicitation by the Borrower or a Restricted Subsidiary of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(b)(iv).

“Borrowing” shall mean a borrowing consisting of (a) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, denominated in the same currency and as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day other than (a) a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by Law to close and (b) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar or Euro deposits in the London interbank market.

“CAM Exchange” shall mean the exchange of the Lenders’ interests provided for in Section 8.3.

“CAM Exchange Date” shall mean the date on which any Event of Default referred to in Section 8.1(h) shall occur or the date on which the Company receives written notice from the Administrative Agent that any Event of Default referred to in Section 8.1(i) has occurred.

“CAM Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate Dollar Equivalent amount of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange Date.

“Capital Expenditures” shall mean for any period, without duplication, (a) the aggregate of all expenditures by the Borrower and its Restricted Subsidiaries during such period that, in conformity with GAAP, are, or are required to be, included as capital expenditures on the consolidated statement of cash flows of the Borrower for such period and (b) Capital Lease Obligations incurred by the Borrower and its Restricted Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person, and the amount of such obligations shall be limited to the capitalized amount thereof.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Cash Collateral Account” shall mean a blocked account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge cash collateral for such obligations in Dollars, to the Administrative Agent pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” and “Cash Collateral” have a corresponding meaning).

“Cash Equivalent” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

(c) certificates of deposit, bankers’ acceptances and time deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the Laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) mutual funds investing solely in any one or more of the Cash Equivalents described in clauses (a) through (d) above;

(f) cash and cash equivalents as determined in accordance with GAAP;

(g) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business and not for speculation.

In the case of a Foreign Subsidiary that is a Restricted Subsidiary or Cash Equivalents made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the types and maturities described in clauses (a) through (f) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign ratings agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (f) and in this paragraph.

“CFC” has the meaning given to such term in the definition of “Excluded Subsidiary.”

“Change in Control” shall mean the occurrence of any event or series of events by which, (i)(A) prior to a Qualified IPO, the Permitted Holders shall collectively as a group cease to beneficially own and control in the aggregate, directly or indirectly, on a fully diluted basis, at least a majority of the aggregate voting power represented by the issued and outstanding Capital Stock of the Borrower or (B) after a Qualified IPO, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (w) any underwriters in connection with such Qualified IPO, (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) any combination of Permitted Holders and (z) any one or more direct or indirect parent companies of the Borrower in which any combination of the Permitted Holders, directly or indirectly, owns the largest percentage of such parent company’s voting Capital Stock, shall have, directly or indirectly, acquired beneficial ownership of Capital Stock of the Relevant Public Company representing 35% or more of the aggregate voting power represented by the issued and outstanding Capital Stock of the Relevant Public Company and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Capital Stock of the Relevant Public Company or (ii) the Borrower shall cease to beneficially own and control in the aggregate, directly or indirectly, on a fully diluted basis, 100% of the Capital Stock of EVO Merchant Services, LLC, or (iii) a “change of control” (or similar event) shall occur in the Second Lien Credit Agreement.

“Change in Law” shall mean (a) the adoption of any applicable Law after the date of this Agreement, (b) any change in any applicable Law after the date of this Agreement, or (c) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by the Parent Company of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of Law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines and directives promulgated thereunder, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, in each case, are deemed to have been introduced or adopted after the date hereof, regardless of the date enacted or adopted.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Commitments, Extended Revolving Commitments of a given Extension Series, Incremental Revolving Commitments, Refinancing Revolving Commitments of a given Refinancing Series, Term Commitments, Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Revolving Loans under Extended Revolving Commitments of a given Extension Series, Incremental Revolving Loans, Revolving Loans under Refinancing Revolving Commitments of a given Refinancing Series, Term Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Replacement Term Loans. Revolving Loans, Revolving Loans under Extended Revolving Commitments of a given Extension Series, Revolving Loans under Refinancing Revolving Commitments of a given Refinancing Series, Term Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Replacement Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes; provided that any Incremental Loans effected as a Term Loan Increase or a Revolving Commitment Increase to any existing Class of Term Loans or Revolving Loans, respectively, and such existing Class of Term Loans or Revolving Loans, as applicable, shall in all events be part of the same Class.

“Closing Date” shall mean December 22, 2016 on which the required conditions set forth in Section 3.1 hereof are satisfied (or duly waived pursuant to the terms of Section 11.2 hereof).

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean a collective reference to all real and personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” shall mean a collective reference to the Security Agreement and any other security documents executed and delivered by any Loan Party pursuant to Section 5.11.

“Commitment” shall mean a Revolving Commitment, Extended Revolving Commitment of a given Extension Series, Incremental Revolving Commitment, Refinancing Revolving Commitment of a given Refinancing Series, Initial Term Commitment, Incremental Term Commitment, Refinancing Term Commitment of a given Refinancing Series or Commitment in respect of Replacement Term Loans or any combination thereof (as the context shall permit or require).

“Commitment Fee” shall have the meaning set forth in Section 2.14(b).

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” shall mean a certificate from the principal executive officer, the principal financial officer, or another senior Responsible Officer of the Borrower substantially in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1.

“Consolidated EBITDA” shall mean, for the Borrower and its Restricted Subsidiaries for any period, without duplication, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, and without duplication,

(i)	Consolidated Interest Expense,

(ii)	provision for taxes based on income, profits or capital determined on a consolidated basis in accordance with GAAP,

(iii)	depreciation and amortization determined on a consolidated basis in accordance with GAAP,

(iv)	all fees, costs and expenses incurred in connection with (x) the transactions contemplated by the Loan Documents as of the Closing Date (including costs and expenses incurred in connection with the repayment and termination of existing bank Indebtedness of the Borrower and its Subsidiaries and including fees, costs and expenses incurred after the Closing Date) and (y) any transactions permitted under this Agreement, regardless of whether such transactions are consummated, including acquisitions, Investments, Restricted Payments, dispositions, assets sale, issuances of Indebtedness or Capital Stock, repayment of Indebtedness, refinancing transactions or amendment or other modification of any debt instrument,

(v)	compensation and expense reimbursements payable to directors (but not in the capacity as executive, if any) and indemnity payments to directors and officers, and expenses for director and officer insurance premiums,

(vi)	non-cash charges for the impairment of merchant card portfolios and all other non-cash charges, expenses and losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down or reserves with respect to current assets), determined on a consolidated basis in accordance with GAAP, in each case for such period,

(vii)	non-cash deferred compensation paid to employees of the Borrower and the Restricted Subsidiaries in the ordinary course of business,

(viii)	expenses, fees and charges for consulting services paid in connection with compliance with law, regulations and accounting standards,

(ix)	with respect to any period, without duplication (A) the amount of any costs, charges or losses incurred during such period for which there is insurance, indemnity, reimbursement or other guarantee coverage and for which a related insurance, indemnity, reimbursement or guarantee recovery is not recorded in accordance with GAAP, but for which such insurance, indemnity, reimbursement or guarantee recovery is to be received by the Borrower or any of its Restricted Subsidiaries in a subsequent period and in any event within one year of the date of the incurrence of the underlying costs, charges or losses, (B) the cash proceeds of business interruption insurance and (C) amounts paid during such period with respect to cash litigation fees, costs and expenses of the Borrower and its Restricted Subsidiaries,

(x)	any extraordinary, unusual or non-recurring cash charges, expenses or losses for such period,

(xi)	non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options to employees of the direct or indirect parent, the Borrower or any Restricted Subsidiary pursuant to a written plan or agreement or the treatment of such options under variable plan accounting,

(xii)	costs, fees and expenses (i) with respect to the conversion of existing customers from Global Payments Direct, Inc.’s back-end platform to the Borrower’s back-end platform and (ii) incurred during the prior 12 month period in connection with the use of Global Payments Direct, Inc.’s back-end platform identified to the Administrative Agent prior to the Closing Date,

(xiii)	“run rate” benefits through the end of Q3 2017 related to changes by American Express to its processing structure prior to the Closing Date identified to the Administrative Agent prior to the Closing Date,

(xiv)	“run rate” benefits through the end of Q3 2017 related to pricing changes implemented prior to the Closing Date and identified to the Administrative Agent prior to the Closing Date,

(xv)	historical losses incurred in connection with certain foreign operations in periods prior to the Closing Date and identified to the Administrative Agent prior to the Closing Date,

(xvi)	retention, recruiting, relocation, signing bonuses and expenses, stock option and other equity-based compensation expenses, and severance costs,

(xvii)	restructuring and similar charges, severance, relocation costs, integration and facilities opening costs and other business optimization expenses, costs of strategic initiatives, costs of information technology and similar upgrades, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities) in an aggregate amount not to exceed, together with clause (xviii) below and any Pro Forma Adjustments, 25% of Consolidated EBITDA (prior to giving effect to the adjustment pursuant to this clause),

(xviii)	“run rate” cost savings and synergies related to actions or initiatives after the Closing Date that are reasonably identifiable and factually supportable and projected by the Borrower in good faith to result from actions that have been taken, or are expected to be taken, within 12 months, net of the amount of actual benefits realized during such period from such actions in an aggregate amount not to exceed, together with clause (xvii) above and any Pro Forma Adjustments, 25% of Consolidated EBITDA (prior to giving effect to the adjustment pursuant to this clause), and

(xix)	without duplication, the pro forma adjustments identified in the Information Memorandum and agreed to by the Administrative Agent.

minus (c) without duplication and to the extent included in the statement of such Consolidated Net Income for such period the sum of: (i) all non-cash income or gains (excluding any such non-cash income or gains to the extent representing an accrual of cash income or gain in any future period), (ii) all extraordinary or non-recurring income or gains to the extent resulting from activities unrelated to the primary business activities of the Borrower and its Restricted Subsidiaries and (iii) any gains attributable to non-ordinary course asset sales.

“Consolidated Excess Cash Flow” shall mean, for the Borrower and its Restricted Subsidiaries for any period, without duplication, determined on a consolidated basis, an amount equal to the sum of (a) Consolidated EBITDA for such period plus (b) decreases in working capital (excluding any funds relating to any merchant receivables or payables, including those reflected in any merchant settlement or reserve account and card association, non-bank card and debit network receivables) minus (without duplication) (c)(i) Capital Expenditures made during such period (other than Capital Expenditures financed with Indebtedness (other than the Term Loans and Revolving Loans and the Second Lien Term Loans)), (ii) Consolidated Interest Expense paid in cash during such period, (iii) Permitted Tax Distributions and cash Taxes paid during such period, (iv) Consolidated Scheduled Funded Debt Payments made during such period (excluding payments of Revolving Loans unless such payment is coupled with a corresponding reduction in the Aggregate Revolving Commitments), (v) increases in working capital (excluding any funds relating to any merchant receivables or payables, including those reflected in any merchant settlement or reserve account and card association, non-bank card and debit network receivables), (vi) cash consideration for permitted acquisitions or other investments (including in joint-ventures) paid in such period (other than (A) cash consideration in an amount equal to the net cash proceeds of any long-term Indebtedness permitted pursuant to Section 7.1 and incurred by the Borrower or any Restricted Subsidiary during such period to fund such permitted acquisition or investment and (B) cash consideration in an amount equal to the net cash proceeds of equity issuances received by the Borrower or any Restricted Subsidiary to fund such permitted acquisitions or investments within 60 days of receipt of such proceeds), (vii) cash payments made during such period with respect to Permitted Earnouts, (viii) restricted payments made in cash pursuant to Sections 7.5(b)(ii), (c), (d), (e), (f), (h), (i), (k), (l), (n), (o) (q) and (s) during such period, in each case, to the extent such Restricted Payments were not financed with the proceeds of any long-term Indebtedness of the Borrower and its Restricted Subsidiaries; provided that, at the option of the Borrower, all such payments made after the applicable period end and prior to the applicable due date of such Consolidated Excess Cash Flow mandatory prepayment may (without duplication of such amount deducted in any period) be deducted from Consolidated Excess Cash Flow for such prior period; and (ix) amounts added back to Consolidated EBITDA pursuant to clauses (iv), (v), (viii), (ix)(B), (ix)(C), (x), (xii)-(xix) of the definition of Consolidated EBITDA.

“Consolidated First Lien Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA, in each case for the period of four (4) Fiscal Quarters most recently ended for which financial statements are available.

“Consolidated First Lien Net Debt” shall mean, as of any date, Consolidated Total Secured Debt, but excluding any such Indebtedness to the extent subordinated in right of payment, or secured on a junior basis, to the Obligations, minus unrestricted cash or Cash Equivalents of Loan Parties and their Subsidiaries in an amount not to exceed $50,000,000.

“Consolidated Interest Expense” shall mean, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for any period, the sum of (a) total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA, in each case for the period of four (4) Fiscal Quarters most recently ended for which financial statements are available.

“Consolidated Net Debt” shall mean, as of any date, Consolidated Total Funded Debt minus unrestricted cash or Cash Equivalents of Loan Parties and their Subsidiaries in an amount not to exceed $50,000,000.

“Consolidated Net Income” shall mean, for the Borrower and its Restricted Subsidiaries for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but (a) excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) interest of the Borrower or any Restricted Subsidiary in the unremitted earnings of any Person that is not a Restricted Subsidiary accruing after such date, (iv) the cumulative effect of changes to accounting policies during such period, and (v) the effects of purchase and recapitalization accounting adjustments and (b) including therein (to the extent otherwise excluded therefrom) any cash dividends or other distributions received from Unrestricted Subsidiaries.

“Consolidated Scheduled Funded Debt Payments” shall mean for any period for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Indebtedness. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include any payments with respect to the principal of Attributable Indebtedness and (c) shall not include any mandatory prepayments required by Section 2.12 and Section 2.12 of the Second Lien Credit Agreement.

“Consolidated Senior Secured Leverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated Senior Secured Net Debt as of such date to (b) Consolidated EBITDA, in each case for the period of four (4) Fiscal Quarters most recently ended for which financial statements are available.

“Consolidated Senior Secured Net Debt” shall mean, as of any date, Consolidated Total Secured Debt, but excluding any such Indebtedness to the extent subordinated in right of payment to the Obligations or the Second Lien Secured Obligations, minus unrestricted cash or Cash Equivalents of Loan Parties and their Subsidiaries in an amount not to exceed $50,000,000.

“Consolidated Total Assets” shall mean the total assets of Borrower and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Borrower.

“Consolidated Total Funded Debt” shall mean, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries measured on a consolidated basis as of such date to the extent consisting of the Indebtedness for borrowed money, the capitalized amount of Capital Lease Obligation that would appear on a balance sheet of the Borrower and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, and the deferred purchase price (and accrued interest thereon) relating to the Sterling Acquisition.

“Consolidated Total Secured Debt” shall mean, as of any date, all Consolidated Total Funded Debt of the Borrower and its Restricted Subsidiaries measured on a consolidated basis as of such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary.

“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Cure Amount” has the meaning set forth in Section 6.2.

“Cure Deadline” has the meaning set forth in Section 6.2.

“Cure Right” has the meaning set forth in Section 6.2.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Class of existing Term Loans or any Class of existing Revolving Loans (or unused Revolving Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced Debt”); provided that with respect to each of the foregoing clauses (a) through (d), (i) such Indebtedness shall have a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus an amount equal to the aggregate unused commitments cancelled in connection therewith, plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing; provided that nothing in this clause (ii) shall limit the ability of the Borrower to incur additional Indebtedness concurrently as part of the issuance or incurrence of such Indebtedness so long as such additional Indebtedness is otherwise permitted pursuant to the terms of this Agreement, (iii) the All-In Yield with respect to such Credit Agreement Refinancing Indebtedness shall be determined by the Borrower and the lenders providing such Credit Agreement Refinancing Indebtedness, (iv) except as otherwise provided for in preceding clauses (i) (ii), and (iii), optional prepayment or redemption terms shall be determined by the Borrower and the other terms and conditions of such Indebtedness shall reflect market terms and conditions (as determined by the Borrower in the good faith) at the time of incurrence or issuance of such Credit Agreement Refinancing Indebtedness or, are substantially identical to, or not more materially restrictive to the Loan Parties, taken as a whole, than the ones under the Refinanced Debt, as determined by Borrower in good faith (except for covenants or other provisions that are (1) reasonably satisfactory to the Administrative Agent, (2) added for the benefit of the applicable Refinanced Debt or (3) applicable only to periods after the Latest Maturity Date of the applicable Refinanced Debt), (v) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (vi) such Indebtedness is not at any time guaranteed by any Restricted Subsidiary other than Guarantors and (vii) to the extent secured, such Indebtedness is not secured by property or assets of the Borrower or any Restricted Subsidiary other than the Collateral except to the extent permitted by intercreditor arrangements reasonably acceptable to the Administrative Agent and the Borrower.

“Debt Fund Affiliate” shall mean, with respect to any Person, a bona fide debt fund that is an Affiliate of such person and that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, notes, bonds and similar extensions of credit or securities in the ordinary course of its business, whose managers have fiduciary duties to the investors independent of their duties to such Person or other Affiliates, and with respect to which such Person and its other Affiliates do not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning set forth in Section 2.12(g).

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.13(c).

“Defaulting Lender” shall mean, at any time, any Lender (a) that has failed for three (3) or more Business Days to comply with its obligations under this Agreement to make a Loan and/or to make a payment to the Issuing Bank in respect of a Letter of Credit or to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) that has notified the Administrative Agent or the Borrower, or has stated publicly, that it will not comply with any such funding obligation hereunder, or has defaulted on, its obligation to fund generally under any other loan agreement, credit agreement or other financing agreement, unless such notice or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) that has, for three (3) or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, or (d) with respect to which a Lender Insolvency Event has occurred and is continuing. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Request and Assumption Agreement” means the notice substantially in the form of Exhibit 2.29(a) attached hereto.

“Designated Borrower Notice” means the notice substantially in the form of Exhibit 2.29(b) attached hereto.

“Designated Obligations” shall mean all obligations of the Borrower with respect to (a) principal of and interest on the Loans and LC Exposure and (b) accrued and unpaid fees under the Loan Documents.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.11(b)(ii)(B).

“Discount Range” has the meaning set forth in Section 2.11(b)(iii)(A).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.11(b)(iii)(A).

“Discount Range Prepayment Notice” shall mean a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(b)(iii).

“Discount Range Prepayment Offer” shall mean the irrevocable written offer by a Lender submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.11(b)(iii)(A).

“Discount Range Proration” has the meaning set forth in Section 2.11(b)(iii)(C).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.11(b)(iv)(C).

“Discounted Prepayment Effective Date” shall mean in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.11(b)(ii)(A), 2.11(b)(iii)(A) or 2.11(b)(iv)(A), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.11(b)(i).

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition of any property by the Borrower or any Restricted Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of property no longer used or useful in the conduct of business of the Borrower and its Restricted Subsidiaries in the ordinary course of business (including allowing registrations or applications for registration of any immaterial IP Rights to lapse or go abandoned in the ordinary course of business); (c) the disposition of property to the Borrower or any Restricted Subsidiary; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole; (f) the disposition of cash and Cash Equivalents; and (g) any Recovery Event.

“Disqualified Capital Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Capital Stock, cash and Cash Equivalents in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Capital Stock, cash and Cash Equivalents in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date for any existing Loan at the time of issuance of such Capital Stock; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees of the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because such Capital Stock may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institutions” shall mean any and all of the following: (i) those Persons identified by the Borrower in writing to the Administrative Agent prior to the date hereof, (ii) any person identified by name by the Borrower in writing to the Administrative Agent from time to time that is or becomes a competitor of the Borrower or any of its Subsidiaries, (iii) any Affiliates (other than any Debt Fund Affiliate) of any Person described in clause (i) or (ii) above that are clearly identifiable as Affiliates solely on the basis of their name and (iv) any other Affiliate (other than any Debt Fund Affiliate) of any Person described in clause (i) or (ii) above that is identified by name by the Borrower in writing to the Administrative Agent from time to time.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Commitment” shall mean, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Revolving Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Dollar Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4. The initial amount of each Lender’s Dollar Commitment is set forth on Schedule I, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable. The aggregate amount of the Dollar Lenders’ Dollar Commitments as of the Closing Date is $0.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in the Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with the Alternative Currency.

“Dollar Lender” shall mean the Persons listed on Schedule I as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance that provides for it to assume a Dollar Commitment or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Dollar Loan” shall mean a Loan made or incurred under the Dollar Commitments.

“Domestic Foreign Holdco” shall have the meaning set forth in the definition of “Excluded Subsidiary”.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EMU” shall mean the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Escrowed Amount” shall have the meaning ascribed to such term in Section 2.5.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “EUR” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” has the meaning provided in Article VIII.

“EVO” has the meaning set forth introductory paragraph hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Information” has the meaning set forth in Section 2.11(b)(vi).

“Excluded Accounts” has the meanings ascribed to such term in the Security Agreement.

“Excluded Merchant Reserve and Settlement Accounts” shall mean those certain merchant reserve and settlement accounts (and related investment accounts) serving as collateral under the Permitted BIN Arrangement or any other BIN sponsor arrangement, and any accounts into which any amounts from such merchant reserve and settlement accounts are swept or otherwise transferred for investment purposes, and from which such amounts have been agreed to be returned to such merchant reserve and settlement accounts the next day.

“Excluded Property” shall mean, with respect to any Loan Party, (a) any owned real property which is located outside of the United States or any owned real property and all leased property or leasehold interests (with no requirement to obtain landlord waivers, estoppels or collateral access letters or agreements), (b) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (d) the Capital Stock of any Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 5.11(c), (e) motor vehicles, airplanes and other assets subject to certificates of title, (f) the Excluded Merchant Reserve and Settlement Accounts and the other Excluded Accounts; and the Existing BIN Sponsorship Agreement, the Replacement BIN Sponsorship Agreement and such other agreements of similar nature, (g) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto and acceptance thereof by the United States Patent and Trademark Office, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of or void such intent-to-use trademark application under applicable federal law, (h) any asset with respect to which the Administrative Agent and the Borrower in their reasonable determination that the costs or other consequences of providing a security interest is excessive in view of the practical benefits to be obtained by the Lenders, (i) any particular asset, if the pledge thereof or the security interest therein is prohibited or restricted by applicable Law other than to the extent such prohibition or restriction is rendered ineffective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition (with no requirement to obtain the consent of any governmental authority, regulatory authority or third party, including, without limitation, no requirement to comply with the Federal Assignment of Claims Act or any similar statute), (j) any rights of a Loan Party arising under or evidenced by any contract, lease, instrument, license or agreement or any property subject to such agreement or arrangement, to the extent the Liens therein are prohibited or restricted by such contract, lease, instrument, license or other agreement or would violate or invalidate such contract, lease, instrument, license or agreement or would create a right of termination in favor of any other party thereto (other than Borrower and its Restricted Subsidiaries) or otherwise require consent thereunder (other than from Borrower and its Restricted Subsidiaries), after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable Law, (k) any governmental licenses or state or local franchises, charters and authorizations, to the extent Liens in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is deemed ineffective under the Uniform Commercial Code or other applicable Law or principle of equity), (l) the Capital Stock of any Person that is not a Subsidiary, (m) any assets to the extent a security interest in such assets could reasonably be expected to result in adverse tax consequences or adverse regulatory consequences, in each case, as reasonably determined by Borrower, (n) margin stock; stock and assets of Unrestricted Subsidiaries, captive insurance Subsidiaries, not-for-profit subsidiaries, special purpose entities (including special purpose entities for receivables financings, but in the case of Capital Stock of such special purpose entities, only to the extent a pledge thereof is prohibited by applicable law or contractual obligation) and Immaterial Subsidiaries; (o) interests in joint ventures and non-wholly owned Subsidiaries; (p) any property subject to a purchase money or capital lease financing arrangement or similar arrangement; (q) letter of credit rights (other than to the extent such rights can be perfected by filing a UCC financing statement) and commercial tort claims of less than $1,000,000; (r) any assets acquired in connection with a Permitted Acquisition or other permitted Investment subject to Liens permitted by hereunder and which are subject to contractual arrangements prohibiting a Lien securing the Obligations; (s) receivables and related assets (or interest therein) sold to any receivables Subsidiary or otherwise pledged, factored, transferred or sold in connection with a permitted receivables or securitization financings (including supply chain financing arrangements or “reverse factoring” and similar programs which any Loan Party enters into at the request of a customer and (t) any assets located or titled outside the United States or assets that require action under the laws of any jurisdiction other than the United States or any State thereof to create or perfect a security interest in such assets, including any intellectual property registered in any jurisdiction other than the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States or any State thereof).

“Excluded Repurchase Obligation” shall mean an obligation of the Borrower or a Restricted Subsidiary to repurchase, redeem or otherwise acquire the Capital Stock of a Subsidiary if such obligation is structured so that no payment is due thereunder if an Event of Default has occurred and is continuing hereunder or if an Event of Default, on a pro forma basis, would be created by the making of such payment. For the avoidance of doubt, notwithstanding anything to the contrary, for purposes of the Loan Documents, Excluded Repurchase Obligations shall be disregarded and not be included in the calculation of the Consolidated First Lien Leverage Ratio, Consolidated Leverage Ratio or Consolidated Senior Secured Leverage Ratio or any other leverage ratio calculation.

“Excluded Subsidiary” shall mean any (a) Subsidiary to the extent the provision of a guaranty by such Subsidiary could reasonably be expected to result in adverse tax consequences as reasonably determined by Borrower, (b) Unrestricted Subsidiary, (c) captive insurance company, (d) not-for-profit Subsidiary, (e) special purpose entity (including those formed for the purpose of executing receivables financings) so long as such entity is not created in contemplation of circumventing the guaranty requirements hereof, (f) Immaterial Subsidiary, (g) Subsidiary to the extent a guaranty from such Subsidiary is prohibited or restricted by contracts existing on the Closing Date, so long as such contract is not entered into for the purpose of evading the delivery of such guaranty, or applicable law (including any requirement to obtain governmental or regulatory authority or third party consent, approval, license or authorization) for so long as such prohibition or restriction exists, (h) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary that is a controlled foreign corporation (“CFC”) within the meaning of Section 957 of the Code, (i) any direct or indirect Foreign Subsidiary that is a CFC, (j) any direct or indirect Domestic Subsidiary (each, a “Domestic Foreign Holdco”) substantially all the assets of which are Capital Stock (or Capital Stock and/or debt) of one or more Foreign Subsidiaries that are CFCs or other Domestic Foreign Holdcos, (k) any Restricted Subsidiary acquired pursuant to a permitted investment that is contractually prohibited on the date of acquisition, so long as such contractual restrictions are not entered into for the purpose of evading the delivery of such guaranty, and only for so long as such contractual prohibition exists, (l) solely in the case of any obligation under any secured hedging agreement expressly designated by Borrower as “Obligations” that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act, any subsidiary that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act (after giving effect to any “keepwell provisions”), (m) any other Subsidiary to the extent the Administrative Agent and Borrower determine the cost and/or burden of obtaining the guaranty outweigh the benefit to the Lenders and (n) any Subsidiary that is not wholly-owned (other than any majority-owned Subsidiary existing on the Closing Date).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor pursuant to the Guaranty of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.8 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document) (any such Taxes described in this clause (a)(ii), “Other Connection Taxes”), (b) in the case of a Lender, U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.20(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing BIN Sponsorship Agreement” shall have the meaning set forth in the definition of “Permitted BIN Arrangement”.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of May 30, 2012 among the Borrower, the guarantors party thereto, the lenders from time to time party thereto and SunTrust Bank, as administrative agent, as amended by (i) the First Amendment to Credit Agreement and Security Agreement dates as of June 7, 2013, (ii) the Second Amendment to Credit Agreement dated as of December 24, 2013, (iii) the Third Amendment to Credit Agreement dated as of May 8, 2014, (iv) the Fourth Amendment to Credit Agreement dated as of May 7, 2015, (v) the Fifth Amendment to Credit Agreement and Waiver Agreement dated as of July 29, 2015, (vi) the Sixth Amendment to Credit Agreement dated as of August 25, 2015 and (vii) the Seventh Amendment to Credit Agreement dated as of March 22, 2016 (as the same may be further amended, modified, extended, supplemented or restated from time to time immediately prior to the Closing Date).

“Existing Letters of Credit” shall mean the letters of credit set forth on Schedule 2.22.

“Existing Revolver Tranche” has the meaning set forth in Section 2.28(b).

“Existing Sterling Credit Agreement” shall mean that certain Credit Agreement dated as of August 4, 2015, among Sterling Payment Technologies, LLC, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and SunTrust Bank as administrative agent and issuing lender, as such agreement has been amended or otherwise modified from time to time prior to the date hereof.

“Existing Term Loan Tranche” has the meaning set forth in Section 2.28(a).

“Expiring Credit Commitment” has the meaning set forth in Section 2.4(f).

“Extended Revolving Commitments” has the meaning set forth in Section 2.28(b).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.28(c).

“Extended Revolving Loans” shall mean one or more Classes of Revolving Loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 2.28(a).

“Extending Term Lender” has the meaning set forth in Section 2.28(c).

“Extension” shall mean the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.28 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.28(d).

“Extension Election” has the meaning set forth in Section 2.28(c).

“Extension Request” shall mean any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” shall mean any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant thereto (including any intergovernmental agreements).

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” shall mean the Agent Fee Letter and the Arranger Fee Letter.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Foreign Casualty Event” has the meaning set forth in Section 2.12(i).

“Foreign Disposition” has the meaning set forth in Section 2.12(i).

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that (a) is organized under the Laws of a jurisdiction other than the United States, or a state or political subdivision thereof including the District of Columbia or (b) is organized under the Laws of the United States, or a state or political subdivision thereof including the District of Columbia and all or substantially all of the assets of which consist of Capital Stock of one or more Subsidiaries described in the immediately preceding clause (a).

“Foreign Subsidiary Excess Cash Flow” shall have the meaning set forth in Section 2.12(h).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins as a Guarantor pursuant to Section 5.11 or otherwise, (c) with respect to (i) any Hedging Obligations between any Loan Party (other than the Borrower) and any Lender-Related Hedge Provider that are permitted to be incurred pursuant to Section 7.10 and any Bank Products Obligations owing by any Loan Party (other than the Borrower), the Borrower and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower, and (d) the successors and permitted assigns of the foregoing; provided, however, that no Excluded Subsidiary shall be a Guarantor.

“Guaranty” shall mean the Guaranty made by the Guarantors in favor of the Administrative Agent, for the benefit of the holders of the Obligations, pursuant to Article X.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (a) any and all Hedging Transactions, (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (c) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Identified Participating Lenders” has the meaning set forth in Section 2.11(b)(iii)(C).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.11(b)(iv)(C).

“Immaterial Subsidiary” shall mean, at any date of determination, each Subsidiary of the Borrower that is a Restricted Subsidiary and whose contribution to the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries for the most recent Test Period is less than 2.5% of such Consolidated Total Assets, determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries meeting the threshold set forth above but whose aggregate contributions to such Consolidated Total Assets exceed 5% of such Consolidated Total Assets, then the Borrower shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) cause such designated Subsidiary to comply with the requirements of the Loan Documents to become a Loan Party to the extent such designated Subsidiary does not otherwise constitute an Excluded Subsidiary.

“Incremental Amendment” has the meaning set forth in Section 2.23(f).

“Incremental Commitments” has the meaning set forth in Section 2.23(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.23(h).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.23(d).

“Incremental Lenders” has the meaning set forth in Section 2.23(c).

“Incremental Loan” has the meaning set forth in Section 2.23(b).

“Incremental Request” has the meaning set forth in Section 2.23(a).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.23(a).

“Incremental Revolving Lender” has the meaning set forth in Section 2.23(c).

“Incremental Revolving Loan” has the meaning set forth in Section 2.23(b).

“Incremental Term Commitments” has the meaning set forth in Section 2.23(a).

“Incremental Term Lender” has the meaning set forth in Section 2.23(c).

“Incremental Term Loan” has the meaning set forth in Section 2.23(b).

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, with the amount of such Indebtedness being equal to the lesser of (a) the aggregate outstanding principal amount of such Indebtedness and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith, (ix) all obligations of such Person in respect of Disqualified Capital Stock if and to the extent that the foregoing would constitute indebtedness in accordance with GAAP, (x) Off-Balance Sheet Liabilities, and (xi) all Hedging Obligations. For all purposes of hereof and the other Loan Documents, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited, and (B) exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) Settlement Obligations incurred in the ordinary course of business, (iii) any earn-out obligation until such obligation is not paid after becoming due and payable (not including, for the avoidance of doubt, the deferred purchase price relating to the Sterling Acquisition), (iv) accruals for payroll and other liabilities accrued in the ordinary course of business and (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of any net obligation under any Hedging Obligations on any date shall be deemed to be the Hedging Termination Value thereof as of such date.

“Indemnified Taxes” shall mean Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party.

“Information Memorandum” shall mean the Confidential Information Memorandum dated November 2016 relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Initial Term Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make the Initial Term Loan hereunder on the Closing Date, in a principal amount not exceeding the amount set forth with respect to such Lender on Schedule I. The aggregate principal amount of all Lenders’ Term Loan Commitments is FIVE HUNDRED SEVENTY MILLION DOLLARS ($570,000,000).

“Initial Term Loan” shall have the meaning set forth in Section 2.5.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the Guarantors, SunTrust Bank, as representative of the holders of the Obligations and SunTrust Bank, as representative of the Second Lien Lenders.

“Interest Period” shall mean with respect to any Eurodollar Borrowing, a period of one, two, three or six months (or, upon the consent of the applicable Lenders holding the same Type of Loans, such other period that is twelve months or less); provided, that:

(a) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(d) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

(e) no Interest Period may extend beyond the Revolving Commitment Termination Date, unless on the Revolving Commitment Termination Date the aggregate outstanding principal amount of all Term Loans is equal to or greater than the aggregate principal amount of Eurodollar Loans with Interest Periods expiring after such date, and no Interest Period may extend beyond the Latest Maturity Date.

“Investco” shall mean EVO Investco, LLC, a Delaware limited liability company, and its successors and assigns.

“Investments” has the meaning assigned to such term in Section 7.4.

“IP Rights” shall mean all of the trademarks, service marks, trade names, copyrights, patents and other intellectual property rights that the Borrower or any of its Subsidiaries owns, or possesses the legal right to use under a written license.

“IPO Reorganization Transaction” shall mean each transaction or activities taken in connection with and reasonably related to consummating an initial public offering, so long as the security interest of the Administrative Agent, on behalf of the Lenders, in the Collateral, taken as a whole, is not materially impaired; and each of the transactions, re-organizations and other activities relating to, in connection with, or as a result of, an “Up-C” IPO substantially consistent with the terms set forth in the Up-C Term Sheet in all material respects.

“Issuing Bank” shall mean SunTrust Bank in its capacity as the issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit.

“Junior Financing” shall have the meaning set forth in Section 7.12(b).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Commitments, Incremental Revolving Commitments, Refinancing Revolving Commitments, Initial Term Loans, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Replacement Term Loans and Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“LCA Election” has the meaning set forth in Section 1.7.

“LCA Test Date” has the meaning set forth in Section 1.7.

“LC Commitment” shall mean that portion of the Multicurrency Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed TWENTY MILLION DOLLARS ($20,000,000).

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit but excluding the Letters of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit governed by the International Standby Practices 1998 as provided in Section 2.22(j) has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Insolvency Event” shall mean that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) a Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, custodian or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, (c) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (d) a Lender is the subject of a Bail-in Action; provided that, for the avoidance of doubt, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in or control of a Lender or a Parent Company thereof by a Governmental Authority or an instrumentality thereof.

“Lender-Related Hedge Provider” shall mean, (a) any Lender on the Closing Date or Affiliate of such Lender that is party to a Hedging Transaction with any Loan Party in existence on the Closing Date, (b) any Person that, at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender and (c) except when the Lender-Related Hedge Provider is SunTrust Bank and its Affiliates, has provided prior written notice to the Administrative Agent which has been acknowledged by the Borrower of (i) the existence of such Hedging Transaction, and (ii) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 11.4 shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or other Lien purported to be created under any Loan Document.

“Lenders” shall mean, collectively, the Multicurrency Lenders and the Dollar Lenders and each Additional Lender that joins this Agreement pursuant to Section 2.23, and their successors and assigns, and shall include, where appropriate, the Swingline Lender.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by the Issuing Bank for the account of the Borrower or any Restricted Subsidiary pursuant to the LC Commitment. Letters of Credit may be denominated in Dollars or in the Alternative Currency.

“Letter of Credit Fee” shall have the meaning set forth in Section 2.14(c).

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, (i) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in the relevant currency at approximately 11:00 a.m. (London, England time), two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or (ii) if greater and solely with respect to the Initial Term Loans, 1.00% per annum. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in the relevant currency in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London or other offshore interbank market for such currency at their request at or about 10:00 a.m. (New York, New York time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided that, if LIBOR shall be less than zero, such rate shall be deemed to be zero for purposes of clause (i) above.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, collateral assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any permitted acquisition or permitted Investment in any assets, business or Person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Loan Documents” shall mean, collectively, this Agreement, the Intercreditor Agreement, the Notes, the Collateral Documents, the LC Documents, the Fee Letters, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, all stock powers and similar instruments of transfer delivered in connection with any Collateral Document, each Refinancing Amendment, Incremental Amendment or Extension Amendment, and any other instrument, agreement or document executed by a Loan Party in connection with any of the foregoing and designated in writing by the Borrower and the Administrative Agent as a Loan Document.

“Loan Parties” shall mean, collectively, the Guarantors and the Borrower.

“Loans” shall mean all Revolving Loans, Swingline Loans and Term Loans (including any Initial Term Loans, any Incremental Term Loans and any extensions of credit under any Revolving Commitment Increase or any Incremental Revolving Commitment, any Extended Term Loans and any extensions of credit under any Extended Revolving Commitment, any Refinancing Term Loans and any extensions of credit under any Refinancing Revolving Commitment and any Replacement Term Loans) in the aggregate or any of them, as the context shall require.

“London Banking Day” shall mean any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Stockholders” shall mean the current or former members of management of the Borrower or any of its direct or indirect parent entities or Subsidiaries who are direct or indirect investors in the Borrower or any direct or indirect parent thereof.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (a) the business, financial condition or results of operations of the of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform any of their respective material payment obligations under the Loan Documents or (c) the material rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under the Loan Documents, taken as a whole including the legality, validity, binding effect or enforceability of the Loan Documents.

“Material Indebtedness” shall mean any Indebtedness of the type included in Consolidated Total Funded Debt (other than (a) the Obligations outstanding under the Loan Documents, and the Second Lien Term Facility Indebtedness and (b) any Indebtedness owing by the Borrower or any Restricted Subsidiary to a Restricted Subsidiary or the Borrower) of the Borrower or any of its Subsidiaries, individually or in an aggregate outstanding principal amount exceeding $25,000,000.

“Material Subsidiary” means any Subsidiary that is not an “Immaterial Subsidiary”.

“Maturity Date” shall mean, the earlier (x) the date on which the principal amount of any Loan has been declared or automatically has become due and payable pursuant to Section 8.1 (whether by acceleration or otherwise) and (y) (i) with respect to the Initial Term Loans, December 22, 2023; (ii) with respect to the Revolving Commitments, the Revolving Commitment Termination Date; (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Incremental Term Loans or Incremental Revolving Commitments, the final maturity date as specified in the applicable Incremental Amendment, (v) with respect to any Refinancing Term Loans or Refinancing Revolving Commitments, the final maturity date as specified in the applicable Refinancing Amendment, and (vi) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multicurrency Commitment” shall mean, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Multicurrency Loans (including, for the avoidance of doubt, Loans made in Dollars), and to acquire participations in Letters of Credit and Swingline Loans expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4. The initial amount of each Multicurrency Lender’s Multicurrency Commitment is set forth on Schedule I, or in the case of a Person becoming a Multicurrency Lender after the Closing Date, the amount of the assigned “Multicurrency Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person. The aggregate amount of the Multicurrency Lenders’ Multicurrency Commitments as of the Closing Date is $100,000,000.

“Multicurrency Lender” shall mean the Persons listed on Schedule I as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Multicurrency Loan” shall mean a Loan made or incurred under the Multicurrency Commitments.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which the Borrower makes or is obligated to make contributions or with respect to which Borrower has any liability (including on account of an ERISA Affiliate).

“Net Cash Proceeds” shall mean

(i) the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Restricted Subsidiary in respect of any Disposition or Recovery Event, net of (a) direct costs, fees and expenses incurred in connection therewith (including legal, accounting and investment banking fees, sales commissions, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses incurred in connection therewith), (b) taxes and Permitted Tax Distributions paid or reasonably estimated to be payable as a result thereof or paid or reasonably estimated to be payable as a result of the repatriation thereof, (c) the amount necessary to retire any Indebtedness secured by a Lien permitted by Section 7.2 (other than a Lien subordinated to the Liens securing the Obligations) on the related property, together with any applicable premium, penalty, interest and breakage costs; (d) in the case of any Disposition or Recovery Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof; (e) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations and (f) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds); and

(ii) the aggregate cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonable estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, including mandatory prepayments associated therewith, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Cash Proceeds, fees, commissions and other costs and expenses payable to the Borrower or a Restricted Subsidiary shall be disregarded.

“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Note” has the meaning as set forth in Section 2.10(b).

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.7(b).

“Notice of Revolving Borrowing” has the meaning as set forth in Section 2.3.

“Notice of Swingline Borrowing” has have the meaning as set forth in Section 2.4.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Obligations” shall mean, collectively, (a) all amounts owing by the Loan Parties to the Administrative Agent, the Issuing Bank, any Lender (including the Swingline Lender) or the Arranger pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender-Related Hedge Provider permitted by Section 7.10, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided, that “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations of such Guarantor.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Offered Amount” has the meaning set forth in Section 2.11(b)(iv)(A).

“Offered Discount” has the meaning set forth in Section 2.11(b)(iv)(A).

“OID” shall mean original issue discount.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Commitments” has the meaning set forth in Section 2.23(a).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.24 or 2.25)).

“Other Term Loans” has the meaning set forth in Section 2.23(a).

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in the Alternative Currency, the rate of interest per annum at which overnight deposits in the Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent or the Issuing Bank, as applicable, in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Participant” has the meaning set forth in Section 11.4(d).

“Participant Register” shall have the meaning set forth in Section 11.4(e).

“Participating Lender” has the meaning set forth in Section 2.11(b)(iii)(B).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Patriot Act” has the meaning set forth in Section 11.14.

“Payment Office” shall mean, with respect to any currency, the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location with respect to such currency as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted BIN Arrangement” shall mean, collectively, (a) that certain BIN arrangement evidenced by that certain BIN Sponsorship Agreement by and between EVO Merchant Services, LLC and Deutsche Bank AG, dated as of January 19, 2012, as amended or otherwise modified from time to time (subject to the restrictions contained herein) (the “Existing BIN Sponsorship Agreement”), or (b) any agreement or agreements (a “Replacement BIN Sponsorship Agreement”) entered into by the Borrower or any Guarantor, on one hand, and another Person, on the other hand, designated by the Borrower to the Administrative Agent in replacement of the Existing BIN Sponsorship Agreement or the previous Replacement BIN Sponsorship Agreement, so long as such agreement or agreements are not on terms materially adverse, taken as a whole as determined by the Borrower in good faith, to the Borrower as compared to the terms under the Existing BIN Sponsorship Agreement or such previous Replacement BIN Sponsorship Agreement (as applicable), or otherwise reflect the market terms relating to similar agreements, taken as a whole as determined by the Borrower in good faith.

“Permitted Earnouts” shall mean, for any period, any obligation (other than obligations relating to any working capital adjustment or similar purchase price adjustment) of the Borrower or any Restricted Subsidiary to any Person (or an Affiliate of or successor to such Person) arising before, on or after the Closing Date that is (or, prior to a determination of the amount thereof, was) based on the financial performance of the Borrower or any Restricted Subsidiary and that is in substance, an amount owing on account of the unpaid portion of the purchase price for (a) Capital Stock of any Restricted Subsidiary, or (b) assets comprising the business, or a portion thereof, of the Borrower or any Restricted Subsidiary which, in either case, was acquired from such Person or an Affiliate of such Person; provided, however that, such obligations shall be unsecured.

“Permitted Encumbrances” shall mean:

(f) Liens imposed by law for taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(g) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(j) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(k) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(l) easements, zoning restrictions, rights-of-way, minor defects and other irregularities in title and similar encumbrances on real property that do not secure any monetary obligations and do not, in the aggregate, in any case materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole, or the use of the property for its intended purpose;

(m) purported Liens evidenced by the filing of precautionary UCC financing statements or similar public filings arising in the ordinary course of business.

“Permitted First Priority Refinancing Debt” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by a Lien that is pari passu to the Liens securing the Obligations (but without regard to the control of remedies), is subject to intercreditor arrangements reasonably acceptable to the Administrative Agent and the Borrower and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral except to the extent permitted by intercreditor arrangements reasonably acceptable to the Administrative Agent and the Borrower, (ii) such Indebtedness is not at any time guaranteed by any Restricted Subsidiary other than Guarantors and (iii) such Indebtedness does not mature prior to the date that is the Latest Maturity Date of, or have a Weighted Average Life to Maturity less than the Weighted Average Life to Maturity of, any Term Loan outstanding at the time such Indebtedness is incurred or issued. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” shall mean each of (i) the Sponsor; (ii) the Management Stockholders, (iii) Blueapple, Inc., (iv) any Permitted Transferee of any of the foregoing Persons; and (v) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) including any of the foregoing Persons, so long as any combination of such foregoing Persons referred to in clauses (i), (ii), (iii) and (iv) shall hold directly or indirectly a majority of the aggregate voting interests in the Capital Stock of the Borrower or the Relevant Public Company, as the case may be, held by all members of such combination.

“Permitted Intercompany Debt” shall mean any Indebtedness of the Borrower or any Subsidiary that is extended by the Borrower or a Subsidiary to the Borrower or another Subsidiary, as applicable; provided that the aggregate amount of such Indebtedness owed by any Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary shall not exceed $25,000,000.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any other Loan Party in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, is subject to intercreditor agreements reasonably acceptable to the Administrative Agent, and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral except to the extent permitted by intercreditor arrangements reasonably acceptable to the Borrower and the Administrative Agent, and (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.1(c), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and (c) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (i) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (ii) otherwise reasonably acceptable to the Administrative Agent. For the avoidance of doubt, (a) if the refinancing Indebtedness was incurred in respect of Indebtedness originally incurred under Section 7.1(w) or (x), such refinancing Indebtedness will continue to be treated as outstanding Credit Agreement Refinancing Indebtedness or Other Term Loans secured on the basis of the original Indebtedness, regardless if secured on the same basis as such Indebtedness was originally incurred, unless and until such Refinancing Indebtedness may be reclassified pursuant to the last paragraph of Section 7.1 and (b) if such Permitted Refinancing is secured by the Collateral, it shall be subject to intercreditor arrangements reasonably acceptable to the Borrower and the Administrative Agent.

“Permitted Reorganizations” shall mean transactions, re-organizations and other activities related to tax planning or in connection with tax receivable agreements and re-organization, so long as the security interest of the Administrative Agent, on behalf of the Lenders, in the Collateral, taken as a whole, is not materially impaired; and transactions, re-organizations and other activities relating to, in connection with, or as a result of, an “Up-C” IPO substantially consistent with the terms set forth in the Up-C Term Sheet in all material respects.

“Permitted Repricing Amendment” shall have the meaning set forth in Section 11.2(b).

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary (including any seller-financed Indebtedness) (i) that is unsecured and expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) that matures by its terms no earlier than 90 days after the Latest Maturity Date then in effect with no scheduled principal payments permitted prior to such maturity; provided, that up to an amount of such Indebtedness equal to $25,000,000 shall not be subject to this clause (ii).

“Permitted Tax Distributions” shall mean distributions by the Borrower, with respect to such periods the Borrower is treated as a pass-through or disregarded entity for federal, state and/or local income tax purposes (a “Flow-Through Entity”), to its members, partners or shareholders in an amount equal to the aggregate Taxes determined by multiplying (1) the highest combined tax rate (including all applicable federal, state, local and foreign taxes determined with reference to income, including without limitation taxes imposed under Code Section 1411, and taking into account the deductibility (including applicable limitations on deductibility) of state and local income taxes for federal income tax purposes) applicable to any direct or indirect (through other Flow-Through Entities) holder of Capital Stock of such Flow Through Entity by (2) the aggregate taxable income of the Borrower (determined and calculated (i)by taking into account, for the avoidance of doubt, the effect of any tax basis adjustment under Sections 734 or 743 of the Code and any other tax benefit accruing for such period to a member as a result of payments made in connection with a tax receivable agreement; (ii) prior to any deduction for any guaranteed payments under Code Section 707(c); and (iii) by including any gain realized and allocable under Code Section 704(c); any determinations made by giving effect to the adjustments in clauses (i), (ii) and (iii) being referred to as “Adjusted” or “as Adjusted”) for the period to which the distribution relates allocated to holders of Capital Stock of the Borrower as estimated in good faith by the Borrower, taking into account all operating losses, as Adjusted, of the Borrower for prior periods, to the extent such Adjusted losses were not previously used to reduce taxable income, as Adjusted, for purposes of this determination in prior periods, on a quarterly basis at least ten days in advance of the due date for a corporation’s quarterly estimated U.S. federal income tax payment or such more frequent basis as any such Taxes would be required to be paid; provided, that if the amounts initially distributed with respect to a taxable year (the “Distributed Amounts”) exceed the amount that would have been distributed for such year if the distributions had been made in accordance with the Borrower’s Adjusted actual taxable income for such taxable year (the “Actual Amount”), then such excess shall be credited against the next Permitted Tax Distribution permitted to be made for subsequent periods, and if the Actual Amount exceeds the Distributed Amount, the Borrower shall immediately be permitted to distribute an amount equal to such excess as a Permitted Tax Distribution.

“Permitted Transferee” means (a) in the case of the Sponsor, (i) any Sponsor Associate, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iii) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse or former spouse, parents, siblings, members of his or her immediate family (including adopted children and step-children) and/or direct lineal descendants; and (b) in the case of any Management Stockholder, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse or former spouse, parents, siblings, members of his or her immediate family (including adopted children and step-children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Stockholder and his or her spouse or former spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any unsecured Registered Equivalent Notes) incurred by the Borrower or any Loan Party in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness otherwise constitutes Credit Agreement Refinancing Indebtedness.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pro Forma Adjustments” shall have the meaning set forth in the definition of “Pro Forma Basis”.

“Pro Forma Basis” or “pro forma basis” shall mean, with respect to any Specified Transaction that has been made (1) during the applicable Test Period or (2) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test or basket is made, that for purposes of calculating Consolidated EBITDA (including any basket that is based on a percentage of Consolidated EBITDA), the financial covenant set forth in Article VI, and other financial ratios and tests, such transaction shall be deemed to have occurred as of the first day of the applicable Test Period, with any incurrence or repayment of any Indebtedness in connection therewith to be deemed to have incurred as of the last day of the applicable Test Period. In connection with the foregoing, (a) with respect to any Disposition or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property the subject of such Disposition or Recovery Event shall be excluded to the extent relating to any period occurring prior to the date of such Disposition or Recovery Event and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the last day of the applicable period and (b) with respect to any permitted acquisition or other Investment, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1 and (B) such items are supported by financial statements, or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Restricted Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the last day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination. Notwithstanding anything to the contrary contained herein, Consolidated EBITDA (other than for the purpose of calculating Consolidated Excess Cash Flow) shall be determined subject to pro forma adjustments (“Pro Forma Adjustments”) which are reasonably attributable to such Specified Transactions that are factually supportable, and which reflect the amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies with respect to Specified Transactions to the extent identifiable, quantifiable and reasonably attributable to and reasonably anticipated to result from actions taken or expected to be taken or committed to be taken within 24 months of the applicable Specified Transaction, as certified by the chief financial officer or another senior financial Responsible Officer of the Borrower (it being understood that Pro Forma Adjustments need not be prepared in compliance with Regulation S-X of the Exchange Act, provided that, the aggregate amount of “run rate” cost savings, operating expense reductions, other operating improvements and synergies permitted to be added back pursuant to this sentence for any period shall not exceed, together with any amounts added back pursuant to clauses (b)(xvii) and (b)(xviii) of the definition of “Consolidated EBITDA”, 25% of Consolidated EBITDA (after giving effect to the Pro Forma Adjustments) for such period. All the aforementioned adjustments to Consolidated EBITDA shall be added back thereto as if each applicable Specified Transaction had occurred at the beginning of the applicable calculation period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period, in each case without duplication of any amount added back to Consolidated EBITDA pursuant to clauses (b)(i) through (xix) of the definition of “Consolidated EBITDA” and net of the amount of actual benefits realized during the applicable period. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or on a Pro Forma Basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower); provided that, the provisions of this sentence shall not apply for purposes of calculating the Consolidated Leverage Ratio for purposes of the definition of “Applicable Margin” and determining actual compliance with Section 6.1 (other than for the purpose of determining pro forma compliance with Section 6.1), each of which shall be based on the financial statements delivered pursuant to Section 5.1(a) or Section 5.1(b), as applicable, for the relevant Test Period.

“Pro Rata Share” shall mean (a) with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Commitment of such Lender (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure or Term Loan, as applicable), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure or Term Loans, as applicable, of all Lenders) and (b) with respect to all Commitments of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and Term Loans owing to such Lender and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments) and the Term Loans.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified IPO” shall mean any transaction whereby, or upon the consummation of which, the Borrower’s or any direct or indirect parent of the Borrower’s common Capital Stock is offered or sold (whether through an initial primary public offering or a merger with and into a Person that has substantially concurrently consummated an initial primary public offering the proceeds of which are contributed to the post-merger entity or used to purchase equity from existing or legacy holders of the equity of the post merger entity) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (or to the equivalent registration documents filed with the equivalent authority in the applicable foreign jurisdiction) and in connection therewith listed on a nationally recognized exchange.

“Qualifying Lender” has the meaning set forth in Section 2.11(b)(iv)(C).

“Recovery Event” shall mean any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Restricted Subsidiary, but excluding any such event that is subject to business interruption insurance or cyber insurance.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Term Loans” has the meaning set forth in Section 11.2(b).

“Refinancing Amendment” shall mean an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Refinancing Revolving Commitments or Refinancing Revolving Loans incurred pursuant thereto, in accordance with Section 2.27.

“Refinancing Revolving Commitments” shall mean one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Loans” shall mean one or more Classes of Revolving Loans that result from a Refinancing Amendment.

“Refinancing Series” shall mean all Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Loans, or Refinancing Revolving Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Loans or Refinancing Revolving Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and, if applicable, amortization schedule.

“Refinancing Term Commitments” shall mean one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” shall mean one or more Classes of Term Loans that result from a Refinancing Amendment.

“Registered Equivalent Notes” shall mean, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Rejection Notice” shall have the meaning set forth in Section 2.12(g).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Public Company” shall mean the Borrower or any direct or indirect parent of the Borrower that is the registrant with respect to a Qualified IPO.

“Replaced Term Loans” has the meaning set forth in Section 11.2(b).

“Replacement BIN Sponsorship Agreement” has the meaning ascribed to such term in the definition of “Permitted BIN Arrangement”.

“Repricing Event” shall refer to the following: (i) all or any portion of the Initial Term Loans is voluntarily prepaid using proceeds of a substantially concurrent incurrence of syndicated or “club” secured term loans by Borrower or any other Loan Party the primary purpose of which is to reduce the All-In-Yield applicable to the Initial Term Loans (and such All-In-Yield is reduced) or (ii) any amendment to the Initial Term Loans that reduces the All-In-Yield in respect of the Initial Term Loans (including any mandatory assignment in connection therewith); provided that it shall not constitute a Repricing Event if it is in connection with, or as a result of, a Qualified IPO, a Change in Control or a Transformative Acquisition.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments and Term Loans at such time or if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure and Term Loans at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments, Revolving Credit Exposure and Term Loans shall be excluded for purposes of determining Required Lenders. The Required Lenders of a Class (which shall include the terms “Required Dollar Lenders” and “Required Multicurrency Lenders”) means Lenders having Revolving Credit Exposures and unused Commitments or Term Loans, as applicable, of such Class representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments or Term Loans, as applicable, of such Class at such time.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any Law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, any of the president, the chief executive officer, the chief operating officer, the chief financial officer or the treasurer of such Person or such other representative of such Person as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief financial officer or the treasurer of such Person.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock or any options, warrants or other rights to purchase such Capital Stock, whether now or hereafter outstanding.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary, including any Unrestricted Subsidiary that is re-designated as a Restricted Subsidiary in accordance with the terms hereof (including without limitation, the provisions set forth in the definition of the term “Unrestricted Subsidiary”).

“Revaluation Date” shall mean (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurodollar Loan denominated in the Alternative Currency, (ii) each date of a continuation of a Eurodollar Loan denominated in the Alternative Currency pursuant to Section 2.7, and (iii) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in the Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in the Alternative Currency and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require.

“Revolver Extension Request” has the meaning set forth in Section 2.28(b).

“Revolver Extension Series” has the meaning set forth in Section 2.28(b).

“Revolving Commitment” shall mean, with respect to each Lender, the Dollar Commitment or Multicurrency Commitment of such Lender, as applicable, initially in the amount set forth on Schedule I, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Dollar Commitment” or “Multicurrency Commitment,” as applicable, as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such Commitment may subsequently be increased or decreased pursuant to terms hereof, including pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment..

“Revolving Commitment Increase” has the meaning set forth in Section 2.23(a).

“Revolving Commitment Termination Date” shall mean the earlier of (i) December 22, 2021 and (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.8 or 8.1.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the Dollar Equivalent amount of the outstanding principal amount of such Lender’s Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure at such time.

“Revolving Dollar Credit Exposure” shall mean, with respect to any Dollar Lender at any time, the outstanding principal amount of such Lender’s Dollar Loans at such time.

“Revolving Multicurrency Credit Exposure” shall mean, with respect to any Multicurrency Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Multicurrency Loans, and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” shall mean, at any time, any Lender that has a Revolving Commitment at such time or, if the Revolving Commitments have terminated, Revolving Credit Exposure.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.

“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” shall mean, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions, such that transactions with such country, territory, or government are prohibited without authorization.

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person controlled by and owned 50% or more by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Administrative Agent” has the meaning assigned to the term “Administrative Agent” under and as defined in the Second Lien Credit Agreement and shall include any successor administrative agent under the Second Lien Credit Agreement.

“Second Lien Credit Agreement” shall mean the “Second Lien Credit Agreement” as defined in the Intercreditor Agreement.

“Second Lien Credit Agreement Refinancing Indebtedness” shall mean “Credit Agreement Refinancing Indebtedness” (or any comparable term) as defined in the Second Lien Credit Agreement (as in effect on the Closing Date, as the same may be subsequently amended, modified, supplemented, restated, refinanced, renewed, extended or replaced in accordance with the terms of the Intercreditor Agreement).

“Second Lien Documents” shall mean the “Second Lien Loan Documents” as defined in the Intercreditor Agreement.

“Second Lien Incremental Equivalent Debt” shall mean the “Incremental Equivalent Debt” or any comparable term) as defined in the Second Lien Credit Agreement.

“Second Lien Incremental Term Loans” shall mean the “Incremental Term Loans” (or any comparable term) as defined in the Second Lien Credit Agreement.

“Second Lien Lenders” shall mean any financial institution party to the Second Lien Credit Agreement as a lender from time to time.

“Second Lien Other Term Loans” shall mean the “Other Term Loans” (or any comparable term) as defined in the Second Lien Credit Agreement.

“Second Lien Secured Obligations” shall mean the “Second Lien Secured Obligations” as defined in the Intercreditor Agreement.

“Second Lien Term Facility” shall mean the Second Lien Term Loans and commitments in respect thereof.

“Second Lien Term Facility Indebtedness” shall mean the Second Lien Term Loans, Second Lien Incremental Term Loans, Second Lien Other Term Loans, Second Lien Incremental Equivalent Debt, Second Lien Credit Agreement Refinancing Indebtedness, and any Permitted Refinancing in respect any of the foregoing.

“Second Lien Term Loans” shall mean the “Term Loans” (or any comparable term) as defined in the Second Lien Credit Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securitization Transaction” shall mean, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or Affiliate of such Person.

“Security Agreement” shall mean the security and pledge agreement dated as of the Closing Date by and among the Administrative Agent and the Loan Parties party thereto.

“Segregated Account” shall have the meaning ascribed to such term in Section 2.5.

“Settlement” shall mean the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.

“Settlement Asset” shall mean any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Lien” shall mean a Lien securing obligations arising under or related to any Settlement or Settlement Obligation that attaches to (i) Settlement Assets (including any assignment of Settlement Assets in consideration of Settlement Payments), (ii) any intraday or overnight overdraft or automated clearing house exposure or asset specifically related to Settlement Assets, (iii) loss reserve accounts specifically related to Settlement Assets, (iv) merchant suspense funds specifically related to Settlement Assets or (v) rights under any BIN/ISO Agreement or fees paid or payable under any BIN/ISO Agreement.

“Settlement Obligations” shall mean any payment or reimbursement obligation in respect of a Settlement Payment.

“Settlement Payment” shall mean the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.

“Settlement Receivable” shall mean (a) receivables from card associations for transactions processed on behalf of merchants and (b) receivables from merchants for the portion of the discount fee related to reimbursement of the interchange expense and other fees payable to card associations.

“Solicited Discount Proration” has the meaning set forth in Section 2.11(b)(iv)(C).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.11(b)(iv)(A).

“Solicited Discounted Prepayment Notice” shall mean a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.11(b)(iv).

“Solicited Discounted Prepayment Offer” shall mean the irrevocable written offer by each Lender submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.11(b)(iv)(A).

“Solvent” shall mean, with respect to the Borrower on the Closing Date, after giving effect to the Transactions, that on such date (a) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Subsidiaries, on a consolidated basis; (b) the capital of the Borrower and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, on a consolidated basis, contemplated as of such date; and (c) the Borrower and its Subsidiaries, on a consolidated basis, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as it matures in the ordinary course of business. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Discount” has the meaning set forth in Section 2.11(b)(ii)(A).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.11(b)(ii)(A).

“Specified Discount Prepayment Notice” shall mean a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(b)(ii).

“Specified Discount Prepayment Response” shall mean the irrevocable written response by each Lender to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.11(b)(ii)(A).

“Specified Discount Proration” has the meaning set forth in Section 2.11(b)(ii)(C).

“Specified Loan Party” shall mean any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.8).

“Specified Transaction” shall mean any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of division of, or the Capital Stock of, another Person, any other permitted acquisition or other Investment (including, without limitation, any acquisitions of, or joint ventures with respect to, Restricted Subsidiaries), any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary, any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, or any incurrence, assumption or repayment of Indebtedness (including, without limitation, any increase in Commitments or incurrence of Incremental Loans pursuant to Section 2.23 and any amendments, waivers, consents, or repayments in connection with any incurrence thereof, but excluding (x) Indebtedness incurred or repaid under any revolving credit facility and (y) any scheduled payments of interest or amortization with respect to such Indebtedness), that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or on a “pro forma basis”. It is understood and agreed that the term “Specified Transaction” shall also include (a) the facility and infrastructure consolidation related to the Borrower’s Affiliates as previously disclosed to the Administrative Agent and (b) the conversion of the “back end processing” off the Global Payments Direct, Inc. system.

“Sponsor” shall mean any of Madison Dearborn Partners, LLC and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Sponsor Associate” shall mean any managing director, general partner, limited partner, director, officer or employee of the Sponsor.

“Spot Rate” shall mean, for a currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in the Alternative Currency.

“Sterling Acquisition” shall mean the acquisition of Sterling Target and its Subsidiaries pursuant to the Sterling Purchase Agreement.

“Sterling Purchase Agreement” shall mean that certain Unit Purchase Agreement by and among EVO Merchant Services, LLC, SPT Distributions Holdings LLC and Sterling Target, dated as of December 22, 2016.

“Sterling Target” shall mean Sterling Payment Technologies, LLC, a Florida limited liability company.

“STRH” shall mean SunTrust Robinson Humphrey, Inc. and its successors.

“Submitted Amount” has the meaning set forth in Section 2.11(b)(iii)(A).

“Submitted Discount” has the meaning set forth in Section 2.11(b)(iii)(A).

“Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing Permitted Subordinated Debt.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and (b) either (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) the management or operation of which is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“SunTrust” shall mean SunTrust Bank and its successors.

“Swap Obligations” shall mean with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean that portion of the Multicurrency Commitments that may be used by the Borrower for Swingline Loans in an aggregate principal amount at any time outstanding not to exceed TWENTY MILLION DOLLARS ($20,000,000).

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment. Swingline Loans shall only be denominated in Dollars.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 & 840-20, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” shall mean, at any time, any Lender that has (a) an Initial Term Commitment, an Incremental Term Commitment, a Refinancing Term Commitment or a commitment to make Replacement Term Loans or (b) a Term Loan at such time.

“Term Loan” shall mean any Initial Term Loan, Extended Term Loan, Incremental Term Loan, Refinancing Term Loan or Replacement Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning set forth in Section 2.28(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.28(a).

“Testing Quarter” shall mean any Fiscal Quarter for which both (i) the daily average outstanding principal amount of Revolving Loans and Swingline Loans during such Fiscal Quarter exceeds 30% of the Revolving Commitments then outstanding and (ii) the outstanding principal amount of Revolving Loans and Swingline Loans is not reduced to zero on the last day of such Fiscal Quarter.

“Test Period” shall mean, for any date of determination under this Agreement and the other applicable Loan Documents, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination for which financial statements are available.

“Transformative Acquisition” shall mean any acquisition by Borrower or any other Restricted Subsidiary that is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.

“Unaudited Financial Statements” shall mean the quarterly financial statements for the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, including balance sheets and statements of income and cash flows.

“United States” or “U.S.” shall mean the United States of America.

“Unrestricted Subsidiary” shall mean any Subsidiary the Borrower designates in writing to the Administrative Agent as being an Unrestricted Subsidiary and satisfies the conditions set forth in the following sentence of this definition. The Borrower may designate such Subsidiary as an Unrestricted Subsidiary, and may subsequently re-designate any Unrestricted Subsidiary as a Restricted Subsidiary by giving written notice of such re-designation to the Administrative Agent, so long as no Event of Default is in existence or would be caused by such designation or re-designation.

“Up-C Term Sheet” shall mean the term sheet set forth in Exhibit 1.1.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(f).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness, in each case, without giving effect to any reductions of amortization or other scheduled payments for periods where amortization has been reduced as a result of the prepayment of the applicable Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”, “Dollar Loan”, “Multicurrency Loan” or “Term Loan”,) or by Type (e.g. a “Eurodollar Loan”, “Multicurrency Eurodollar Loan”, “Dollar Eurodollar Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”, “Dollar Borrower” or “Multicurrency Borrowing”) or by Type (e.g. “Eurodollar Borrowing”, “Multicurrency Eurodollar Borrowing” or “Dollar Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).

Section 1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenant contained in Article VI (including for purposes of determining the Applicable Margin and any transaction that by the terms of this Agreement requires that any financial covenant contained in Article VI be calculated on a “Pro Forma Basis”) shall be made on a Pro Forma Basis consistent with the definition of such term. Notwithstanding any other provision contained herein or in the other Loan Documents, any lease that is treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness or as a capital lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof.

Section 1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated. Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.5 Exchange Rates; Currency Equivalents. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurodollar Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurodollar Loan or Letter of Credit is denominated in the Alternative Currency, such amount shall be the Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of the Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

Section 1.6 Change of Currency.

(a) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

(c) For purposes of determining compliance with Article VI or Article VII with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness is incurred or Investment is made (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

Section 1.7 Limited Condition Acquisition. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating the applicable leverage ratios, testing availability under any basket provided for in this Agreement or determining other compliance with this Agreement (including the determination of compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or requiring the accuracy of representations and warranties) in connection with a Specified Transaction undertaken in connection with the consummation of a Limited Condition Acquisition, the date of determination of such ratio and determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom or other applicable covenant or accuracy of representations and warranties shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and if, after such ratios and other provisions are measured or determined on a Pro Forma Basis after giving effect to such Limited Condition Acquisition and the other Specified Transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the four consecutive fiscal quarter period being used to calculate such financial ratio ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratios and provisions, such provisions shall be deemed to have been complied with on such date. For the avoidance of doubt, (x) if any of such ratios or baskets are exceeded as a result of fluctuations in Consolidated EBITDA or total assets (including due to fluctuations in Consolidated EBITDA of the Borrower or the target of any Limited Condition Acquisition (other than as a result of any incurrence, disposition or Restricted Payment) at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios, baskets and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted hereunder and (y) such ratios, baskets and other provisions shall not be tested at the time of consummation of such Limited Condition Acquisition or related Specified Transactions. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be (x) calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated and (y) also calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated; provided, that (other than solely with respect to the incurrence test under which such Limited Condition Acquisition is being made and the test set forth in the immediately preceding clause (x)) Consolidated EBITDA, assets and Consolidated Net Income of any target of such Limited Condition Acquisition can only be used in the determination of the relevant ratio and baskets if and when such Limited Condition Acquisition has closed.

Section 1.8 Timing of Payment and Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.9 Specified Baskets.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Additional Basket, the Available Equity Basket or other applicable basket immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously for the purpose of any test hereunder to determine permissibility unless the Borrower shall so elect.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1 General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.22, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, (iv) each Multicurrency Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitments in effect from time to time; and (v) each Lender severally agrees to make its portion of the Initial Term Loan to the Borrower on the Closing Date in a principal amount not exceeding such Lender’s Initial Term Commitment.

Section 2.2 Revolving Loans. Subject to the terms and conditions set forth herein, (a) each Dollar Lender severally agrees to make Revolving Loans denominated in Dollars, ratably in proportion to its Pro Rata Share of the Dollar Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment or (ii) the aggregate Revolving Dollar Credit Exposure of all Dollar Lenders exceeding the aggregate Dollar Commitments and (b) each Multicurrency Lender severally agrees to make Revolving Loans denominated in Dollars or the Alternative Currency, ratably in proportion to its Pro Rata Share of the Multicurrency Commitments, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment or (ii) the aggregate Revolving Multicurrency Credit Exposure of all Multicurrency Lenders exceeding the aggregate Multicurrency Commitments. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3 Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (a) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (b) prior to 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Loans denominated in Dollars and (ii) four (4) Business Days prior to the requested date of any Borrowing of Eurodollar Loans denominated in the Alternative Currency; provided that any Revolving Borrowing made on the Closing Date shall be a Base Rate Borrowing unless a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent is received together with the applicable Notice of Revolving Borrowing by the relevant deadline set forth above. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing, (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period), (v) the currency of the Loans to be borrowed and (vi) whether such Borrowing is to be made under the Dollar Commitments or the Multicurrency Commitments. If the Borrower fails to specify a currency in the Notice of Revolving Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Class in the Notice of Revolving Borrowing, then the Loans so requested shall be deemed to be under the Multicurrency Commitments. Each Revolving Borrowing shall consist of Base Rate Loans or Eurodollar Loans or a combination thereof, as the Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided, that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of Eurodollar Borrowings (that are Revolving Borrowings) outstanding at any time exceed six (6). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount (and currency) of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4 Swingline Commitment.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans denominated in Dollars to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Multicurrency Commitments and the aggregate Revolving Multicurrency Credit Exposure of all Multicurrency Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 1:00 p.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 4:00 p.m. on the requested date of such Swingline Loan.

(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Multicurrency Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Multicurrency Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, and such proceeds will be used solely for the repayment of such Swingline Loan.

(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Multicurrency Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(e) Each Multicurrency Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Multicurrency Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof at the applicable Overnight Rate from time to time in effect. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

(f) If the maturity date shall have occurred in respect of any tranche of Revolving Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Commitments is or are in effect with a longer maturity date (each, a “Non-Expiring Credit Commitment” and collectively, the “Non-Expiring Credit Commitments”), then with respect to each outstanding Swingline Loan, if consented to by the Swingline Lender, on the earliest occurring maturity date such Swingline Loan shall be deemed reallocated to the tranche or tranches of the Non-Expiring Credit Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such Non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swingline Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to repay Swingline Loans allocated to the Revolving Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Commencing with the maturity date of any tranche of Revolving Commitments, the Swingline Commitment shall be agreed with the Swingline Lender and the Lenders holding the Non-Expiring Credit Commitments.

Section 2.5 Initial Term Commitments.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single term loan to the Borrower on the Closing Date (the “Initial Term Loan”) in a principal amount equal to the Initial Term Commitment of such Lender. The Initial Term Loan may be comprised of, from time to time, Base Rate Loans or Eurodollar Loans or a combination thereof. The execution and delivery of this Agreement by the Borrower and the satisfaction of all conditions precedent pursuant to Section 3.1 shall be deemed to constitute the Borrower’s request to borrow the Initial Term Loan on the Closing Date; provided that the Initial Term Loan made on the Closing Date shall be a Base Rate Borrowing unless a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent is received three (3) Business Days prior to the Closing Date. It is understood and agreed that to the extent the Sterling Acquisition is not consummated prior to or simultaneously with the Closing Date, $100,000,000 of the Initial Term Loans (the “Escrowed Amount”) shall be funded into a segregated account maintained by the Borrower with the Administrative Agent (the “Segregated Account”).

Section 2.6 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in the Alternative Currency, in each case to the Administrative Agent at the Payment Office for the applicable currency; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the applicable Overnight Rate from time to time in effect. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.7 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section 2.7. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.7, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit 2.7 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 11:00 a.m. on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 1:00 p.m. (A) three (3) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Loans denominated in Dollars or of any conversion of Eurodollar Loans denominated in Dollars to Base Rate Loan and (B) four (4) Business Days prior to the requested date of any continuation of Eurodollar Loans denominated in the Alternative Currency. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing (including the Class) to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day; (iii) whether, in the case of a Borrowing denominated in Dollars, the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Eurodollar Borrowing with an Interest Period of one month; provided, however, such Loan shall be of the same Class; provided further, however, that in the case of a failure to timely request a continuation of Loans denominated in the Alternative Currency, such Loans shall be continued as Eurodollar Loans in their original currency with an Interest Period of one month. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists and if the Administrative Agent and the Required Lenders shall have elected so in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof. No Loan may be converted into a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.8 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date. Except as otherwise provided in Section 2.23, the Initial Term Commitments shall terminate on the Closing Date upon the making of the Term Loan pursuant to Section 2.5.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) (or such shorter notice as the Administrative Agent may agree) to the Administrative Agent (which notice shall be irrevocable; provided that such notice may be conditional, extendable or revocable if such prepayment would result from the occurrence of another event), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $1,000,000 and any larger multiple of $500,000, and (iii) no such reduction of either Class shall be permitted which would reduce the total Revolving Commitments of such Class to an amount less than the total Revolving Credit Exposure of such Class. Any such reduction in the Multicurrency Commitments below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.

Section 2.9 Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b) The Borrower unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of the Term Loan of such Lender in installments due on the dates set forth below and payable on the third Business Day after such date, with each such installment being in the aggregate principal amount for all Lenders set forth opposite such date below:

Installment Date	Principal Amount
June 30, 2017	$1,425,000
September 30, 2017	$1,425,000
December 31, 2017	$1,425,000
March 31, 2018	$1,425,000

June 30, 2018	$1,425,000
September 30, 2018	$1,425,000
December 31, 2018	$1,425,000
March 31, 2019	$1,425,000
June 30, 2019	$1,425,000
September 30, 2019	$1,425,000
December 31, 2019	$1,425,000
March 31, 2020	$1,425,000
June 30, 2020	$1,425,000
September 30, 2020	$1,425,000
December 31, 2020	$1,425,000
March 31, 2021	$1,425,000
June 30, 2021	$1,425,000
June 30, 2021	$1,425,000
September 30, 2021	$1,425,000
December 31, 2021	$1,425,000
March 31, 2021	$1,425,000
September 30, 2021	$1,425,000
December 31, 2021	$1,425,000
March 31, 2022	$1,425,000
June 30, 2022	$1,425,000
September 30, 2022	$1,425,000
December 31, 2022	$1,425,000
March 31, 2023	$1,425,000
June 30, 2023	$1,425,000
September 30, 2023	$1,425,000

provided, that, to the extent not previously paid, the aggregate unpaid principal balance of the Initial Term Loan funded on the Closing Date shall be due and payable on the Maturity Date.

(c) The outstanding principal amount of any Incremental Loan shall be repaid as provided in the applicable Additional Commitment Agreement.

Section 2.10 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Commitments of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period, if any, applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.7, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to such Lender substantially in the form of Exhibit 2.10 (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11 Optional Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty other than as set forth in Section 2.14(g), by giving written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. (x) not less than three (3) Business Days prior to any prepayment of Eurodollar Loans denominated in Dollars and (y) not less than four (4) Business Days prior to any date of prepayment of Eurodollar Loans denominated in the Alternative Currency, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, 11:00 a.m. on the date of such prepayment (or such shorter notice as the Administrative Agent may agree, in each case of the foregoing). Each such notice shall be irrevocable; provided that such notice may be conditional, extendable or revocable if such prepayment would result from occurrence of another event. Each such notice shall specify the proposed date of such prepayment, the Class of the Loans to be prepaid, the currencies of the Loans to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing shall be applied as directed by Borrower, including to any class of extending or existing Term Loans in such order as Borrower may designate, and shall be applied to the Initial Term Loans or any Incremental Loan that is a term loan or any or all thereof as determined by Borrower. Notwithstanding anything to the contrary in this Agreement, (x) after any Extension, the Borrower may voluntarily prepay any Borrowing of any Class of non-extended Term Loans or non-extended Revolving Loans (and terminate the related Revolving Commitment) pursuant to which the related Extension Offer was made without any obligation to prepay the corresponding Extended Term Loans or may voluntarily prepay any Borrowing of any Extended Term Loans or Extended Revolving Loans (and terminate the related Extended Revolving Commitment) pursuant to which the related Extension Offer was made without any obligation to voluntarily prepay the corresponding non-extended Term Loans or non-extended Revolving Loans and (y) after the incurrence or issuance of any Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Replacement Term Loans, the Borrower may voluntarily prepay (and terminate the related Commitment with respect to) any Borrowing of any Initial Term Loans or Revolving Loans without any obligation to voluntarily prepay (or terminate the related Commitment with respect to) any Class of Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Credit Loans or Replacement Term Loans, or may voluntarily prepay (and terminate the related Commitment with respect to) any Borrowing of any Class of Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Replacement Term Loans without any obligation to voluntarily prepay (or terminate the related Commitment with respect to) the Initial Term Loans, any other Term Loans or any Revolving Credit Loans; provided that any Incremental Loans effected as a Term Loan Increase or a Revolving Commitment Increase to any existing Class of Term Loans or Revolving Credit Loans and such existing Class of Term Loans or Revolving Credit Loans, as applicable, shall in all events be voluntarily prepaid on a pro rata basis.

(b) Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Sections 2.11(a) and 11.4, any of the Borrower or its Restricted Subsidiaries (each a “Company Party”) may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) without premium or penalty, through (x) open market purchases, and/or (y) Dutch auctions which auctions shall be made on the following basis:

(i) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made to each Term Lender and/or each Term Lender with respect to any Class of Term Loans on an individual tranche basis, in accordance with this Section 2.11(b) and without premium or penalty.

(ii) (A) Any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.11(b)(ii)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Specified Discount Prepayment Response Date”).

(B) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(C) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this Section 2.11(b)(ii) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (B) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.11(b)(vi) below (subject to Section 2.11(b)(ix) below).

(iii) (A) Any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.11(b)(iii)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded pursuant to clause (iii) above, each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.11(b)(iii). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (C)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(C) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the

aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.11(b)(vi) below (subject to Section 2.11(b)(ix) below).

(iv) (A) Any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the applicable Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.11(b)(iv)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $1,000,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(B) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the fifth Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (B) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within five (5) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.11(b)(iv). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this Section 2.11(b)(iv) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.11(b)(vi) below (subject to Section 2.11(b)(ix) below).

(v) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(vi) If any Term Loan is prepaid in accordance with Sections 2.11(b)(ii) through 2.11(b)(iv) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans being prepaid in direct order of maturity. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(b) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.11(b), each Lender participating in any prepayment described in this Section 2.11(b) acknowledges and agrees that in connection therewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, information regarding the Borrowers, the Sponsor, their respective affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including Material Non-Public Information) (“Excluded Information”), (2) such Lender has independently, and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrower, Company Parties or Sponsor, any direct or indirect existing equity holders of a Company Party, or any of their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information and all parties to the relevant transactions shall render customary “big boy” disclaimer letters, (4) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (5) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(vii) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(b), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower.

(viii) Each of the Company Parties and the Term Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(b) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(b) as well as activities of the Auction Agent.

(ix) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.11(b) shall not constitute a Default or Event of Default under Section 8.1 or otherwise).

Section 2.12 Mandatory Prepayments.

(a) Not later than thirty (30) Business Days following receipt by the Borrower or any of its Restricted Subsidiaries of Net Cash Proceeds of any Disposition (other than Dispositions permitted under Section 7.6(c), (d), (e), and (f)) or Recovery Event, the Borrower shall prepay the Term Loans, subject to the terms in Section 2.12(i), in accordance with Section 2.12(e) in an amount equal to such Net Cash Proceeds; provided that such prepayment shall not be required (i) if the Borrower has notified the Administrative Agent prior to the expiration of such 30-Business Day period that such Net Cash Proceeds are to be used to repair or replace the property subject to such Disposition or Recovery Event or to acquire other property useful in the business of the Borrower or its Subsidiaries, and either such use or acquisition shall occur, or a binding commitment for such use or acquisition shall have been entered into, within one year of the date of such Disposition or Recovery Event, and (ii) if the aggregate amount of such Net Cash Proceeds that are not reinvested or committed for such reinvestment in accordance with the foregoing clause (i) hereof is less than or equal to (x) with respect to the Net Cash Proceeds of Dispositions, $10,000,000 in any Fiscal Year and (y) with respect to the Net Cash Proceeds of Recovery Events, $5,000,000 in any Fiscal Year; provided further that if the Borrower shall fail to reinvest such Net Cash Proceeds within such one-year period but shall have notified the Administrative Agent prior to the expiration of such one-year period in writing of an Investment that the Borrower has committed to make with such Net Cash Proceeds, then such one-year reinvestment period shall be extended for an additional 180 days.

(b) If the Borrower or any Subsidiary incurs or issues any Indebtedness (1) not expressly permitted to be incurred or issued pursuant to Section 7.1 or (2) that is intended to constitute Replacement Term Loans or Credit Agreement Refinancing Indebtedness in respect of any Class of Terms Loans, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. Any such prepayment shall be applied in accordance with Section 2.12(e).

(c) Subject to terms in Section 2.12(h), commencing with the Fiscal Year ending December 31, 2017, no later than ten (10) Business Days after the date on which the Borrower’s annual audited financial statements for such Fiscal Year are required to be delivered pursuant to Section 5.1(a), (i) to the extent that the First Lien Net Leverage Ratio as of the last day of such Fiscal Year (and for purposes hereof recalculated to give pro forma effect to any such pay down or reduction (including payments made after year-end and prior to the time such Consolidated Excess Cash Flow prepayment is due; provided that such amounts shall not reduce Consolidated Excess Cash Flow in any such Fiscal Year))) is greater than 4.00:1.00, the Borrower shall prepay the Term Loans in an amount equal to 75% of Consolidated Excess Cash Flow for such Fiscal Year, (ii) to the extent that the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 4.00:1.00 but greater than 3.50:1.00, the Borrower shall prepay the Term Loans in an amount equal to 50% of Consolidated Excess Cash Flow for such Fiscal Year, (iii) to the extent that the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 3.50:1.00 but greater than 3.00:1.00, the Borrower shall prepay the Term Loans in an amount equal to 25% of Consolidated Excess Cash Flow for such Fiscal Year, and (iv) to the extent that the First Lien Net Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 3.00:1.00, the Borrower shall prepay the Term Loans in an amount equal to 0% of Consolidated Excess Cash Flow for such Fiscal Year; provided, in each case, the amount of such mandatory prepayment shall be reduced dollar-for-dollar by the amount of voluntary prepayments of Term Loans, the Second Lien Term Facility, any Incremental Term Loans or Other Term Loans, any Second Lien Incremental Facility, any Incremental Equivalent Debt, any Second Lien Incremental Equivalent Debt, any permitted ratio debt secured on a first-lien or second-lien basis in accordance with the Intercreditor Agreement and any Refinancing Term Loans, Replacement Term Loans or Extended Term Loans of any of the foregoing secured on a first-lien or second-lien basis in accordance with the Intercreditor Agreement, the Revolving Loans and any Incremental Revolving Loans and any Refinancing Revolving Commitments or Extended Revolving Commitments (to the extent accompanied by a permanent reduction of the relevant Commitment) (in each case, including any debt buyback conducted, pursuant to Section 2.11(b) or Section 2.11(b) of the Second Lien Credit Agreement, but limited to the actual cash amount paid by the Company Party in connection with such buyback) made (without duplication) during the relevant fiscal year and, at the option of Borrower, thereafter prior to the related excess cash flow prepayment date. Any such prepayment shall be applied in accordance with Section 2.12(e). Any such prepayment shall be accompanied by a certificate signed by the Borrower’s chief financial officer or other senior financial officer certifying the calculation of Consolidated Excess Cash Flow, which certificate shall be in form reasonably satisfactory to the Administrative Agent.

(d) Upon the occurrence of a Change in Control, the Borrower shall offer to prepay 100% the Loans at par by making such offer in a notice of Change in Control to the Administrative Agent and the Lenders may decline such offer of prepayment pursuant to Section 2.12(g).

(e) Notwithstanding anything to the contrary in the Loan Documents, that if at the time that a prepayment pursuant to Sections 2.12(a), (b)(1) or (c) above would be required, the Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt or Other Term Loans, other permitted Indebtedness (to the extent secured by Liens on the Collateral on a pari passu basis with the Obligations) and the Permitted Refinancing of any such Indebtedness, (to the extent secured by Liens on the Collateral on a pari passu basis with the Obligations), in each case pursuant to the terms of the documentation governing such Indebtedness with the Net Cash Proceeds of such Disposition or Casualty Event or excess cash flow (such Permitted First Priority Refinancing Debt or Other Term Loans or other permitted Indebtedness (or the Permitted Refinancing of any such Indebtedness) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.12, as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof. Except as otherwise provided in any Refinancing Amendment, Extension Amendment or any Incremental Amendment or as otherwise provided herein, (A) each prepayment of Term Loans pursuant to this Section 2.12 shall be applied ratably to each Class of Term Loans then outstanding; provided that any prepayment of Term Loans with the Net Cash Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt; (B) with respect to each Class of Term Loans, each prepayment pursuant to this Section 2.12 shall be applied to the scheduled installments of principal thereof following the date of such prepayment in direct order of maturity; and (C) each such prepayment shall be paid to the Lenders of each Class in accordance with their respective pro rata share of such prepayment.

(f) If at any time (i) the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments (or solely in connection with currency fluctuations which result in the Revolving Credit Exposure exceeding 103% of the Aggregate Revolving Commitments), (ii) the Revolving Dollar Credit Exposure of all Dollar Lenders exceeds the aggregate Dollar Commitments (or solely in connection with currency fluctuations which result in the Revolving Dollar Credit Exposure exceeding 103% of the aggregate Dollar Commitments) or (iii) the Revolving Multicurrency Credit Exposure of all Multicurrency Lenders exceeds the aggregate Multicurrency Commitments (or solely in connection with currency fluctuations which result in the Revolving Multicurrency Credit Exposure exceeding 103% of the aggregate Multicurrency Commitments), as reduced pursuant to Section 2.8 or otherwise, the Borrower shall within one (1) Business Day of written demand from the Administrative Agent repay Swingline Loans (if such excess is with respect to the Multicurrency Commitment) and applicable Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each prepayment shall be applied first to the Swingline Loans (if such excess is with respect to the Multicurrency Commitment) to the full extent thereof, second, within the affected Class, first to the Base Rate Loans to the full extent thereof, and then to Eurodollar Loans to the full extent thereof. If after giving effect to prepayment of all Swingline Loans and Revolving Loans, (i) the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitments or (ii) the Revolving Multicurrency Credit Exposure of all Lenders exceeds the aggregate Multicurrency Commitments, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.

(g) In connection with any mandatory prepayment to be made by the Borrower pursuant to Sections 2.12(a), (b), (c) or any offer to prepay pursuant to Section 2.12(d), the Administrative Agent will promptly notify each Lender, as applicable, of the date of such prepayment or offer and provide a reasonably detailed calculation of the amount of such prepayment or offer and of such Lender’s Pro Rata Share of the prepayment or offer. Each applicable Lender may reject all or a portion of its Pro Rata Share of any such mandatory prepayment (other than with respect to prepayments with proceeds of Credit Agreement Refinancing Indebtedness pursuant to Section 2.12(b) or of Replacement Term Loans) or offer (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided, however, in no event may the proceeds of any Credit Agreement Refinancing Indebtedness or any Replacement Term Loans be rejected. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment or offer to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans or offer of prepayment thereof, as applicable. Any Declined Proceeds may, subject to the mandatory prepayment requirements under the Second Lien Credit Agreement, be retained by the Borrower.

(h) Notwithstanding any other provisions of this Section 2.12 or elsewhere in the Loan Documents, (i) to the extent that the repatriation to the United States of any Consolidated Excess Cash Flow attributable to Foreign Subsidiaries (“Foreign Subsidiary Excess Cash Flow”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents or any other material agreement (not entered into for the purpose of evading the requirements herein), an amount equal to the portion of such Foreign Subsidiary Excess Cash Flow that would be so affected were the Borrower to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.12 if the applicable local law or applicable material documents or agreements would not otherwise permit repatriation to the United States (the Borrower hereby agrees to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation (as determined in the Borrower’s reasonable business judgment), so that an amount equal to the full amount of such Foreign Subsidiary Excess Cash Flow will otherwise be subject to repayment under this Section 2.12), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Foreign Subsidiary Excess Cash Flow is permissible under the applicable local law or applicable material documents or agreements (even if such cash is actually not repatriated), an amount equal to the amount of the Foreign Subsidiary Excess Cash Flow that could be repatriated will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of an amount equal to the additional taxes of the Borrower, its Subsidiaries, and/or the direct and indirect holders of Capital Stock in the Borrower that would be payable or reserved against as a result of a repatriation and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Term Loans pursuant to this Section 2.12 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any Foreign Subsidiary Excess Cash Flow could reasonably be expected to have adverse tax cost consequences for the Borrower or any Restricted Subsidiary and/or the direct and indirect holders of Capital Stock in the Borrower, an amount equal to such Foreign Subsidiary Excess Cash Flow that would be so affected will not be subject to repayment under this Section 2.12; provided that (A) for purposes of this Section 2.12, Excess Cash Flow shall be deemed allocable to each Foreign Subsidiary, with respect to any Fiscal Year, in an amount equal to (i) the Consolidated EBITDA of such Foreign Subsidiary for such Fiscal Year, divided by (ii) the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (it being understood and agreed for the avoidance of doubt that such allocation shall exclude any reduction from interest and principal payments in respect of the Obligations) and (B) the Borrower and its Restricted Subsidiaries shall be entitled to reduce Excess Cash Flow owed to the Lenders pursuant to Section 2.12(c) in respect of any Fiscal Year by the aggregate amount of Consolidated Excess Cash Flow attributable to Foreign Subsidiaries subject to the limitations and restrictions described above in this Section 2.12(h) for the applicable Fiscal Year.

(i) Notwithstanding any other provisions of this Section 2.12, (i) to the extent that the repatriation to the United States of any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event incurred by a Foreign Subsidiary (“Foreign Casualty Event”) would be (x) prohibited or delayed by applicable local law or (y) restricted by applicable material constituent documents or other material agreement (not entered into for the purpose of evading the requirements herein), an amount equal to the Net Cash Proceeds that would be so affected were the Borrower to attempt to repatriate such cash will not be required to be applied to repay Term Loans at the times provided in this Section 2.12 if the applicable local law or applicable material documents or agreements would not otherwise permit repatriation to the United States (the Borrower hereby agrees to use all commercially reasonable efforts (as determined in the Borrower’s reasonable business judgment) to overcome or eliminate any such restrictions on repatriation, so that an amount equal to the full amount of such Net Cash Proceeds will otherwise be subject to repayment under this Section 2.12), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds is permissible under the applicable local law or applicable material documents or agreements, even if such cash is not actually repatriated at such time, an amount equal to the amount of the Net Cash Proceeds will be promptly (and in any event not later than five Business Days) applied (net of an amount equal to the additional taxes of the Borrower, its Subsidiaries, and the direct and indirect holders of Capital Stock in the Borrower that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs) by the Borrower to the repayment of the Term Loans pursuant to this Section 2.12 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition or Foreign Casualty Event could reasonably be expected to have adverse tax cost consequences for Borrower or any Restricted Subsidiary with respect to such Net Cash Proceeds, an amount equal to such Net Cash Proceeds that would be so affected will not be subject to repayment under this Section 2.12. For the avoidance of doubt, nothing in this Section 2.12 shall require the Borrower to cause any amounts to be repatriated to the United States (whether or not such amounts are used in or excluded from the determination of the amount of any mandatory prepayments hereunder).

(j) If the Sterling Acquisition is not consummated by 11:59p.m. on January 31, 2017, the Borrower shall prepay the Term Loans in an amount equal to the Escrowed Amount by applying the funds in the Segregated Account to such prepayment, with such prepayment to be applied on a pro rata basis to remaining installments of the Term Loans, without any premium or penalty.

The prepayments under this Section 2.12 shall be made without premium or penalty, and shall be accompanied by all accrued interest thereto.

Section 2.13 Interest on Loans.

(a) The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time.

(b) The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.

(c) Notwithstanding clauses (a) and (b) above, if an Event of Default pursuant to Section 8.1(a), (b), (h) or (i) has occurred and is continuing, the Borrower shall pay interest (“Default Interest”) (i) with respect to the overdue amount of the Base Rate Loans, at the rate per annum equal to two hundred (200) basis points above the otherwise applicable interest rate for such Base Rate Loans, (ii) with respect to the overdue amount of Eurodollar Loans at the rate per annum equal to two hundred (200) basis points above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and (iii) with respect to the overdue amount of the other Obligations hereunder (other than Loans), at the rate per annum equal to two hundred (200) basis points above the otherwise applicable interest rate for Revolving Loans that are Base Rate Loans.

(d) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Commitment Termination Date or the applicable Latest Maturity Date, as the case may be. Interest on all outstanding Eurodollar Loans shall be payable on the last Business Day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date or the applicable Latest Maturity Date, as the case may be. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.14 Fees.

(a) The Borrower shall pay to (i) the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times previously agreed upon in the Agent Fee Letter and (ii) the Arranger and the other parties thereto for their respective accounts, in Dollars, fees in the amounts and at the times previously agreed upon in the Arranger Fee Letter.

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”), which shall accrue at the rate of 0.50% per annum on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the Commitment Fee with respect to the Multicurrency Commitments, the Multicurrency Commitment of each Multicurrency Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c) The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Multicurrency Lender, in Dollars, a letter of credit fee with respect to its participation in each Letter of Credit (the “Letter of Credit Fee”), which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the Dollar Equivalent of the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (such Letter of Credit Fee shall continue to accrue on any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account, in Dollars, a facing fee, which shall accrue at the rate of 0.125% per annum on the Dollar Equivalent of the average daily amount of the LC Exposure during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

(d) The Borrower shall pay on the Closing Date:

(i) to each Lender with a Revolving Commitment, on the Closing Date from the proceeds of the initial funding thereunder, an upfront fee equal to 0.50% of such Lender’s Revolving Commitment; and

(ii) to each Lender with an Initial Term Commitment, on the Closing Date from the proceeds of the initial funding thereunder, an upfront fee equal to 1.00% of such Lender’s Initial Term Commitment, which upfront fee may take the form of original issue discount.

(e) Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing on the first such date to occur after the Closing Date and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided further, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to Commitment Fees during such period pursuant to Section 2.14(b) or Letter of Credit Fees accruing during such period pursuant to Section 2.14(c) (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that (a) to the extent that a portion of the LC Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.26, such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Commitments and (b) to the extent any portion of such LC Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank. The pro rata payment provisions of Section 2.21 shall automatically be deemed adjusted to reflect the provisions of this subsection (f).

(g) In the event that, prior to the one-year anniversary of the Closing Date, the Borrower consummates a Repricing Event, the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans subject to such Repricing Event.

Section 2.15 Computation of Interest and Fees.

Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding the last day), or, in the case of interest in respect of Loans denominated in the Alternative Currency, as to which market practice differs from the foregoing, in accordance with such market practice. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.16 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,

(a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans (whether in Dollars or the Alternative Currency) for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans in the affected currency or currencies or to continue or convert outstanding Loans as or into Eurodollar Loans in the affected currency or currencies shall be suspended and (ii) all such affected Loans denominated in Dollars shall be converted into Base Rate Loans (or, in the case of Loans denominated in the Alternative Currency, the Borrower and the Lenders may establish a mutually acceptable alternative rate) on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Eurodollar Borrowing for which a Notice of Revolving Borrowing or Notice of Conversion/Continuation has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing (or, in the case of a pending request for a Loan denominated in the Alternative Currency, the Borrower and the Lenders may establish a mutually acceptable alternative rate).

Section 2.17 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan (whether denominated in Dollars or in the Alternative Currency) and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist (which such Lender shall endeavor to do promptly upon that being the case), the obligation of such Lender to make Eurodollar Revolving Loans in the affected currency or currencies, or to continue or convert outstanding Loans as or into Eurodollar Loans in the affected currency or currencies, shall be suspended. In the case of the making of a Eurodollar Borrowing denominated in Dollars, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.18 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) [reserved]; or

(iv) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon receipt of the certificate referred to in the immediately following clause (c), such additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have reasonably determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements and affecting such Lender or Issuing Bank has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or Issuing Bank with respect to capital adequacy) then, from time to time, upon receipt of the certificate referred to in the immediately following clause (c), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.18 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within five (5) Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.19 Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked) or (d) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in the Alternative Currency on its scheduled due date or any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) in a different currency from such Loan or Letter of Credit drawing, then, in any such event, the Borrower shall compensate each Lender for any loss (other than loss of profit), cost or expense attributable to such event within five (5) Business Days of receipt by the Borrower of an invoice from the Lenders, through the Administrative Agent, setting forth such amounts. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan. An invoice as to any additional amount payable under this Section 2.19 submitted to the Borrower by any Lender (through the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.20 Taxes. For purposes of this Section 2.20, the term “Lender” includes any Issuing Bank and the term “applicable Law” includes FATCA.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided, that if any applicable Law requires the deduction of any Taxes from such payments (as determined in the good faith discretion of the applicable Withholding Agent), then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and (ii) if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made.

(b) In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, without duplication of any such Other Taxes for which additional amounts have been paid under Section 2.20(a).

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid or payable by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, or required to be withheld from a payment to such Person on or with respect to any payment by or on account of any obligation of the Borrower and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.4(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the Code, any treaty to which the United States is a party or otherwise, with respect to payments under this Agreement or any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or as reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) if such Lender is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, executed copy of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.20-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-2 or Exhibit 2.20-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.20-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.20, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 2.21 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Except with respect to principal of and interest on Loans denominated in the Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in the Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, in the Alternative Currency and in immediately available funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in the Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.

(b) Unless otherwise specified in this Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective pro rata shares of such fees and expenses; third, to interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to the payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and Term Loans and accrued interest and fees thereon than the proportion received by any other Lender with respect to its Revolving Credit Exposure and Term Loans, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure and Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure and Term Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure and Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) Notwithstanding anything herein to the contrary, any amount paid by the Borrower for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, reimbursement of LC Disbursements, indemnity payments or other amounts) will be retained by the Administrative Agent in a segregated interest bearing account until the Revolving Commitment Termination Date at which time the funds in such account (including any accrued interest thereon) will be applied by the Administrative Agent, to the fullest extent permitted by Law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swingline Lender under this Agreement, third to the payment of interest due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Lenders hereunder that are not Defaulting Lenders, ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Lenders hereunder that are not Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(f) Notwithstanding anything to the contrary contained in this Section 2.21 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans and/or Revolving Commitments in connection with an Extension that is permitted under Section 2.28 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Loans, as applicable, for purposes of this Section 2.21 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.9, except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Amendment) without giving rise to any violation of this Section 2.21 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.28 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.21 or any other provision of this Agreement.

Section 2.22 Letters of Credit.

(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.22(d) and 2.22(e), agrees to issue, at the request of the Borrower, Letters of Credit denominated in Dollars or in the Alternative Currency for the account of the Borrower or any Restricted Subsidiary on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date (but may contain provisions for automatic renewal provided that no Event of Default shall exist on the renewal date or would be caused by such renewal and provided that no such renewal shall extend beyond the date that is five (5) Business Day prior to the Revolving Commitment Termination Date); (ii) each Letter of Credit shall be in a stated amount of at least $50,000; (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment and (B) the aggregate Revolving Multicurrency Credit Exposure of all Lenders would exceed the aggregate Multicurrency Commitments; and (iv) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit shall not be denominated in a currency other than Dollars or the Alternative Currency. Each Multicurrency Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Multicurrency Commitment of each Multicurrency Lender by an amount equal to the amount of such participation. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance (or such shorter period as the Administrative Agent and Issuing Bank may agree) specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount and currency thereof (and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the applicable conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c) At least two (2) Business Days prior to the issuance of any Letter of Credit (or such shorter period as the Administrative Agent and Issuing Bank may agree), the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before 5:00 p.m. the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.22(a) or that one or more applicable conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. In the case of a Letter of Credit denominated in the Alternative Currency, the Borrower shall reimburse the Issuing Bank in the Alternative Currency, unless (i) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in the Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to (x) 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored, in the case of Letters of Credit to be reimbursed in Dollars, or (y) the Applicable Time, in the case of Letters of Credit to be reimbursed in the Alternative Currency, that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in the Alternative Currency); provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.3 hereof shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.13(c).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1. Such deposit shall be held by the Administrative Agent as Cash Collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. So long as no Event of Default exists, to the extent amounts held by the Administrative Agent as Cash Collateral for the LC Exposure exceed the LC Exposure, the Administrative Agent shall endeavor, from time to time, at the written request of the Borrower, to deliver to the Borrower promptly after the Administrative Agent’s receipt of such request from the Borrower, the amount of such excess.

(h) Upon the request of any Lender, but no more frequently than quarterly, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit then outstanding. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii) The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v) Any adverse change in the relevant exchange rates or in the availability of the Alternative Currency to any Loan Party or Subsidiary or in the relevant currency markets generally;

(vi) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vii) The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j) Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable Laws each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) and the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

(k) If the Letter of Credit expiration date in respect of any tranche of Revolving Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the Letter of Credit expiration date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.22(a) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.22(g). Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Issuing Bank and the Lenders holding Non-Expiring Credit Commitments.

Section 2.23 Increase of Commitments; Additional Lenders.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request (i) one or more new commitments which may be in the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) in each case, under this Agreement, (ii) one or more new term loans in a separate facility and either unsecured or secured on a junior lien basis to the Obligations (the “Other Commitments” and the loans in respect thereof, the “Other Term Loans”), which shall be documented under another credit agreement and/or (iii) one or more increases in the amount of the Revolving Commitments (a “Revolving Commitment Increase” and the commitments in respect thereof, the “Incremental Revolving Commitments” and together with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Loans. Any Incremental Term Loans to the extent effected through the establishment of one or more new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement. Any Revolving Commitment Increase and any Term Loan Increase shall be effected pursuant to an increase in, and as part of, an existing Class of Revolving Commitments or Term Loans, respectively. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including as an increase to an existing Class of Term Loans pursuant to a Term Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.23, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment and (ii) each Incremental Term Lender shall become a Lender hereunder with respect to such Incremental Term Commitment and the Incremental Term Loans made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Commitments are effected through any Revolving Commitment Increase, subject to the satisfaction of the terms and conditions in this Section 2.23, (x) each Incremental Revolving Lender shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Commitment and (y) each Incremental Revolving Lender shall become a Lender hereunder with respect to the Incremental Revolving Commitment and the Incremental Revolving Loans made pursuant thereto. For the avoidance of doubt, Incremental Term Loans may (and any Incremental Term Loans effected pursuant to a Term Loan Increase shall) have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans for all purposes herein.

(c) Incremental Request. Each Incremental Request from the Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Commitments or Other Term Loans. Incremental Term Loans and Other Term Loans may be made, and Incremental Revolving Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment or Other Commitment, or to extend credit in respect of any Other Term Loans, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Commitment or Other Commitment, or to extend credit in respect of any Other Term Loans) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such Incremental Term Loans, Other Term Loans and Incremental Revolving Commitments, an “Incremental Revolving Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent, each Swingline Lender and each Issuing Bank shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 11.4 for an assignment of Loans or Revolving Commitments, as applicable, to such Lender or Additional Lender and (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 11.4(i) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Initial Term Loans.

(d) Effectiveness of Incremental Amendment. The obtaining of Other Commitments, the making of Other Term Loans, the effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date of such Incremental Amendment (or, in the case of Other Commitments and Other Term Loans, on the date of the extension of such commitments or the incurrence or issuance of such Other Term Loans, as applicable) (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) with respect to any Incremental Commitments, (A) no Event of Default shall exist after giving effect to such Incremental Commitments; provided, that in the case of Incremental Commitments incurred to finance a permitted acquisition or other permitted Investments (including in any event a Limited Condition Acquisition) no Event of Default (in the case of Limited Condition Acquisitions, as determined in accordance with Section 1.7) under Section 8.1(a), (b), (h) and (i) shall exist on (i) the date that the Borrower or the applicable Restricted Subsidiary consummates such permitted acquisition or other permitted Investments, or, (ii) in the case of Incremental Commitments incurred to finance a Limited Condition Acquisition, on the LCA Test Date; provided, that the applicable Incremental Lenders may waive, in each case of clauses (i) or (ii), such condition regarding an absence of such an Event of Default and the requirement that the representations and warranties have to be made and accurate in all material respects shall be subject to customary “Sungard” or “certain funds” limitations;

(ii) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in clause (iii) below) and each Incremental Revolving Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in clause (iii) below);

(iii) the aggregate amount of the Incremental Term Loans, the Incremental Revolving Commitments and Other Term Loans shall not exceed (A) an amount equal to $100,000,000 (minus the aggregate amount of Indebtedness incurred pursuant to Section 2.23(d)(iii)(A) of the Second Lien Credit Agreement), plus (B) up to an additional amount of Incremental Term Loans, Incremental Revolving Commitments, Other Commitments and/or Other Term Loans, (i) so long as the Consolidated First Lien Leverage Ratio (determined on a Pro Forma Basis) is equal to or less than 4.40:1.00, (ii) to the extent such Indebtedness consists of Other Term Loans that are secured on a junior lien basis and not subordinated in right of payment to the Term Loans and the Revolving Loans, so long as the Consolidated Senior Secured Leverage Ratio (determined on a Pro Forma Basis) is equal to or less than 5.50:1.00 or (iii) to the extent such Indebtedness consists of Other Term Loans that are unsecured or secured on a junior lien basis and subordinated in right of payment to the Term Loans and the Revolving Loans, so long as the Consolidated Leverage Ratio (determined on a Pro Forma Basis) is equal to or less than 6.00:1.00 as of the last day of the most recently ended period of four fiscal quarters of the Borrower for which financial statements are available, determined on the applicable Incremental Facility Closing Date, after giving effect to any such incurrence or issuance on a Pro Forma Basis, and, in each case, with respect to any Incremental Revolving Commitment or Incremental Term Commitment established at such time, assuming a borrowing of the maximum amount of Loans available thereunder, and excluding the cash proceeds of any such Incremental Term Loans, Incremental Revolving Commitments, Other Commitments and/or Other Term Loans that are being incurred for the purposes of netting; provided that to the extent the proceeds thereof are used to repay Indebtedness, such repayment of Indebtedness shall be calculated on a Pro Forma Basis and subject to other customary pro forma adjustments, including, in connection with an investment, plus (C) (1) the amount of all debt buybacks conducted under this Agreement and under the Second Lien Credit Agreement, but limited to the actual cash amount paid by Borrower or its Restricted Subsidiaries in connection with such buyback plus (2) an amount equal to all voluntary prepayments of, in each case, without duplication, (x) the Loans and the Second Lien Term Facility Indebtedness and (y) any Incremental Term Loans, Other Term Loans, Second Lien Incremental Term Loans, Second Lien Other Term Loans, Incremental Equivalent Debt or Second Lien Incremental Equivalent Debt and permanent voluntary commitment reductions of the Revolving Commitments, including any Incremental Revolving Commitments (less all such reductions applied to increase the corresponding incremental facility basket under the Second Lien Term Facility, Second Lien Incremental Equivalent Debt or Incremental Equivalent Debt), other than voluntary prepayments and voluntary commitment reductions to the extent funded or replaced by a substantially contemporaneous refinancing with long-term indebtedness (in each case, to the extent originally incurred under the “free and clear” prong); (it being understood that (x) amounts under clause (B) (to the extent compliant therewith) shall be deemed to have used prior to utilization of amounts under clause (A) or (C), (y) loans may be incurred under both clauses (A), (B) and (C) above, and proceeds from any such incurrence under such clauses (A), (B) and (C) above, may be utilized in a single transaction by first calculating the incurrence under clause (B) above and then calculating the incurrence under clause (A) or (C) above and, for the avoidance of doubt, any such incurrence under clause (A) or (C) shall not be given pro forma effect for purposes of determining the Consolidated First Lien Leverage Ratio, Consolidated Senior Secured Leverage Ratio and/or Consolidated Leverage Ratio, as applicable, for purposes of effectuating the incurrence under clause (B) in such single transaction and (z) the Borrower may redesignate any such Indebtedness originally incurred pursuant to clause (A) or (C) as incurred pursuant to clause (B) if, at the time of such redesignation, the Borrower would be permitted to incur the aggregate principal amount of Indebtedness being so redesignated); and

(iv) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent.

(e) Required Terms. The terms, provisions and documentation of the Incremental Loans and Incremental Commitments, as the case may be, of any Class, and of the Other Term Loans, except as otherwise set forth herein, shall be as agreed between the Borrower and the applicable Incremental Lenders or lenders providing such Incremental Commitments or Other Term Loans, as applicable; provided that the following conditions shall be satisfied:

(i) the Incremental Term Loans and Other Term Loans:

(A) (1) with respect to Incremental Term Loans and Other Term Loans that are intended to be secured on a pari passu basis with the Term Loans hereunder, shall rank pari passu in right of payment and of security with the Revolving Loans and the Term Loans hereunder, shall not at any time be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Guarantors and, to the extent secured, shall not be secured by a Lien on any property or asset of the Borrower or any Guarantor that does not secure the Obligations (except as permitted by intercreditor arrangements reasonably acceptable to the Borrower and the Administrative Agent) and may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment or other definitive documentation therefor; and (2) with respect to Other Term Loans, shall not at any time be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Guarantors and, to the extent secured, shall not be secured by a Lien on any property or asset of the Borrower or any Guarantor that does not secure the Obligations (except as permitted by intercreditor arrangements reasonably acceptable to the Borrower and the Administrative Agent) and shall not be entitled to participate in any voluntary or mandatory prepayments of Term Loans hereunder;

(B) shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans;

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Term Loans (in each case, without giving effect to voluntary prepayments reducing scheduled amortization or AHYDO Payments);

(D) the Incremental Term Loans shall, subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(iii) below, have an interest rate and amortization determined by the Borrower and the applicable Incremental Term Lenders;

(E) the amortization and interest rates of Other Term Loans (subject to clauses (e)(i)(B) and (e)(i)(C) above) shall be determined by the Borrower and the lenders providing such Other Term Loans; and

(F) except as otherwise set forth above, all other terms applicable to any Incremental Term Loans and Other Term Loans, if not consistent the Initial Term Loans, shall not be materially more restrictive, taken as a whole, to the Loan Parties than the terms of the Initial Term Loans (as reasonably determined by the Borrower) or reasonably acceptable to the Administrative Agent (except, in each case, (a) the applicable terms only apply after the Maturity Date of the Initial Term Loans, or (b) such terms are conformed (or added) in this Agreement for the benefit of the Initial Term Loans pursuant to an amendment thereto subject solely to the reasonable satisfaction of the Administrative Agent, or (c) such terms and conditions reflect market terms and conditions at the time of such incurrence or issuance as determined by Borrower in good faith).

(ii) all terms of any Incremental Revolving Commitments and Incremental Revolving Loans shall be substantially identical to the Revolving Commitments and the Revolving Loans.

(iii) subject to Section 2.23(e)(i)(C), the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment and in the definitive documentation governing such Indebtedness; provided, however, that, the All-In Yield applicable to Incremental Term Loans shall not be greater than the All-In Yield then applicable to the Initial Term Loans plus 50 basis points per annum, unless the interest rate with respect to the Initial Term Loans is increased so as to cause the All-In Yield then applicable to the Initial Term Loans to equal the All-In Yield applicable to such Incremental Term Loans minus 50 basis points per annum.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Commitments shall become Commitments (or in the case of an Incremental Revolving Commitment to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23. The Borrower will use the proceeds of the Incremental Term Loans, the Other Term Loans and Incremental Revolving Loans for general corporate purposes, including to finance Permitted Acquisitions, other Cash Equivalents and permitted Restricted Payments. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Commitments, unless it so agrees.

(g) Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Revolving Commitments are effected through an increase in the Revolving Commitments pursuant to this Section 2.23, (a) each of the Revolving Lenders shall assign to each of the Incremental Revolving Lenders, and each of the Incremental Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments increasing the existing Revolving Commitments, (b) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each Incremental Revolving Lender shall become a Lender with respect to its Incremental Revolving Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) Incremental Equivalent Debt. Borrower may issue, in lieu of Incremental Term Loans or Other Term Loans, first lien secured or junior lien secured or unsecured notes or loans (“Incremental Equivalent Debt”), which shall be documented under other definitive credit documentation, (in each case, to the extent secured, subject to customary intercreditor terms to be mutually agreed between Borrower and the Administrative Agent) and, in each case, the provisions of the preceding clauses (d)(i), (d)(ii) and (e)(i) shall not apply; and the provisions of the preceding clause (e)(iii) shall not apply, other than with respect to Incremental Equivalent Debt that is in the form of bank loans and “bank term loan-like” instruments in the form of notes (and not other notes) secured pari passu with the initial Term Loans; provided that, such Incremental Equivalent Debt shall not be guaranteed by any Restricted Subsidiaries other than the Restricted Subsidiaries that are Guarantors and, to the extent secured, shall not be secured by a Lien on any property or asset of the Borrower or any Guarantor that does not secure the Obligations (except as permitted by intercreditor arrangements reasonably acceptable to the Borrower and the Administrative Agent).

(i) This Section 2.23 shall supersede any provisions of Section 2.21 or Section 11.2 to the contrary.

Section 2.24 Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25 Replacement of Lenders. If (a) any Lender requests compensation under Section 2.18, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, (c) any Lender notifies the Borrower and Administrative Agent that it is unable to fund Eurodollar Loans pursuant to Sections 2.16 or 2.17, or (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.2(b) but requires unanimous consent of all Lender or all the Lenders directly affected thereby (as applicable) or (e) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b)) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (ii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, (iii) such assignment does not conflict with applicable Law and (iv) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable assignee consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section 2.25 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Acceptance. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.26 Reallocation and Cash Collateralization of Defaulting Lender Commitment.

(a) If a Lender with a Revolving Commitment becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply, notwithstanding anything to the contrary in this Agreement:

(i) the LC Exposure and Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders that are Multicurrency Lenders pro rata in accordance with their respective Multicurrency Commitments (calculated as if the Defaulting Lender’s Multicurrency Commitment was reduced to zero and each Non-Defaulting Lender’s Multicurrency Commitment had been increased proportionately); provided that (a) the sum of each such Non-Defaulting Lender’s total Revolving Multicurrency Credit Exposure may not in any event exceed the Multicurrency Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) subject to Section 11.19, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(ii) to the extent that any portion (the “unreallocated portion”) of the LC Exposure and Swingline Exposure of any Defaulting Lender cannot be reallocated pursuant to clause (i) for any reason the Borrower will, not later than two (2) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender), (A) Cash Collateralize the obligations of the Defaulting Lender to the Issuing Bank or Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of the LC Exposure and Swingline Exposure of such Defaulting Lender, (B) in the case of such Swingline Exposure, prepay and/or Cash Collateralize in full the unreallocated portion thereof, or (C) make other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that any Defaulting Lender has ceased to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, (i) if such Defaulting Lender is a Multicurrency Lender, the LC Exposure and the Swingline Exposure of the other Multicurrency Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Commitment, and such Lender will purchase at par such portion of outstanding Multicurrency Loans of the other Multicurrency Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Multicurrency Credit Exposure of the Multicurrency Lenders to be on a pro rata basis in accordance with their respective Multicurrency Commitments and (ii) if such Defaulting Lender is a Dollar Lender, such Lender will purchase at par such portion of outstanding Dollar Loans of the other Dollar Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Dollar Credit Exposure of the Dollar Lenders to be on a pro rata basis in accordance with their respective Dollar Commitments, in each case, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each affected Lender will automatically be adjusted on a prospective basis to reflect the foregoing). If any cash collateral has been posted with respect to the LC Exposure or Swingline Exposure of such Defaulting Lender, the Administrative Agent will promptly return such cash collateral to the Borrower; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.27 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Agreement (which for purposes of this Section 2.27(a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Commitments or Refinancing Revolving Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.27 or otherwise, (1) the borrowing and mandatory repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Refinancing Revolving Commitments after the date of obtaining any Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Sections 2.4(f) and 2.22(k) to the extent dealing with Swingline Loans and Letters of Credit, respectively, which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments (and except as provided in Sections 2.4(f) and 2.22(k), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and (3) assignments and participations of Refinancing Revolving Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(b) The effectiveness of any Refinancing Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.27(a) shall be in an aggregate principal amount that is (x) not less than $10,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 11.2(b) (without the consent of the Required Lenders called for therein) and the third paragraph of Section 11.2(b) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.27, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.27 shall supersede any provisions of Section 2.21 or Section 11.2 to the contrary.

Section 2.28 Extension of Term Loans; Extension of Revolving Commitments.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.28. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, AHYDO Payments, optional prepayments and redemptions, premium, required prepayment dates and participation in prepayments, which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) not materially more favorable (as reasonably determined by the Borrower) to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except if the existing Lenders receive the benefit of such favorable terms or for covenants or other provisions applicable only to periods after the Latest Maturity Date), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five (5) different Latest Maturity Dates; (ii) the All-In Yield, pricing, optional redemptions and prepayments and AHYDO Payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemptions and prepayments and AHYDO Payments for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided, however, that (A) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (B) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (C) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of any intercreditor arrangements applicable to the Existing Term Loan Tranche then in effect, if any, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any mandatory repayments or prepayments of Term Loans that are secured on a pari passu basis hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche. Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.28 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.28(a)).

(b) Extension of Revolving Commitments. The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Commitments (any such Revolving Commitments which have been so amended, “Extended Revolving Commitments”) and to provide for other terms consistent with this Section 2.28. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, not materially more favorable (as reasonably determined by the Borrower) to the Extending Revolving Lender, as the original Revolving Commitments (and related outstandings) unless the existing Lenders receive the benefit of such favorable terms or for covenants and other provisions applicable only to periods after the Latest Maturity Date: (i) the Maturity Date of the Extended Revolving Commitments may be delayed to a later date than the Maturity Date of the Revolving Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Commitments hereunder (including Extended Revolving Commitments) which have more than three (3) different Latest Maturity Dates; (ii) the All-In Yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Commitments); and (iv) all borrowings under the applicable Revolving Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Commitments of the applicable Revolver Extension Series) and mandatory repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Commitments); provided, further, that (A) in no event shall the final maturity date of any Extended Revolving Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Commitments hereunder, (B) any such Extended Revolving Commitments (and the Liens securing the same) shall be permitted by the terms of any intercreditor arrangements applicable to the Existing Revolver Tranche then in effect and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Commitments for all purposes of this Agreement; provided that any Extended Revolving Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Commitments incurred under this Section 2.28 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.28(b)).

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.28. Subject to Section 2.25, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Commitments amended into Extended Revolving Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Lender (each, an “Extending Revolving Lender”) wishing to have all or a portion of its Revolving Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender, as applicable, providing an Extended Term Loan or Extended Revolving Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.28(a) or 2.28(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.9 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.9), (iii) modify the prepayments set forth in Sections 2.11 and 2.12 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 11.2(b) (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.28, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No conversion or extension of Loans or Commitments pursuant to any Extension in accordance with this Section 2.28 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement or the other Loan Documents. This Section 2.28 shall supersede any provisions in Section 2.21 or 11.2 to the contrary.

Section 2.29 Designated Borrowers.

(a) Designated Borrowers. EVO may at any time, upon not less than fifteen (15) Business Days’ notice from EVO to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any additional Domestic Subsidiary of EVO (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.29(a) (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein (i) the Administrative Agent and the Lenders that are to provide Commitments and/or Loans in favor of an Applicant Borrower must each agree to such Applicant Borrower becoming a Designated Borrower and (ii) the Administrative Agent and such Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, including information that the Administrative Agent or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, in form, content and scope reasonably satisfactory to the Administrative Agent, in the case of an existing Loan Party, to the extent the Administrative Agent reasonably requests such information, and Notes signed by such new Borrowers to the extent any Lender so requires (the requirements in clauses (i) and (ii) hereof, the “Designated Borrower Requirements”). If the Designated Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.29(b) (a “Designated Borrower Notice”) to EVO and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Notice of Borrowing or Letter of Credit application may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date.

(b) Obligations. Except as specifically provided herein, the Obligations of EVO and each of the Borrowers shall be joint and several in nature (unless such joint and several liability (i) shall result in adverse tax consequences to any such Designated Borrower or (ii) is not permitted by any Law applicable to such Designated Borrower, in which either such case, the liability of such Designated Borrower shall be several in nature) regardless of which such Person actually receives Loans or Letters of Credit hereunder or the amount of such Loans or Letters of Credit received or the manner in which the Administrative Agent, the Issuing Bank or any Lender accounts for such Loans or Letters of Credit on its books and records.

(c) Appointment. Each Subsidiary of EVO that is or becomes a “Designated Borrower” pursuant to this Section 2.29 hereby irrevocably appoints EVO to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) EVO may execute such documents on behalf of such Designated Borrower as EVO deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to EVO shall be deemed delivered to each Designated Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by EVO on behalf of each of the Loan Parties.

ARTICLE III

CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

Section 3.1 Conditions To Effectiveness. This Agreement, the obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder, shall be effective upon satisfaction of the following conditions precedent in each case in form and substance reasonably satisfactory to the Administrative Agent and each Lender:

(a) Loan Documents. Receipt by the Administrative Agent of a counterpart of the Intercreditor Agreement and the other Loan Documents signed by or on behalf of each party hereto or thereto or written evidence (which may include telecopy transmission of such signed signature page) that such party has signed a counterpart of this Agreement and the other Loan Documents to which such party is a party.

(b) Organization Documents; Resolutions and Certificates. Receipt by the Administrative Agent of:

(i) a certificate of the Secretary or Assistant Secretary (or if no Secretary or Assistant Secretary, such other individual performing similar functions) of each Loan Party, attaching and certifying copies of such Loan Party’s Organization Documents and resolutions of its board of directors (or equivalent governing body), authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party; and

(ii) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party.

(c) Representations and Warranties. Subject to the last paragraph in this Section 3.1, at the time of and immediately after giving effect to Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, as applicable, on the Closing Date, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(d) Opinions of Counsel. Receipt by the Administrative Agent of customary written opinions of King & Spalding LLP, counsel to the Loan Parties, and, with respect to corporate related opinions, in-house counsel of the Borrower and in respect of the Loan Party formed in the State of Maine, the local counsel opinion from Kelly, Remmel & Zimmerman, in each case, addressed to the Administrative Agent, the Issuing Bank and each of the Lenders.

(e) Officer’s Closing Certificate. Receipt by the Administrative Agent of a certificate, dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the funding of the Term Loan and any Revolving Loans on the Closing Date, the conditions specified in Sections 3.1(c) are satisfied as of the Closing Date.

(f) Material Adverse Effect. Since December 31, 2015, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect.

(g) Solvency. Receipt by the Administrative Agent of a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Borrower, confirming that the Borrower and its Subsidiaries on a consolidated basis are Solvent after giving effect to the funding of the Term Loan and any Revolving Loans on the Closing Date and the consummation of the other transactions contemplated herein.

(h) Personal Property Collateral. Receipt by the Administrative Agent of:

(i) Searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party;

(ii) Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii) [intentionally omitted];

(iv) Searches of ownership of, and Liens on, United States registered intellectual property owned by each Loan Party in the appropriate governmental offices; and

(v) Duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in any IP Rights registered in the United States and owned by the Loan Parties (if and to the extent perfection may be achieved in the United States Patent and Trademark Office or the United States Copyright Office by such filings).

(i) Refinancing of Existing Indebtedness. Receipt by the Administrative Agent of a copy of a duly executed payoff letter, executed by the agent thereof under the Existing Credit Agreement, together with (i) evidence of payment of such existing Indebtedness, (ii) authorization to file UCC-3 or other appropriate termination statements releasing all liens of such existing lenders upon any of the personal property of the Borrower and its Subsidiaries, (iii) cancellations and releases, in form and substance reasonably satisfactory to the Administrative Agent, releasing all liens of any existing lenders upon any of the real property of the Borrower and its Subsidiaries, and (iv) any other releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed to any existing lenders (including, but not limited to, Indebtedness pursuant to the Existing Credit Agreement).

(j) Patriot Act; Anti-Money Laundering Laws. So long as requested at least five (5) Business Days prior to the Closing Date, receipt by the Administrative Agent of all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(k) [Reserved].

(l) Financial Statements. Receipt by the Administrative Agent and the Lenders of the Audited Financial Statements and the Unaudited Financial Statements, all in form reasonably satisfactory to the Administrative Agent.

(m) Fees and Expenses. Receipt by the Administrative Agent of payment of all fees, expenses and other amounts due and payable by the Loan Parties on or prior to the Closing Date, including without limitation, to the extent invoices have been received at least three (3) Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses of the Administrative Agent and STRH (including reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or STRH.

Without limiting the generality of the provisions of Section 3.1, for purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

Notwithstanding anything to the contrary in the Loan Documents, it is understood and agreed that for purposes of the Closing Date and the initial fundings under this Agreement: (i) the conditions set forth in Section 3.1 shall apply to the Borrower and the other Loan Parties existing as of the date hereof prior to giving effect to the Sterling Acquisition and the ownership of the Sterling Target and its Subsidiaries; (ii) the representations and warranties of each Loan Party set forth in the Loan Documents, to the extent the making thereof is required, such representations and warranties shall only be required to be made by the Borrower and the other Loan Parties existing as of the date hereof prior to giving effect to the Sterling Acquisition and the ownership of the Sterling Target and its Subsidiaries, and (iii) the representations and warranties shall deem to be applicable to the Borrower and its Restricted Subsidiaries without giving effect to the Sterling Acquisition and the ownership of the Sterling Target and its Subsidiaries; and the Loan Parties shall not be required to make any representation or warranty in respect of the Sterling Target and its Subsidiaries. It is understood and agreed that at the time of closing of the joinder documentation required under Section 5.11(a) in respect of the Sterling Target and its Subsidiaries that are not Excluded Subsidiaries, the Loan Parties shall be required to make the representations and warranties set forth in the Loan Documents.

Section 3.2 Conditions to release of Escrowed Amount. Upon satisfaction of the conditions in this Section 3.2, the Administrative Agent shall release the Escrowed Amount from the Segregated Account on the date of the consummation of the Sterling Acquisition to the Borrower (or such account as EVO shall so designate in written notice referenced in Section 3.2(a) below), to finance the Sterling Acquisition and pay any fees and expenses incurred in connection therewith:

(a) No later than two (2) Business Days prior to the anticipated closing of the Sterling Acquisition, written notification from EVO that the Sterling Acquisition is to occur and the anticipated closing date thereof; and

(b) Sterling Acquisition. Receipt by the Administrative Agent of an executed copy of the Sterling Purchase Agreement;

(c) Target Financial Statements. Receipt by the Administrative Agent and the Lenders of (i) the consolidated audited financial statements of the Sterling Target and its Subsidiaries for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, including balance sheets and statements of income and cash flows, audited by Rivero, Gordimer & Company, P.A. and prepared in conformity with GAAP and the related supplemental schedule of the Sterling Target and its Subsidiaries’ consolidated balance sheet and income statement and (ii) the quarterly financial statements for the Sterling Target and its Subsidiaries for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, including balance sheets and statements of income and cash flows, all in form reasonably satisfactory to the Administrative Agent.

(d) Refinancing of Sterling Target Indebtedness. Receipt by the Administrative Agent of a copy of a duly executed payoff letter, with respect to Indebtedness of the Sterling Target in connection with the Existing Sterling Credit Agreement, together with (i) evidence of payment of such existing Indebtedness, (ii) authorization to file UCC 3 or other appropriate termination statements releasing all liens of such existing lenders upon any of the personal property of the Sterling Target and its Subsidiaries, and (iii) cancellations and releases, in form and substance reasonably satisfactory to the Administrative Agent.

Section 3.3 Credit Event after the Closing Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case after the Closing Date, is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(c) the Borrower shall have delivered (i) the required Notice of Borrowing in the case of making a Loan or (ii) the notice required under Section 2.22(b) in the case of the issuance, amendment, renewal or extension of a Letter of Credit;

(d) if any Lender with a Multicurrency Commitment is a Defaulting Lender at the time of any request by the Borrower of a Borrowing of a Swingline Loan or the issuance, amendment, renewal or extension of a Letter of Credit, as applicable, set forth in this Section 3.3, the Issuing Bank will not be required to issue, amend or increase any Letter of Credit and the Swingline Lender will not be required to make any Swingline Loans, unless they are satisfied that 100% of the related LC Exposure and Swingline Exposure is fully covered or eliminated pursuant to Section 2.26; and

(e) In the case of a Loan or Letter of Credit to be denominated in the Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Multicurrency Lenders (in the case of any Loans to be denominated in the Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in the Alternative Currency) would make it impracticable for such Loan or Letter of Credit to be denominated in the Alternative Currency.

Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1 Existence; Power. Each of the Borrower and its Restricted Subsidiaries (i) is duly organized or formed, validly existing and in good standing as a corporation, partnership or limited liability company or other legal entity under the laws of the jurisdiction of its organization or formation, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except in the foregoing clauses (ii) and (iii) where a failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2 Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3 Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except (i) those as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens granted by the Loan Parties under the Collateral Documents, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Restricted Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower or any of its Restricted Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Restricted Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens (if any) created under the Loan Documents; in each case of the foregoing clauses (a), (b) and (c), except where it could not reasonably be expected to result in a Material Adverse Effect.

Section 4.4 Financial Statements. The Audited Financial Statements and the Unaudited Financial Statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries, as applicable, as of the dates thereof and the consolidated results of operations for such period in conformity with GAAP consistently applied through the periods covered thereby, except as otherwise expressly noted therein, and subject, in the case of Unaudited Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes. Since the Closing Date, there have been no changes with respect to the Borrower and its Restricted Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5 Litigation and Environmental Matters.

(a) No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Restricted Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) Except for matters which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6 Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance with all Requirements of Law and all judgments, decrees and orders of any Governmental Authority, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7 Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.8 Taxes. The Borrower and its Restricted Subsidiaries have timely filed or caused to be filed all material tax returns that are required to be filed by them, and have paid all material taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP and the charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9 Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10 ERISA. No ERISA Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 4.11 Ownership of Property.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business or as otherwise permitted by the Loan Documents), in each case free and clear of Liens prohibited by this Agreement and all leases that individually or in the aggregate are material to the business or operations of the Borrower and its Restricted Subsidiaries are valid and subsisting and are in full force.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each of the Borrower and its Restricted Subsidiaries owns or is licensed to use all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not, to the knowledge of the Responsible Officers of the Borrower, infringe on the rights of any other Person.

(c) The properties of the Borrower and its Restricted Subsidiaries are insured as required by Section 5.8.

Section 4.12 Disclosure. Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the SEC), financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected or pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such information was furnished, it being understood and agreed that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

Section 4.13 Labor Relations. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, there are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Restricted Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Restricted Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Restricted Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Restricted Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Restricted Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14 Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Restricted Subsidiary and each Subsidiary that is a Loan Party, in each case as of the Closing Date.

Section 4.15 Solvency. After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, on the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 4.16 [Reserved].

Section 4.17 Anti-Corruption Laws and Sanctions. EVO has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by EVO, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions, and EVO, its Subsidiaries and their respective directors, officers and employees are in compliance with Anti-Corruption Laws in all material respects and are in compliance with applicable Sanctions. None of (a) EVO, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of EVO, any agent of EVO or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transactions will violate applicable Anti-Corruption Laws or applicable Sanctions.

Section 4.18 Patriot Act. Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.19 EEA Financial Institution. No Loan Party is an EEA Financial Institution.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation under the Loan Documents (other than unasserted contingent reimbursement or indemnity obligations and for the avoidance of doubt, other than any Hedging Obligations or Bank Product Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

Section 5.1 Financial Statements and Other Information. The Borrower will deliver to the Administrative Agent for delivery by the Administrative Agent to each Lender:

(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower (or 120 days with respect to the Fiscal Year ending December 31, 2016), a copy of the annual audited report for such Fiscal Year for the Borrower and its Restricted Subsidiaries, containing a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Restricted Subsidiaries for such Fiscal Year setting forth in comparative form the figures for the previous Fiscal Year, to the extent available, and in each case in reasonable detail and reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit (other than with respect to, an exception or qualification solely resulting from (x) the impending maturity of any Indebtedness or (y) any prospective or actual default under any financial covenant)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Restricted Subsidiaries, as the case may be, for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate (x) with respect to the delivery of such financial statements not during a Testing Quarter, setting forth in reasonable detail the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin and (y)(i) with respect to any Testing Quarter only, and only if the financial covenant in Article VI is effective, setting forth in reasonable detail calculations demonstrating compliance with the financial covenant set forth in Article VI, and (ii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Closing Date and on any previous Compliance Certificate or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, including any change with respect to the designation of any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary;

(d) concurrently with any delivery of financial statements under paragraphs (a) and (b) above, management discussion and analysis reports which shall include but shall not be limited to a description in narrative form of the Borrower’s business, operations and financial results; provided that, after a Qualified IPO, after the consummation of an IPO, the Borrower shall only be required to deliver such management’s discussion and analysis that is consistent with the financial disclosure requirements imposed by law or regulation on a public reporting company; and if the foregoing shall be included in any periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be, then any such filing shall satisfy the requirement for delivery under this clause (d);

(e) as soon as available and in any event within 45 days after the end of the Fiscal Year, a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow;

(f) [reserved]; and

(g) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, (i) the obligations in Sections 5.1(a), (b) and (d) may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (I) the applicable financial statements of the Borrower (or any direct or indirect parent of the Borrower) or (II) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable filed with the SEC; and (ii) in no event shall the requirements set forth in Section 5.1(g) require the Borrower or any of its Restricted Subsidiaries to provide any such information which (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (3) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent for delivery by the Administrative Agent to each Lender written notice of the following promptly upon a Responsible Officer of the Borrower obtaining actual knowledge thereof:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d) the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(e) the occurrence of any event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged event of default, with respect to Material Indebtedness of the Borrower or any of its Subsidiaries;

(f) the occurrence of any breach or default that remains uncured after giving effect to any applicable cure periods set forth in the Existing BIN Sponsorship Agreement or the Replacement BIN Sponsorship Agreement, as applicable, that would result in a termination of such agreement, or the occurrence of any termination event (including pursuant to Article VIII of the Existing BIN Sponsorship Agreement) with respect to the Permitted BIN Arrangement; and

(g) any other development that results in, or could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect (i) its legal existence, (ii) the licenses, permits, privileges and franchises held by the Borrower or such Restricted Subsidiary and material to the conduct of its business and (iii) the patents, copyrights, trademarks and trade names owned by the Borrower or such Restricted Subsidiary and material to the conduct of its business, except in the foregoing clauses (i) (solely with respect to Immaterial Subsidiaries), (ii) and (iii) where a failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation, dissolution or other transactions permitted under Section 7.3 or Disposition permitted under Section 7.6.

Section 5.4 Compliance with Laws, Etc. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5 Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities in respect of taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6 Books and Records. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in all material respects, shall be made of all material dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7 Visitation, Inspection, Etc; Lender Call.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representative of the Administrative Agent or any Lender, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (subject to such accountant’s customary policies and procedures), all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, other than any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 5.7 and, absent the existence of an Event of Default, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year which shall not be at the Borrower’s expense; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.7, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or extracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by Law or any bona fide arm’s length third party contract, so long as such contract was not entered into solely for the purposes of circumventing such disclosure or (b) is subject to attorney-client or similar privilege or constitutes attorney work product.

(b) The Borrower shall participate in quarterly (or annual if the Consolidated Leverage Ratio for the most recently ended twelve month period is less than 5.00:1.00) conference calls with the Lenders to discuss the performance of the business.

Section 5.8 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted other than could reasonably be expected to result in, a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Restricted Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) at all times after the date that is 30 days (or such longer period agreed by the Administrative Agent) after the Closing Date, or 30 days (or such longer period agreed by the Administrative Agent) after the formation or acquisition of a Restricted Subsidiary that is a Loan Party, as applicable, shall name Administrative Agent as additional insured on all liability policies and lenders loss payee on customary property or casualty policies of the Borrower and the other applicable Loan Parties; provided insurance endorsements shall not in any event be required until 30 days (or such longer period agreed by the Administrative Agent) after the Closing Date.

Section 5.9 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of all Revolving Loans (not to exceed $20,000,000 on the Closing Date) and Term Loans to refinance certain existing Indebtedness on the Closing Date, finance the payment of the costs, expenses and fees relating to the transactions contemplated as of the Closing Date, finance working capital needs, replace, backstop or cash collateralize letters of credit existing on the Closing Date, Investments permitted pursuant to Section 7.4 (including the Sterling Acquisition), Capital Expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. None of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, U or X. All Letters of Credit will be used for general corporate purposes. Notwithstanding the foregoing, the proceeds of the Incremental Loans and Other Term Loans shall be used as set forth in Section 2.23(f).

Section 5.10 Permitted BIN Arrangement. The Permitted BIN Arrangement shall be in effect at all times during the term of this Agreement.

Section 5.11 Further Assurances.

(a) Additional Loan Parties. If for purposes of complying with the terms hereof, the Borrower notifies the Administrative Agent and the Lenders that it intends to cause a non-Loan Party Subsidiary to become a Loan Party, such Subsidiary shall become a Loan Party by executing and delivering to the Administrative Agent a joinder to this Agreement and each Collateral Document, such joinder to be in form and substance reasonably satisfactory to the Administrative Agent, accompanied by (i) all other applicable Loan Documents related thereto and in connection therewith, and (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiary, and if the Administrative Agent shall so reasonably request, opinions of counsel comparable to those delivered pursuant to Section 3.1(c); provided that, notwithstanding anything to the contrary in the Loan Documents, in no event shall any Excluded Subsidiary be required to become a Loan Party; provided, further, that the Sterling Target and its Subsidiaries that are not Excluded Subsidiaries shall not be required to become Guarantors under the Loan Documents prior to the date that is 90 days (or such later time as agreed by Administrative Agent) after the closing of the Sterling Acquisition; and that in the event there is a newly formed or acquired Subsidiary that is not an Excluded Subsidiary, the Borrower shall cause such Subsidiary to join as a Guarantor pursuant to the documentation required above within 90 days (or such longer period as agreed by the Administrative Agent) after the acquisition or formation thereof.

(b) Personal Property. The Borrower and each other Loan Party shall cause the personal property (other than (x) Capital Stock of any Subsidiary, the pledging of which shall be governed by clause (c) below and (y) Excluded Property) of such Loan Party, to be subject to first priority (subject to the Liens permitted hereunder), perfected security interests in favor of the Administrative Agent, for the benefit of the holders of the Obligations, subject to the limitations and exceptions contained in this Agreement and in any applicable Collateral Document.

(c) Capital Stock. The Borrower and each other Loan Party shall cause (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than a Domestic Foreign Holdco) issued to the Borrower or any other Loan Party and (ii) 65% (or such greater or lesser percentage that, due to a Change in Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (B) could not reasonably be expected to cause any adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956- 2(c)(2)) and 100% of the issued and outstanding Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each first-tier Foreign Subsidiary or Domestic Foreign Holdco owned by the Borrower or any other Loan Party to be subject at all times to first priority, perfected security interests in favor of the Administrative Agent, for the benefit of the holders of the Obligations, subject to the limitations and exceptions contained in this Agreement and any applicable Collateral Document; provided that, (i) with respect to the Target and its Subsidiaries under the Sterling Acquisition, the Borrower shall meet the requirements of this Section 5.11(c) within 90 days (or such later time as agreed by Administrative Agent in its sole discretion) of the closing of such Sterling Acquisition and (ii) with respect to any other such applicable Subsidiary acquired or formed after the Closing Date, within 90 days (or such later time as agreed by Administrative Agent in its sole discretion) of the acquisition or formation thereof. Notwithstanding anything in any Loan Document to the contrary, (i) neither the Borrower nor any of its Subsidiaries shall be required to take any actions under the Laws of any jurisdiction outside of the United States in order to create or perfect any Lien granted under any Collateral Document, and (ii) no Capital Stock of any Subsidiary shall be made subject to a security interest hereunder if the grant of such security interest could reasonably be expected to result in adverse tax consequences as reasonably determined by Borrower.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, it is understood and agreed that the Borrower and the Guarantors shall not be required, nor shall the Administrative Agent be authorized, to (i) perfect the Liens in favor of the Administrative Agent by any means other than through (a) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to mortgaged properties, (b) filings in U.S. government offices with respect to intellectual property, (c) mortgages in respect of fee-owned real properties of the Borrower and the Guarantors which are not Excluded Property, or (d) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates and certificated indebtedness of the Borrower and its pledged Subsidiaries and instruments pursuant to the terms of the Security Agreement, (ii) enter into any source code escrow arrangement or register any intellectual property or (iii) enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account, or obtain any control agreements or take any other steps requiring perfection by “control” (except to the extent perfected through the filing of a UCC filing statement), other than to use commercially reasonable efforts, for a period of 60 days following the Closing Date, to obtain control agreements with respect to deposit accounts of the Loan Parties existing as of the Closing Date that are not Excluded Accounts, or (iv) take any actions in or required by a jurisdiction other than the United States with respect to any assets located or titled outside of the United States.

Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the Administrative Agent may grant extensions of time (without consents of any Lender) for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of title insurance and surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements for purposes of collateral actions or perfection where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Collateral Documents or the other Loan Documents.

Section 5.12 Designation of Subsidiaries.

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, immediately before and after such designation, no Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of such return.

Section 5.13 Government Regulation.

Neither EVO nor any of its Restricted Subsidiaries shall (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Loan Parties, or (b) fail to provide documentary and other evidence of the identity of the Loan Parties, in a manner compliant with applicable Laws, as may be reasonably requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Loan Parties or to comply with any applicable Law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

ARTICLE VI

FINANCIAL COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation under the Loan Documents (other than unasserted contingent reimbursement or indemnity obligations and for the avoidance of doubt, other than any Hedging Obligations or Bank Product Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not and shall cause each Restricted Subsidiary not to:

Section 6.1 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, as of the end of any Testing Quarter, ending from and after the Closing Date, to be greater than the ratio corresponding to such fiscal quarter as set forth in the following table:

Fiscal Year	March 31	June 30	September 30	December 31
2017	8.00:1.0	7.75:1.0	7.50:1.0	7.25:1.0
2018	7.00:1.0	6.75:1.0	6.50:1.0	6.25:1.0
2019	6.00:1.0	6.00:1.0	6.00:1.0	6.00:1.0
2020	5.75:1.0	5.75:1.0	5.75:1.0	5.75:1.0
2021	5.50:1.0	5.50:1.0	5.50:1.0	5.50:1.0
Thereafter	5.50:1.0	5.50:1.0	5.50:1.0	5.50:1.0

Notwithstanding the foregoing, this Section 6.1 shall be in effect (and shall only be in effect) as of the last day of a Testing Quarter (it being understood that in all cases calculation of compliance with this Section 6.1 shall be determined as of the last day of the then most recently ended Testing Quarter and shall not give Pro Forma Effect to any incurrence after such date).

Section 6.2 Right to Cure. Notwithstanding anything to the contrary contained in Section 6.1, in the event that any Loan Party would otherwise be in default of the financial covenant set forth in Section 6.1 for any period, on or before the fifteenth (15th) Business Day subsequent to the due date for delivery of the financial statements for such period pursuant to Section 5.1(b) or, with respect to the fourth Fiscal Quarter of a Fiscal Year of the Borrower, Section 5.1(a) (the “Cure Deadline”), the Borrower shall have the right to issue common or Qualified Capital Stock, for cash in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with all the applicable financial covenant contained in Section 6.1 (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash on or before the Cure Deadline (the “Cure Amount”), such financial covenants shall be recalculated giving effect to the following: (i) Consolidated EBITDA for the Fiscal Quarter ending at the end of such period shall be increased by the Cure Amount, and such increase shall be effective for all periods that include such Fiscal Quarter and (ii) if, after giving effect to the foregoing recalculations, the Loan Parties shall then be in compliance with the requirements of the financial covenant set forth in Section 6.1, the Loan Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured as of such date for all purposes of this Agreement; provided, that:

(i) to the extent the Cure Amount proceeds are used to repay the Obligations, such Obligations shall not be deemed to have been repaid for purposes of calculating the Consolidated Leverage Ratio for the period with respect to which such Compliance Certificate applies;

(ii) (A) the Cure Amount for any applicable period shall be no greater than the aggregate amount necessary to cure all Events of Default arising in respect of Section 6.1 for such applicable period, (B) there shall be no more than two (2) Cure Rights exercised during any period of four (4) consecutive Fiscal Quarters and (C) there shall be no more than five (5) Cure Rights exercised during the term of this Agreement;

(iii) the Cure Amount shall be disregarded for all calculations under this Agreement other than compliance with Section 6.1, as applicable, and shall be disregarded for purposes of determining compliance with Section 6.1 on a Pro Forma Basis for purposes of Article VII; and

(iv) during the 15 Business Day period through the Cure Deadline, unless the Borrower has notified the Administrative Agent that it does not intend to exercise its Cure Right pursuant to this Section 6.2 for such fiscal period, any resultant Event of Default or potential Event of Default that arises solely as a result of non-compliance with Section 6.1 shall be deemed retroactively to have not occurred (provided Revolving Lenders shall not be obligated to fund any new Revolving Loans) and the Lenders shall not be permitted to accelerate the Loans held by them and the Administrative Agent and/or the Lenders shall not be permitted to exercise remedies against the Collateral, in each case to the extent such acceleration or such exercise of remedies is based solely on a failure to comply with the requirements of Section 6.1 for such fiscal period, unless and until such Cure Deadline shall have passed without the Borrower exercising its Cure Right for such fiscal period prior to such Cure Deadline and otherwise in accordance with this Section 6.2; provided, that, for the avoidance of doubt, this Section 6.2(iv) shall not apply at such time as the Borrower has used all of its Cure Rights (x) for the applicable four Fiscal Quarter period and/or (y) for the term of this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation under the Loan Documents (other than unasserted contingent reimbursement or indemnity obligations and for the avoidance of doubt, other than any Hedging Obligations or Bank Product Obligations) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

Section 7.1 Indebtedness and Preferred Equity. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) (1) Indebtedness under the Loan Documents, and (2) Indebtedness created or incurred pursuant to Sections 2.23, 2.27, 2.28 and/or 11.2(b) (and Permitted Refinancings thereof);

(b) Indebtedness of the Borrower and its Restricted Subsidiaries existing on the Closing Date and set forth on Schedule 7.1 and Permitted Refinancings of such Indebtedness;

(c) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction or improvements and Permitted Refinancings of any such Indebtedness; provided further, that the aggregate principal amount of such Indebtedness does not exceed $15,000,000 at any time outstanding;

(d) Permitted Intercompany Debt;

(e) So long as no Event of Default has occurred and is continuing or would result from the incurrence thereof and the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio is less than 6.00:1.00, in each case, calculated on a Pro Forma Basis after giving effect to the incurrence thereof, Permitted Subordinated Debt;

(f) Hedging Obligations permitted by Section 7.10;

(g) To the extent constituting Indebtedness, obligations in respect of Permitted Earnouts;

(h) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any of the Restricted Subsidiaries otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this subsection, Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.1);

(i) Indebtedness attributable to (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(j) to the extent constituting Indebtedness, (i) indemnification obligations and obligations in respect of purchase price or other similar adjustments incurred by the Borrower or any of the Restricted Subsidiaries in a permitted acquisition, any other Investment or Disposition permitted hereunder and (ii) other indemnification obligations incurred in the ordinary course of business;

(k) to the extent constituting Indebtedness, obligations in respect of arrangements of any of the types described in clause (a) or (b) of the definition of the term “Bank Products” whether or not provided by a Bank Product Provider to the extent permitted hereunder;

(l) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(m) Excluded Repurchase Obligations;

(n) to the extent constituting Indebtedness, obligations in respect of deferred compensation made in the ordinary course of business;

(o) Indebtedness (i) of any Person that becomes a Restricted Subsidiary after the date hereof, which Indebtedness is existing at the time such Person becomes a Restricted Subsidiary, is not incurred in contemplation of such Person becoming a Restricted Subsidiary, is non-recourse to the Borrower and any other Restricted Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Restricted Subsidiary) and is either (x) unsecured or (y) secured only by the assets of such Restricted Subsidiary by Liens permitted under Section 7.2 and any Permitted Refinancing thereof and (ii) of any Restricted Subsidiary incurred or assumed in connection with any permitted acquisition or other Investment that is secured only by Liens permitted under Section 7.2 and any Permitted Refinancing thereof, so long as, after giving effect to such assumption or incurrence, the Consolidated Leverage Ratio does not exceed the greater of (i) 6.00:1.00 and (ii) the Consolidated Leverage Ratio immediately prior to such acquisition or other Investment, in each case, calculated on a Pro Forma Basis;

(p) without duplication of any other clauses in this Section, additional Indebtedness that does not exceed $25,000,000 in the aggregate at any time outstanding;

(q) the Second Lien Term Facility Indebtedness and, in each case, Guarantees thereof by the Guarantors and any Permitted Refinancing thereof;

(r) assumed Indebtedness in connection with the Sterling Acquisition not required to be repaid hereunder concurrently with the consummation thereof;

(s) to the extent constituting Indebtedness, unsecured Indebtedness incurred in connection with the deferred purchase price in connection with the Sterling Acquisition in the aggregate initial principal amount not to exceed $70,000,000;

(t) Indebtedness consisting of unsecured seller notes issued in connection with a permitted acquisition or other Permitted Investment so long as, after giving effect to the incurrence thereof, the Consolidated Leverage Ratio calculated on a Pro Forma Basis does not exceed 6.00:1.00;

(u) other unsecured Indebtedness so long as, after giving effect to the incurrence thereof, the Consolidated Leverage Ratio calculated on a Pro Forma Basis does not exceed 6.00:1.00;

(v) foreign local lines of credit in an aggregate amount not to exceed $25,000,000;

(w) Other Term Loans and Incremental Equivalent Debt incurred in accordance with Section 2.23 (and Permitted Refinancings thereof); and

(x) Obligations under, in connection with, or as a result of, an IPO Reorganization Transaction or a Permitted Reorganization; and

(y) Credit Agreement Refinancing Indebtedness.

For purposes of determining compliance with this Section 7.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in Section 7.1(a) through (x), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents on the Closing Date will be deemed to be incurred in reliance on the exception in Section 7.1(a).

Section 7.2 Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a) (i) Liens created pursuant to any Loan Document and other Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.21, (ii) subject to the terms hereof and the applicable intercreditor agreement to the extent otherwise required, Liens securing the Indebtedness permitted under Section 7.1(a)(2), and (iii) Liens securing Indebtedness permitted under Section 7.1(w) and Section 7.1(y);

(b) Permitted Encumbrances;

(c) any Liens on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary;

(d) Liens securing Indebtedness permitted by Section 7.1(c); provided, that (i) such Lien attaches to the assets being acquired, constructed or improved concurrently or within 270 days after the acquisition, improvement or completion of the construction and (ii) such Lien does not extend to any other asset (except for additions and accessions to such assets and products and proceeds thereof);

(e) Liens on the Excluded Merchant Reserve and Settlement Accounts;

(f) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(i) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(j) Liens that are contractual rights of setoff relating to the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business; and

(k) without duplication of, or aggregation with, any other Lien permitted under any other clause of this Section 7.2, other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $25,000,000 at any time outstanding determined as of the date of incurrence;

(l) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement in connection with any acquisition permitted hereunder, to be applied against the purchase price of such property;

(m) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases (other than leases giving rise to Capitalized Lease Obligations) or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection and (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and that are within the general parameters customary in the banking industry;

(o) Liens on the assets of Restricted Subsidiaries securing intercompany Indebtedness, including Permitted Intercompany Debt, in an aggregate amount not to exceed $10,000,000; and

(p) Liens existing on the property of any Person at the time such Person becomes a Restricted Subsidiary pursuant to an acquisition permitted hereunder (other than by designation as a Restricted Subsidiary pursuant to the definition of the term “Unrestricted Subsidiary”) after the date hereof (other than Liens on the Capital Stock of any Person that becomes a Restricted Subsidiary which Capital Stock is directly owned by a Loan Party) so long as (i) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property of such acquired Restricted Subsidiary), (ii) such Lien is not created in connection with, or in contemplation or anticipation of, such permitted acquisition and (iii) the Indebtedness secured thereby is permitted under Section 7.1(o);

(q) extensions, renewals, or replacements of any Lien referred to in this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(r) Settlement Liens;

(s) Liens securing the Indebtedness permitted under Section 7.1(q);

(t) Liens (i) on the property of Sterling Target and its Subsidiaries permitted to remain outstanding after the consummation of the Sterling Acquisition, pursuant to the terms of the Sterling Purchase Agreement and (ii) on any escrowed or reserved funds as contemplated by the Sterling Purchase Agreement; and

(u) Liens securing Indebtedness and other obligations that are secured (i) on a pari passu basis with the Obligations, so long as, after giving effect thereto, the Consolidated First Lien Leverage Ratio does not exceed 4.40:1.00 and (ii) on a junior basis, so long as, after giving effect thereto, the Consolidated Senior Secured Leverage Ratio does not exceed 5.50:1.00.

Section 7.3 Fundamental Changes.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, (i) that if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower or any Restricted Subsidiary may merge with or consolidated with a Person if the surviving Person is (x) the Borrower or (y) if the Borrower is not a party to such merger, is (or will become simultaneously with such merger) a Restricted Subsidiary, (ii) any Restricted Subsidiary may merge into or consolidated with another Restricted Subsidiary; provided, that if any party to such merger is a Loan Party, the surviving Person shall be (or shall become simultaneously with such merger) a Loan Party, (iii) any Restricted Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or to another Restricted Subsidiary; provided that if the Restricted Subsidiary Disposing of such assets is a Loan Party, then either (x) the Restricted Subsidiary to which such assets are transferred shall be (or shall become simultaneously with such transfer) a Loan Party or (y) the Investment resulting from such Disposition is permitted under Section 7.6, (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and, in the case of a Restricted Subsidiary that is a Loan Party, is not materially disadvantageous to the Lenders, (v) the Capital Stock of a Restricted Subsidiary may be sold so long as such sale is permitted under Section 7.6; (vi) EVO Payment Systems, LLC may dissolve, (vii) the Borrower and the Restricted Subsidiaries may consummate the Sterling Acquisition and the related transactions contemplated by the Sterling Purchase Agreement (and documents related thereto) and (viii) the Borrower and the Restricted Subsidiaries may take such action necessary to consummate (A) any permitted acquisition or other permitted Investment, including any Investments made with the Available Additional Basket or the Available Equity Basket, (B) any Permitted Reorganization and (C) any IPO Reorganization Transaction.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage primarily in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related thereto and other business activities which are extensions thereof or otherwise incidental, reasonably related or ancillary to any of the foregoing.

Section 7.4 Investments, Loans, Etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Restricted Subsidiary (all of the foregoing being collectively called “Investments”), except:

(a) Investments existing on the Closing Date and set forth on Schedule 7.4 (including Investments in Restricted Subsidiaries);

(b) cash and Cash Equivalents;

(c) Guarantees by Borrower and its Restricted Subsidiaries constituting Indebtedness permitted by Section 7.1; and to the extent constituting Investment, the intercompany Indebtedness permitted by Section 7.1;

(d) Investments made by the Borrower in or to any Restricted Subsidiary and by any Restricted Subsidiary in or to the Borrower or in or to another Restricted Subsidiary, including, without limitation, Investments (whether by acquisition or otherwise) resulting in a Person becoming a Restricted Subsidiary; and any Investment by the Borrower or a Restricted Subsidiary constituting an acquisition of assets constituting a business unit, line of business or division of, or the Capital Stock of, another Person (in the case of any acquisition of such Capital Stock, resulting in such Person becoming a Restricted Subsidiary);

(e) (i) Investments by the Borrower or any Restricted Subsidiary in or to, and Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of, any Subsidiary that is not (or will not become simultaneously with such Investment) a Restricted Subsidiary (excluding all such Investments and Guarantees existing on the Closing Date) and (ii) Investments in or to entities that are not Subsidiaries, including independent sales organizations and other strategic partners (excluding all such Investments existing on the Closing Date), so long as (w) no Event of Default has occurred and is continuing or would result therefrom, (x) if the Consolidated Senior Secured Leverage Ratio is greater than or equal to 5:00:1.00, as demonstrated by the Borrower and the Restricted Subsidiaries and calculated on a Pro Forma Basis after giving effect thereto, the aggregate amount of such Investments at any time outstanding does not exceed $25,000,000, (y) if the Consolidated Senior Secured Leverage Ratio is less than 5:00:1.00 but greater than or equal to 4.00:1.00, as demonstrated by the Borrower and the Restricted Subsidiaries and calculated on a Pro Forma Basis after giving effect thereto, the aggregate amount of such Investments at any time outstanding does not exceed the sum of (A) $25,000,000 plus (B) 50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the twelve month period ending as of the most recently completed Fiscal Quarter for with financial statements and the related Compliance Certificate were delivered in accordance with Section 5.1, as applicable and (z) if the Consolidated Senior Secured Leverage Ratio is less than 4:00:1.00, as demonstrated by the Borrower and the Restricted Subsidiaries and calculated on a Pro Forma Basis after giving effect thereto, the aggregate amount of such Investments at any time outstanding does not exceed the sum of (A) $25,000,000 plus (B) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the twelve month period ending as of the most recently completed Fiscal Quarter for with financial statements and the related Compliance Certificate were delivered in accordance with Section 5.1, as applicable; (the “Investment Basket”); provided, that, as of any date of determination, if the aggregate amount of Investments made pursuant to this clause (e) exceeds the Investment Basket solely as a result of a decline in Consolidated EBITDA calculated as of such date of determination, such excess shall not in and of itself result in an Event of Default;

(f) [reserved];

(g) loans or advances made to employees, officers or directors of the Borrower or any Restricted Subsidiary in an aggregate amount of all such loans and advances does not exceed $5,000,000 at any time outstanding;

(h) Hedging Transactions permitted by Section 7.10;

(i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(j) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment;

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit under Article 3 of the Uniform Commercial Code;

(l) the Sterling Acquisition;

(m) without duplication of any other clauses in this Section, other Investments that do not exceed $25,000,000 in the aggregate at any time outstanding, determined as of the date of such Investment;

(n) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio does not exceed 5.50:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto, Investments made with the Available Additional Basket; and

(o) Investments made with the Available Equity Basket.

Section 7.5 Restricted Payments. The Borrower will not, and will not permit its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except;

(a) dividends payable by the Borrower or a Restricted Subsidiary with respect to any of its Capital Stock payable solely in shares of the same class as such Capital Stock or in any class of its common equity;

(b) Restricted Payments made by any Restricted Subsidiary to (i) the Borrower or to another Restricted Subsidiary or (ii) any other shareholder of a Restricted Subsidiary, in each case, if such Restricted Subsidiary is not wholly owned by the Borrower and other wholly owned Restricted Subsidiaries (x) on at least a pro rata basis with any other shareholders, (y) in accordance with the agreements described on Schedule 7.5 or (z) on a non-rata basis consistent with past practices;

(c) Permitted Tax Distributions made by the Borrower;

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, distributions to a minority shareholder of a Restricted Subsidiary up to the distributable earnings of such Restricted Subsidiary related to the equity ownership of such minority shareholder;

(e) so long as (x) no Event of Default has occurred and is continuing or would result therefrom at the time such dividend or distribution is paid or redemption is made, and (y) the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio is less than 4.50:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto, any other Restricted Payments;

(f) without duplication of any other clauses in this Section, so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments, together with the amount of payments made in reliance of Section 7.12(b)(viii), in an aggregate amount not to exceed $10,000,000;

(g) [reserved];

(h) Restricted Payments made for the purposes of redeeming Capital Stock (i) held by former officers, directors and employees (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) and (ii) in satisfaction of the put option of Jeffrey Rosenblatt set forth in Section 3 of the Unit Purchase Agreement between Jeffrey Rosenblatt and Investco dated as of December 28, 2012 in an amount not to exceed $10,000,000 over the term of the Agreement, and in an aggregate amount for clauses (i) and (ii) not to exceed $10,000,000 (or, after a Qualified IPO, $30,000,000) during any twelve month period; provided that the amount of such basket not used in the prior twelve month period may be carried over to the subsequent 12 month period;

(i) Distributions made to Investco (or other direct or indirect parent of the Borrower) for payment of (i) overhead and third party expenses in an aggregate amount not to exceed $5,000,000 during any twelve month period and (ii) franchise and similar taxes;

(j) [reserved];

(k) so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments, without duplication, (1) constituting part of reorganizations and other activities relating to tax planning, (2) to enable the payments required by or in connection with any tax receivable agreements of the Borrower (or the direct or indirect parent entity thereof), (3) in connection with, or as a result of, re-organization, transactions and activities taken in connection with and reasonably related to consummating an initial public offering or a Qualified IPO (including for purposes of enabling the payments required by or in connection with any such re-organization, transactions and activities), and/or (4) in connection with, or as a result of, transactions, re-organizations and other activities relating to an “Up-C” IPO substantially consistent with the terms set forth in the Up-C Term Sheet in all material respects (including for purposes of enabling the payments required by or in connection with any such transactions, re-organizations and other activities);

(l) distributions as a result of the disposition of Commerce Payment Group, LLC and distributions to effect such disposition;

(m) [reserved];

(n) following the occurrence of a Qualified IPO, up to 6% of the Net Cash Proceeds of such Qualified IPO;

(o) Restricted Payments made in connection with the deferred purchase price (and accrued interest thereon) relating to the Sterling Acquisition as provided for in the Sterling Purchase Agreement; provided that, the provisions relating to such deferred purchase price in the Sterling Purchase Agreement shall not be amended or modified in a manner materially adverse to the Lenders; provided further that the Borrower will not, and will not permit any of its Restricted Subsidiaries to, optionally prepay, prior to the scheduled maturity thereof, the principal amount of the deferred purchase price under the Sterling Purchase Agreement unless (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio does not exceed 5.50:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto (for the avoidance of doubt, a prepayment as a result of an “Acceleration Event” as defined in the Sterling Purchase Agreement other than a prepayment pursuant to Section 1.4(f)(f) of the Sterling Purchase Agreement shall not be subject to the restrictions contained under this proviso);

(p) [reserved];

(q) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio does not exceed 5.50:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto, Restricted Payments made with the Available Additional Basket;

(r) Restricted Payments made with the Available Equity Basket; and

(s) so long as no Event of Default pursuant to Section 8.1(a), (b), (h) or (i) has occurred and is continuing management fees owing to Sponsor (or its Affiliates); provided that any such fees prohibited hereby may accrue and be payable when such applicable Event of Default is cured or waived).

Section 7.6 Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or another Restricted Subsidiary (or to qualify directors if required by applicable Law), except:

(a) (i) EVO Merchant Services, LLC may sell its ownership interest in (x) Federated Payment Systems, LLC and (y) US Merchant Systems, LLC and (ii) the Disposition of the Investment in Commerce Payments Group, LLC;

(b) so long as (x) no Event of Default has occurred and is continuing at the time such sale is made, or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio does not exceed 5.50:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto,, the sale or other Disposition of any Investment constituting a minority ownership interest in a non-Subsidiary entity ;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions (i) permitted by Section 7.3 or (ii) made to effect an Investment permitted under Section 7.4 or a Restricted Payment permitted under Section 7.5;

(e) Dispositions by the Borrower and its Restricted Subsidiaries of property pursuant to any Sale and Leaseback Transaction permitted under Section 7.9;

(f) licensing or sublicensing of IP Rights in the ordinary course of business on customary terms;

(g) Dispositions of Investments (including Capital Stock) in joint ventures that are not Loan Parties to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(h) the Disposition of assets acquired pursuant to a permitted acquisition which assets are not used or useful to the core or principal business of the Borrower or applicable Restricted Subsidiary, as determined by the Borrower in good faith;

(i) Dispositions of Capital Stock in Unrestricted Subsidiaries;

(j) Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing or would result therefrom), no Event of Default shall have occurred and been continuing or would result from such Disposition and (ii) the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash and Cash Equivalents; provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash and Cash Equivalents (to the extent of the cash and Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (B) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate Fair Market Value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $2,500,000 at any time;

(k) Dispositions of minority interests held by the Borrower or a Restricted Subsidiary to the other owner(s); provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing or would result therefrom), no Event of Default shall have occurred and been continuing or would result from such Disposition and (ii) the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash and Cash Equivalents, except clause (ii) shall not be required where any non-cash consideration to the Borrower or its Restricted Subsidiary is provided in the form of a note which is (x) secured by the receivables of the entity in which such minority interests are being Disposed and (y) pledged as Collateral to the Administrative Agent, for the benefit of the Lenders; and

(l) Dispositions of other property in an aggregate amount not to exceed $10,000,000 during any fiscal year.

Section 7.7 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates to the extent the consideration with respect thereto exceeds $5,000,000, except (a) at prices and on terms and conditions not less favorable, when considered on the whole, to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Restricted Subsidiary not involving any other Affiliates; (c) any Restricted Payment permitted by Section 7.5; (d) the Borrower and its Restricted Subsidiaries may enter into customary employment and severance arrangements with officers and employees and transactions pursuant to customary stock option plans and employee benefit plans and arrangements, (e) transactions in existence on the Closing Date, subject to any restrictions set forth in Section 7.5, (f) transactions set forth on Schedule 7.7, (g) transactions among the Loan Parties and their Restricted Subsidiaries not otherwise prohibited by the Loan Documents, (h) fees payable in connection with the transactions to occur on the Closing Date and with the Sterling Acquisition, (i) transactions related to, or as a result of, a Permitted Reorganization or IPO Reorganization Transaction and (j) transactions related to, or for the purpose of, the disposition of Commerce Payment Group, LLC.

Section 7.8 Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to its Capital Stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary, (c) the ability of any Restricted Subsidiary to transfer any of its property or assets to the Borrower or any other Restricted Subsidiary or (d) the ability of the Borrower or any Restricted Subsidiary to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary, except:

(i) prohibitions, restrictions and conditions imposed by Law or by this Agreement or any other Loan Document;

(ii) customary prohibitions, restrictions and conditions contained in agreements relating to the Disposition of assets or of a Restricted Subsidiary pending such Disposition, provided, such prohibitions, restrictions and conditions apply only to the assets or Subsidiary that is to be Disposed of and such Disposition is permitted hereunder;

(iii) prohibitions, restrictions and conditions contained in agreements that exist as of the Closing Date and are listed on Schedule 7.8, and in the case of an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such prohibitions, restrictions and conditions;

(iv) prohibitions, restrictions and conditions that are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary (other than by designation of an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the terms hereof), so long as the agreements containing such prohibitions, restrictions and conditions were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(v) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.4 and applicable solely to, in the case of the foregoing clause (a), the assets and Capital Stock of such joint venture, and in the case of the foregoing clauses (b) through (d), such joint venture;

(vi) in the case of the preceding clause (a), restrictions arising in connection with cash or other deposits permitted under Sections 7.2 or 7.4 and limited to such cash or deposit;

(vii) negative pledges and other prohibitions, restrictions and conditions imposed by an agreement securing Indebtedness permitted by Section 7.1 if such negative pledges, prohibitions, restrictions and conditions apply only to the property or assets securing such Indebtedness and additions and accessions to such property and assets and products and proceeds thereof;

(viii) in the case of the preceding clauses (a) and (c), customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(ix) in the case of the preceding clause (c), provisions restricting assignment of any agreement entered into in the ordinary course of business; and

(x) in the case of the preceding clauses (a) and (c), any restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of IP Rights in the ordinary course of business (in which case such restriction shall relate only to such IP Rights).

Section 7.9 Sale and Leaseback Transactions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction, unless at the time such Sale and Leaseback Transaction is entered into (a) no Event of Default has occurred and is continuing or would result therefrom and (b) the fair market value of the property subject to such Sale and Leaseback Transaction does not exceed $15,000,000.

Section 7.10 Hedging Transactions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Restricted Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11 Amendment to Material Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, modify or waive any of its rights in a manner materially adverse to the interest of the Lenders under (a) its certificate of incorporation, bylaws or other organizational documents (provided that notwithstanding the foregoing, in connection with an IPO, the Borrower may amend and restate its organizational documents on terms substantially consistent with the applicable terms set forth in the Up-C Term Sheet in all material respects) or (b) the Existing BIN Sponsorship Agreement or the Replacement BIN Sponsorship Agreement, as applicable.

Section 7.12 Payments of Certain Indebtedness.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, pay in cash any Permitted Earnout or permitted seller note in connection with permitted acquisition or permitted Investment (other than the Sterling Acquisition) unless (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio does not exceed 5.50:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to optionally prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood and agreed that notwithstanding anything to the contrary in the Loan Documents, payments of regularly scheduled principal, interest, fees and mandatory prepayments and AHYDO Payments shall be permitted unless expressly prohibited by the intercreditor agreement or subordination agreement in favor of the Administrative Agent for the benefit of the Lenders) (i) any Indebtedness subordinated in right of payment to the Obligations expressly by its terms, including Permitted Subordinated Debt, or (ii) any other Indebtedness for borrowed money of a Loan Party that is secured on a junior lien basis to the Liens securing the Obligations (including, without limitation, the Indebtedness under the Second Lien Credit Agreement) (collectively, “Junior Financing”), except the following:

(i) the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.1(o), is permitted pursuant to Section 7.1(o)), to the extent not required to prepay any Loans pursuant to Section 2.12,

(ii) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower or any of its direct or indirect parents,

(iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary,

(iv) [reserved],

(v) prepayments, repayments, redemptions, purchases, defeasances and other payments made with the Available Equity Basket,

(vi) prepayments, repayments, redemptions, purchases, defeasances and other payments made with the Available Additional Basket so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio does not exceed 5.50:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto,

(vii) prepayments, repayments, redemptions, purchases, defeasances and other payments so long as (w) no Event of Default has occurred and is continuing or would result therefrom, and (z) the Borrower and the Restricted Subsidiaries demonstrate that the Consolidated Leverage Ratio is less than 4.50:1.00, in each case, calculated on a Pro Forma Basis after giving effect thereto,

(viii) without duplication of any other clauses in this Section, so long as no Event of Default shall have occurred and be continuing or would result therefrom, additional payments of Junior Financing, together with the amount of Restricted Payments made in reliance of Section 7.5(f), in an aggregate amount not to exceed $10,000,000, and

(ix) prepayments, repayments redemptions, purchases, defeasances and other payments as permitted under the applicable intercreditor or subordination agreement in favor of the Administrative Agent for the benefit of the Lenders.

Section 7.13 Use of Proceeds in Violation of Anti-Corruption Laws or Sanctions. No Borrower shall request any Borrowing or Letter of Credit, or use the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person materially in violation of any applicable Anti-Corruption Laws, and (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent authorized under applicable Sanction Laws.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan as the same shall become due and payable and in the currency required, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1 or an amount related to a Bank Product Obligation) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) when made or deemed made or submitted; or

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.1 or Article VII; provided that an Event of Default with respect to Section 6.1 shall not constitute an Event of Default for the purposes of the Term Loans unless and until the Revolving Lenders have actually declared all Obligations owing to them to be immediately due and payable in accordance with this Section 8.1; or

(e) any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document or related to any Bank Product Obligation, and such failure shall remain unremedied for 30 days (or, with respect to Section 5.1(a), (b) or (c)(y), 15 days) after the earlier of (i) the date on which any senior officer of the Borrower becomes aware of such failure, or (ii) the date on which notice thereof shall have been given to the Borrower by the Administrative Agent; or

(f) [reserved]; or

(g) the Borrower or any Restricted Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Second Lien Term Facility Indebtedness or Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided the foregoing shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement and such amounts are timely paid (after giving effect to any applicable cure period) per the applicable documentation governing such Indebtedness) or (B) any breach or default that (x) is remedied by the Borrower or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable Indebtedness, in either case, prior to the acceleration of the Obligations hereunder; or

(h) the Borrower or any Restricted Subsidiary that is a Material Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary that is a Material Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar Law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j) [reserved]; or

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l) any judgment or order for the payment of money in excess of $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) in the aggregate shall be rendered against the Borrower or any Restricted Subsidiary, and either (i) enforcement proceedings shall have been legally commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m) any non-monetary judgment or order shall be rendered against the Borrower or any Restricted Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n) other than as expressly permitted hereunder (i) the security interests in favor of the Administrative Agent over a material portion of the Collateral or (ii) any material Guaranty of the Obligations, in each case, shall become invalid or otherwise unenforceable.

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at Law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, it is understood and agreed that, with respect to an Event of Default under Section 6.1, at the written request of the Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding amount of the Revolving Commitments (or, if the Revolving Commitments have terminated, the aggregate Revolving Credit Exposure), the Administrative Agent shall, by written notice to the Borrower (i) terminate the Revolving Commitments, whereupon the Revolving Commitment of each Lender shall terminate immediately and (ii) declare the principal of and any accrued interest on the Revolving Credit Exposure to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2 Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or immediately after an Event of Default specified in either clause (h) or (i) of Section 8.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a) first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b) second, to the fees and other reimbursable expenses of the Administrative Agent and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c) third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d) fourth, to the fees due and payable under Sections 2.14(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e) fifth, to the aggregate outstanding principal amount of the Term Loans (allocated pro rata among the Term Loan Lenders in respect of their Pro Rata Shares), to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure, the Hedging Termination Value of Hedging Obligations owed by a Loan Party to any Lender-Related Hedge Provider (to the extent secured by Liens) and the Bank Product Obligations of the Borrower and its Subsidiaries, until the same shall have been paid in full, allocated pro rata among any Lender, any Lender-Related Hedge Provider and any Bank Product Provider, based on their respective Pro Rata Shares of the aggregate amount of such Revolving Loans, LC Exposure, Hedging Obligations and Bank Product Obligations;

(f) sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 102% of the LC Exposure after giving effect to the foregoing clause fifth; and

(g) to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

All amounts allocated pursuant to the foregoing clauses third through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Revolving Loan Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g).

Section 8.3 Collection Allocation Mechanism.

Notwithstanding anything to the contrary contained herein, on the CAM Exchange Date, to the extent not otherwise prohibited by law, (a) the Lenders shall automatically and without further act be deemed to have exchanged interests in the Designated Obligations such that, in lieu of the interests of each Lender in the Designated Obligations under each Loan and Letter of Credit in which it shall participate as of such date, such Lender shall own an interest equal to such Lender’s CAM Percentage in the Designated Obligations under each of the Loans and Letters of Credit and (b) simultaneously with the deemed exchange of interests pursuant to clause (a) above, the interests in the Designated Obligations to be received in such deemed exchange shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amount (as of the Business Day immediately prior to the CAM Exchange Date) and on and after such date all amounts accruing and owed to the Lenders in respect of such Designated Obligations shall accrue and be payable in Dollars at the rate otherwise applicable hereunder. Each Lender, each Person acquiring a participation from any Lender as contemplated by Section 11.4 and the Borrower hereby consents and agrees to the CAM Exchange. The Borrower and the Lenders agree from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided, that the failure of the Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange. As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment of Administrative Agent.

(a) Each Lender and each Issuing Bank irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and all provisions of this Article IX and Article XI (including Section 11.3(d), as though such co-agents, sub-agents and attorneys-in-fact were the “administrative agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or willful misconduct as determined by a final, non-appealable judgment by a court of competent jurisdiction. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the bank serving as the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder and without any duty to account therefore to the Lenders.

Section 9.7 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower (not unreasonably withheld, conditioned or delayed). If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the Laws of the United States or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within forty-five (45) days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article IX and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its representatives and agents and their respective Related Parties in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, then the Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Atlanta, Georgia time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation of the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrower or any Lender under this Agreement with respect to any such outstanding Swingline Loan.

Section 9.8 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including reasonable legal expenses, allocated staff costs and any out of pocket expenses, in each case, to the extent actually incurred.

Section 9.9 Benefits of Article IX. None of the provisions of this Article IX shall inure to the benefit of the Borrower (other than the second sentence of Section 9.7(a)) or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns. Accordingly, neither the Borrower (other than the second sentence of Section 9.7(a)) nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article IX.

Section 9.10 Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or like proceeding or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 11.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.

Section 9.11 Titled Agents. Each Lender and each Loan Party hereby agrees that any “Documentation Agent” or “Syndication Agent” designated hereunder shall have no duties or obligations under any Loan Documents to any Lender or any Loan Party.

Section 9.12 Authorization to Execute other Loan Documents. Subject to Section 11.2, each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

Section 9.13 Collateral and Guaranty Matters. The Lenders and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its reasonable discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination or expiration of the Aggregate Revolving Commitments and payment in full of the Obligations (other than (A) contingent indemnification obligations for which no claim has been asserted, (B) all Hedging Obligations or Bank Product Obligations that are not then due and payable and (C) Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is transferred or to be transferred as part of or in connection with any disposition permitted hereunder or under any other Loan Document, or (iii) as approved in accordance with Section 11.2;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (e) of “Permitted Encumbrances” in Section 1.1; and

(c) to release any Guarantor from its obligations under this Agreement or any other Loan Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any guarantor from its obligations under this Agreement, pursuant to this Section 9.13.

Section 9.14 Hedging Obligations and Bank Product Obligations. No Lender or any Affiliate of a Lender that holds any Hedging Obligation or any Bank Product Obligation that obtains the benefits of Section 8.2 or any Collateral by virtue of the provisions hereof or of any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations and Bank Product Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate of a Lender that holds such Hedging Obligation or such Bank Product Obligation, as the case may be.

ARTICLE X

THE GUARANTY

Section 10.1 The Guaranty. Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, each Lender, each Lender-Related Hedge Provider, and each Bank Product Provider as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

Section 10.2 Obligations Unconditional. The obligations of the Guarantors under Section 10.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall not exercise any right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 10.3 Reinstatement. The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) actually incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 10.4 Certain Additional Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.2 and through the exercise of rights of contribution pursuant to Section 10.6.

Section 10.5 Remedies. The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.1 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.1) for purposes of Section 10.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.6 Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

Section 10.7 Guarantee of Payment; Continuing Guarantee. The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

Section 10.8 Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices.

(a) Written Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To any Loan Party:	EVO Payments International, LLC
10 Glenlake Parkway
South Tower, Suite 950
Atlanta, Georgia 30328
Attention: Chief Financial Officer

With a copy to:	EVO Payments International, LLC
515 Broadhollow Road
Melville, New York 11747
Attention: General Counsel

To the Administrative Agent:	SunTrust Bank
3333 Peachtree Road
Atlanta, Georgia 30326
Attention: Mr. David Bennett
Facsimile: (404) 439-7390

With a copy to:	SunTrust Bank
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001

To the Issuing Bank:	SunTrust Bank
245 Peachtree Center Avenue 17th Floor, Mail Code 3707
Atlanta, Georgia 30303
Attention: Standby Letter of Credit Dept.
Facsimile: (404) 588-8129

To the Swingline Lender:	SunTrust Bank
303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308
Attention: Mr. Doug Weltz
Facsimile: (404) 221-2001

To any other Lender:	To the address or facsimile number, set forth in the Administrative Questionnaire or the Assignment and Acceptance executed by such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.

Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II unless such Lender, the Issuing Bank, as applicable, and Administrative Agent have agreed to receive notices under such Section by electronic communication and have agreed to the procedures governing such communications. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 11.2 Waiver; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between any Loan Party and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by Law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 11.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents (other than the Fee Letters), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that

(i) the consent of each Lender directly and adversely affected thereby (but not the Required Lenders and in the case of (i)(A), only the Lenders increasing their commitments shall be deemed directly and adversely affected thereby) shall be required with respect to:

(A) any increase a Commitment of such Lender (provided, that waivers of Default Interest, conditions precedent, Defaults or Events of Default or mandatory prepayments or mandatory commitment reductions shall not constitute increases in the commitment);

(B) reductions of principal, interest or fees owed to such Lender (provided that, waivers of Default Interest, conditions precedent, Defaults, Events of Default or mandatory prepayments or changes to a financial ratio shall not constitute such a reduction);

(C) any amendment or waiver that would postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment (provided, that waivers of Default Interest, conditions precedent, Defaults, Events of Default or mandatory prepayments or changes to a financial ratio shall not constitute any such extension);

(D) any amendment or waiver that would change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the provisions of Section 8.2;

(E) any change of any of the provisions of this Section 11.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; or

(F) any amendment to the definition of “Alternative Currency”;

(ii) unless otherwise expressly permitted under the Loan Documents the consent of all Lenders (other than Defaulting Lenders) shall be required to:

(A) release the Borrower (or permit an assignment of the Borrower’s Obligations), or, release all or substantially all of the Guarantors or limit the liability of all or substantially all of the Guarantors under any Guaranty; or

(B) release all or substantially all collateral (if any) securing any of the Obligations;

(iii) prior to the Revolving Commitment Termination Date, unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding amount of the Revolving Commitments (or, if the Revolving Commitments have terminated, the aggregate Revolving Credit Exposure) (the “Required Revolving Lenders”), no such amendment or waiver shall, (i) amend, change, waive, discharge or terminate Sections 3.3 or 8.1 in a manner adverse to such Lenders (provided, that, for the avoidance of doubt, only the consent of the Required Lenders shall be necessary to waive any underlying Default or Event of Default) or (ii) amend, change, waive, discharge or terminate Article VI (or any defined term used therein) or this Section 11.2(a)(iii); provided that notwithstanding anything to the contrary in the foregoing or elsewhere in this Agreement, only the consent of the Required Revolving Lenders (and not the Required Lenders) shall be required to waive a Default or an Event of Default as a result of the failure to observe or perform any covenant or agreement contained in Section 6.1 prior to the actual acceleration by the Revolving Lenders of all Obligations owing to the Revolving Lenders in accordance with Section 8.1;                or

(iv) unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the aggregate outstanding amount of all outstanding Term Loans, no such amendment or waiver shall (i) amend, change, waive, discharge or terminate Section 2.12(e) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.12(a), (b), (c) or (d) hereof or (ii) amend, change, waive, discharge or terminate this Section 11.2(a)(iv);

provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Notwithstanding anything to the contrary herein, (i) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender); (iii) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement; (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein; (v) (x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.23, 2.27 or 2.28 or in the following clause (y) or (z), as applicable), (y) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower All-In Yield (which may include other customary technical amendments related thereto, including providing that such replacement term loans may have a prepayment premium in connection therewith) (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment, and (z) in connection with an Extension Amendment, only the consent of the Lenders that will continue as a Lender in respect of the Extended Term Loans or Extended Revolving Commitments, as applicable, subject to such Extension Amendment shall be required for such Extension Amendment, (vi) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (vii) any applicable intercreditor agreement may be amended solely with the consent of the First Lien Administrative Agent to give effect thereto or to carry out the purposes thereof, (viii) except as set forth above in clauses (iii) and (iv) of this Section 11.2(b) preceding this proviso, there shall be no “class” voting requirement for amendments, modifications or supplements to the Loan Documents, (ix) if the Administrative Agent and Borrower shall have jointly identified an obvious error or any error or omission of a technical or administrative nature in the Loan Documents, then the Administrative Agent and Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof, and (x) any Guaranty, Collateral Document and related documents may be, together with this Agreement, amended and/or waived with the consent of the Administrative Agent at the request of Borrower without the need for consent by any other Lender if such amendment or waiver is delivered in order to (1) comply with local law or advice of local counsel or (2) cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Loans, Swingline Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans having different terms (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus accrued interest, fees, expenses and premium (but nothing in this clause (a) shall limit the ability of the Borrower to incur Incremental Loans of the same Class or of a different Class at the same time if such incurrence is otherwise permitted hereunder), (b) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Term Loans prior to the time of such incurrence) and (c) such Replacement Term Loans shall otherwise constitute Credit Agreement Refinancing Indebtedness.

Section 11.3 Expenses; Indemnification.

(a) The Loan Parties shall pay (i) all reasonable and documented, out-of-pocket costs and expenses of the Administrative Agent, STRH and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, STRH and their Affiliates, actually incurred in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) (but limited, (A) in the case of legal fees and expenses, to the reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent, STRH and their Affiliates, taken as a whole, plus, if reasonably necessary, one local counsel in each relevant jurisdiction as may be necessary or advisable in the judgment of the Administrative Agent, and in the case of an actual conflict of interest, one additional counsel to each similarly situated group of affected Persons, taken as a whole, in each case excluding allocated costs of in-house counsel and (ii) in the case of other consultants and advisers, limited to the fees and expenses of such persons approved by Borrower, such approval not to be unreasonably withheld or delayed), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses actually incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (but limited, (i) in the case of legal fees and expenses, to the fees, disbursements and other charges of one primary counsel to the Administrative Agent, the Issuing Lender and the Lenders, taken as a whole (and, if reasonably necessary, one local counsel in each relevant jurisdiction as may be necessary or advisable in the judgment of the Administrative Agent, and in the case of an actual conflict of interest, one additional counsel to each similarly situated group of affected Lenders, taken as a whole)) and (ii) in the case of other consultants and advisers, limited to the fees and expenses of such persons approved by Borrower).

(b) The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses, but limited, in the case of legal fees and expenses, to the reasonable, documented out-of-pocket fees, charges and disbursements of one counsel to the Indemnitees taken as a whole, and, if reasonably necessary, one local counsel in each relevant jurisdiction as may be necessary or advisable in the judgment of the Administrative Agent (and, in the case of an actual conflict of interest, one additional counsel to each similarly situated group of affected Indemnitees, taken as a whole), in each case excluding allocated costs of in-house counsel, and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, actually incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any of its Subsidiaries arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent (i) that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, (ii) that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) arose from a material breach of the obligations of such Indemnitee (or any of its Related Parties) under this Agreement or any other Loan Document, (iii) arising from any dispute solely among Indemnitees other than (x) any claims against any Indemnitee in its capacity or in fulfilling its role as an Administrative Agent, Arranger or Issuing Bank under this Agreement or any Loan Document or (y) any claims that arise as a result of the Borrower’s or any other Loan Party’s negligence or breach of the terms of this Agreement or any other Loan Document or (iv) arising from settlements effected without Borrower’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such proceeding, Borrower shall indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak or any other Internet or intranet website, except as a result of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Each Indemnitee (by accepting the benefits of the Loan Documents) agrees to refund and return any and all amounts paid by Borrower to such Indemnitee pursuant to this Section 11.3(b) or any other indemnification provision under the Loan Documents to the extent such Indemnitee is not entitled to the payment thereof pursuant to the terms of this Section 11.3(b) or such other indemnification provision.

(c) Subject to Section 2.20, the Loan Parties shall pay, and hold the Administrative Agent, the Issuing Bank and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d) To the extent that the Loan Parties fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable Law, none of the Loan Parties shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f) All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

Section 11.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans, and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) of a Class or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000 with respect to Term Loans, and in minimum increments of $1,000,000 (or such lesser minimum amount approved by the Borrower) and $5,000,000 with respect to Revolving Loans, and in minimum increments of $2,500,000 or, in each case, if less all of such assigning Lender’s remaining Loans and Commitments of the applicable Class, unless the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment of any Class of Commitments or Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Class of the Loans or the Commitments assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitments (and the related Revolving Loans thereunder), its outstanding Term Loans on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 8.1(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;;

(B) the consent of the Administrative Agent (for purposes of subclause (x) below only, such consent not to be unreasonably withheld or delayed) shall be required for (x) assignments in respect of the Revolving Commitments to a Person that is not a Lender with a Revolving Commitment or an Affiliate of a Lender or an Approved Fund and (y) assignments by Defaulting Lenders; and

(C) the consent of the Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500 (or such lesser amount as the Administrative Agent may agree), (C) an Administrative Questionnaire unless the assignee is already a Lender of the applicable Class and (D) the documents required under Section 2.20 if such assignee is a Foreign Lender.

(v) No Assignment to Certain Persons. Notwithstanding anything to the contrary, no such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries other than in accordance with Section 11.4(i) or 11.4(j), (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural person or (D) to a Disqualified Institution. It is understood and agreed that upon request of any inquiring Lender or potential assignee, the Borrower or the Administrative Agent shall make available to such inquiring Lender or potential assignee the current list of Disqualified Institutions.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.4.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, Administrative Agent shall serve as Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.21(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the provisions of Section 8.2, without the written consent of each Lender, (v) change any of the provisions of this Section 11.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release the Borrower or all of the Guarantors, or limit the ability of all or substantially all of the Guarantors under any Guaranty, except to the extent such release is expressly provided under the terms of this Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (f) of this Section 11.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19, and 2.20 (subject to the requirements and limitations therein, including the requirements under Section 2.20(f) (it being understood that the documentation required under Section 2.20(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.18 and Section 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(g) Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.25 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Any Lender may at any time, without any consent, assign all or a portion of its rights and obligations with respect to any Class of Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) open market purchases and/or (y) Dutch auctions open to all Lenders holding Term Loans of such Class on a pro rata basis in accordance with procedures of the type described in Section 2.11(b), in each case, subject to the following limitations:

(i) no assignment of Term Loans to an Affiliated Lender may be purchased with the proceeds of any Revolving Loan or Swingline Loan;

(ii) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit 11.4(i) hereto (an “Affiliated Lender Assignment and Acceptance”);

(iii) Affiliated Lenders (A) will not receive information provided solely to Lenders by the Administrative Agent or any Lender, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II, (B) will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent and (C) will not receive advice of counsel to the Administrative Agent and the Lenders;

(iv) in connection with each assignment pursuant to this Section 11.4(i), the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall render customary “big boy” letters to each other (and, in connection with any assignments pursuant to clause (y) above, the Auction Agent) regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to such Affiliated Lender; and

(v) the aggregate principal amount of Term Loans (as of the date of consummation of any transaction under this Section 11.4(i)) held at such time by all Affiliated Lenders shall not exceed 20% of the principal amount of all Term Loans outstanding as of the date of such transaction (after giving effect thereto), in the aggregate for all Affiliated Lenders (such percentage, the “Affiliated Lender Cap”).

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it becomes an Affiliated Lender.

Each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (1) the Affiliated Lenders then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lenders or any of their Subsidiaries, Holdings, the Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent-Related Persons, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrower, Company Parties or Sponsor or any of their respective Affiliates shall be required to make any representation that it is not in possession of material non-public information, (4) none of the Affiliated Lenders or any of their Subsidiaries, the Borrower or their respective Subsidiaries, the Administrative Agent or any other of Administrative Agent’s Related Parties shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Affiliated Lenders and any of their Subsidiaries, the Borrower and their respective Subsidiaries, the Administrative Agent and any other of Administrative Agent’s Related Parties, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (5) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

Notwithstanding anything to the contrary in the Loan Documents, any Term Loans assigned to an Affiliated Lender in accordance with this Section 11.4(i) or Section 11.4(m) may be contributed to Borrower or any of its Restricted Subsidiaries and be exchanged for debt or equity securities of Borrower (or any of its direct or indirect parent) to the extent otherwise permitted herein, in which case the Borrower and its Restricted Subsidiaries shall comply with Section 11.4(j)(ii), (iii), (iv) and (v) (with any references to the Borrower in such sections to be deemed to include any applicable Restricted Subsidiary) and for the avoidance of doubt any other assignment to the Borrower or its Restricted Subsidiaries shall be consummated only pursuant to Section 11.4(j).

(j) Any Lender may, at any time, without any consent, assign all or a portion of its rights and obligations with respect to any Class of Term Loans under this Agreement to Holdings ,the Borrower or any Subsidiary through (x) open market purchases, and/or (y) Dutch auctions open to all Lenders holding Term Loans of such Class on a pro rata basis in accordance with procedures of the type described in Section 2.11(b), in each case, subject to the following:

(i) no assignment of Term Loans to the Borrower or any Subsidiary may be purchased with the proceeds of any Revolving Loan or Swingline Loan;

(ii) the assigning Lender and the Borrower or any Subsidiary, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Acceptance;

(iii) if any Subsidiary is the assignee, upon such assignment, transfer or contribution, such Subsidiary shall automatically be deemed to have distributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower;

(iv) if the Borrower is the assignee, (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so distributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such distribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishment of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register;

(v) in connection with each assignment pursuant to this Section 11.4(j), the assigning Lender and the Borrower or any Subsidiary, as applicable, shall render customary “big boy” letters to each other (and, in connection with any assignments pursuant to clause (y) above, the Auction Agent) regarding information that is not known to such assigning Lender that may be material to the decision by such assigning Lender to enter into such assignment to the Borrower or any Subsidiary, as applicable; and

(vi) no Event of Default under Section 8.1(a), (b), (h) or (i) shall have occurred or be continuing.

Each Lender participating in any assignment pursuant to this Section 11.4(j) acknowledges and agrees that in connection with such assignment, (1) the Borrower and its Subsidiaries then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Borrower or any of its Subsidiaries or Affiliates, the Administrative Agent or any other Agent-Related Persons, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrower, Company Parties or Sponsor or any of their respective Affiliates shall be required to make any representation that it is not in possession of Material Non-Public Information, (4) none of the Borrower or its Subsidiaries or Affiliates, the Administrative Agent or any other of Administrative Agent’s Related Parties shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower and its Subsidiaries and Affiliates, the Administrative Agent and any other of the Administrative Agent’s Related Parties, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (5) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(k) Notwithstanding anything in Section 11.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 11.4(l), any plan of reorganization pursuant to the Debtor Relief Laws, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(B) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(l) Additionally, the Loan Parties and Affiliated Lenders hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and the Affiliated Lenders shall consent) to provide that the vote of the Affiliated Lenders with respect to any plan of reorganization of such Loan Party shall be counted in the same proportion as all other Lenders except that Affiliated Lenders’ vote may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by Affiliated Lenders in a manner that is less favorable in any material respect to the Affiliated Lenders than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower or would deprive the Affiliated Lenders of their pro rata share of any payments to which all Lenders are entitled hereunder. The Affiliated Lenders hereby irrevocably appoint the Administrative Agent (such appointment being coupled with an interest) as the Affiliated Lenders’ attorney-in-fact, with full authority in the place and stead of the Affiliated Lenders and in the name of the Affiliated Lenders, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 11.4(l).

(m) Although Affiliated Debt Funds shall not be subject to the provisions of Section 11.4(k) or 11.4(l), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to any Class of Loans or Commitments under this Agreement to a Person who is or will become, after such assignment, an Affiliated Debt Funds through (x) open market purchases and/or (y) Dutch auctions open to all Lenders holding such Class of Loans or Commitments on a pro rata basis in accordance with procedures of the type described in Section 2.11(b). Notwithstanding anything in Section 11.2 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans, Commitments and/or Revolving Credit Exposure, as applicable, held by Affiliated Debt Funds may not account for more than 49.9% (pro rata among such Affiliated Debt Funds) of the Loans, Commitments and/or Revolving Credit Exposure, as applicable, of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 11.2.

(n) Notwithstanding the foregoing, if an entire Class of Loans or Commitments is refinanced or replaced in full with other Loans or Commitments hereunder, the Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice (which notice may be rescinded if the transactions contemplated by such Refinancing Amendment are not consummated) to each Lender holding any Class of Loans or Commitments being refinanced or replaced to consummate such refinancing or replacement of such Class by way of assignment by purchasing each such Lender’s Loans or unfunded Commitments at par, accompanied by payment of any accrued interest and fees thereon (including, if applicable, amounts payable pursuant to Section 2.25) instead of prepaying the Loans or reducing or terminating the Commitments to be refinanced or replaced. The assigned Loans and Commitments shall be amended immediately thereafter in accordance with Section 11.2 to reflect the terms of any such refinancing or replacement. The assignee under any such assignment may be (but shall not be required to be) the Administrative Agent, any arranger of the new Loans or Commitments or any other Person designated by the Administrative Agent. By receiving the purchase price, the Lenders having the replaced or refinanced Class of Loans or Commitments shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral.

Section 11.5 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of Law principles thereof except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) of the State of New York.

(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable Law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 11.5 and brought in any court referred to in paragraph (b) of this Section 11.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by Law.

Section 11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or Issuing Bank.

Section 11.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by facsimile transmission or by any other electronic imaging means, shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

Section 11.9 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein, in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 11.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the Loan Documents, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 11.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, provided to it by or on behalf of the Borrower or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors (it being understood that the Persons to whom such information is made available will, to the extent reasonably practicable, be informed of the confidential nature of such information), (ii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, the Issuing Bank or such Lender, as applicable, shall endeavor to notify the Borrower as soon as practicable in the event of any such required disclosure by such Person unless such disclosure is prohibited by law, rule or regulation, provided, further, that the Administrative Agent, the Issuing Bank or such Lender shall have no liability for failure to provide such notice, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 11.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (vii) any rating agency, the CUSIP Service Bureau or any similar organization, in each case only when required by such Person (it being understood that, prior to any such disclosure, such Person shall be informed of the confidential nature of such information), (viii) with the consent of the Borrower or (ix) to any other party hereto. Any Person required to maintain the confidentiality of any information as provided for in this Section 11.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 11.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable Law), shall have been received by such Lender.

Section 11.13 Waiver of Effect of Corporate Seal. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 11.14 Patriot Act. Each of the Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 11.15 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that: (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and Lenders has no obligation to disclose any of such interests to Borrower, any other Loan Party of any of their respective Affiliates. To the fullest extent permitted by Law, each of Borrower and the other Loan Parties hereby waive and release, any claims that it may have against the Administrative Agent and each Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.16 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.17 Release of Guarantors and Collateral. Notwithstanding anything to the contrary contained in this Agreement, each of the Issuing Bank, the Swingline Lender and the Lenders agrees that:

(a) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) Obligations constituting Hedging Obligations or Bank Product Obligations either (x) as to which arrangements satisfactory to the applicable Lender-Related Hedge Provider or Bank Products Provider shall have been made or (y) notice has not been received by the Administrative Agent from the applicable Lender-Related Hedge Provider or Bank Products Provider, as the case may be, that amounts are due and payable under the applicable Hedging Transaction or in respect of the applicable Bank Products, as the case may be) and the expiration or termination of all Letters of Credit (unless the LC Exposure related thereto has been Cash Collateralized or back-stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent), (i) this Agreement and the other Loan Documents shall terminate (other than any provisions thereof which by their express terms are to survive termination), (ii) any and all Liens on any Collateral (including Cash Collateral, except to the extent intended to remain in place with respect to Letters of Credit by written agreement between the Borrower and the Issuing Bank) shall be released and (iii) each Guarantor shall be released from its obligations under the Guaranty;

(b) any Lien created pursuant to any Collateral Document on any asset constituting Collateral shall be released in the event that such asset is Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document; and

(c) any Guarantor shall be released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder, and any Lien created pursuant to any Collateral Document on any asset of such Guarantor constituting Collateral shall be released as well.

In connection with the foregoing, the Administrative Agent shall, upon the Borrower’s reasonable request and at the Borrower’s sole expense, (x) promptly execute and file in the appropriate location and deliver to the Borrower such termination and full or partial release statements or confirmations thereof, as applicable, and (y) take such other actions as are reasonably necessary to release the Liens and the Loan Parties from the Guaranty to be released pursuant hereto promptly upon the effectiveness of any such release.

Section 11.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the Issuing Bank or any Lender in such currency, the Administrative Agent, Issuing Bank or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 11.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) The application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) The effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this First Lien Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	EVO PAYMENTS INTERNATIONAL, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
	Name: Title:	Ray Sidhom Authorized Officer

GUARANTORS:	EVO MERCHANT SERVICES, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
	Name: Title:	Ray Sidhom Authorized Officer

ENCORE PAYMENT SYSTEMS, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
	Name: Title:	Ray Sidhom Authorized Officer

VISION PAYMENT SOLUTIONS, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
	Name: Title:	Ray Sidhom Authorized Officer

NATIONWIDE PAYMENT SOLUTIONS, LLC, a Delaware limited liability company

	By:	/s/ Ray Sidhom
	Name: Title:	Ray Sidhom Authorized Officer

[Signature Pages Continue]

COMMERCE PAYMENT GROUP, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Title:	Ray Sidhom Authorized Officer

EVO DIRECT, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Title:	Ray Sidhom Authorized Officer

PRODIGY PAYMENT SYSTEMS, LLC, a Delaware limited lability company

By:	/s/ Ray Sidhom
Name: Title:	Ray Sidhom Authorized Officer

MOMENTUM PAYMENT SYSTEMS, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name: Title:	Ray Sidhom Authorized Officer

MOCA PAYMENT SYSTEMS, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

[Signature Pages Continue]

POWERPAY, LLC, a Maine limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

POWERPAY CAPITAL, LLC, a Delaware limited Liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

EVO PAYMENT SYSTEMS, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

EVO POWERPAY HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

CVE EVO, LLC,
a Delaware limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

E-ONLINEDATA, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

[Signature Pages Continue]

E-ONLINEDATA-POWERPAY, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

MEINC, LLC,
a Delaware limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

ZENITH MERCHANT SERVICES, LLC, a Delaware limited liability company

By:	/s/ Ray Sidhom
Name:	Ray Sidhom
Title:	Authorized Officer

ADMINISTRATIVE	SUNTRUST BANK,
AGENT:	as Administrative Agent, as Issuing Bank, as Swingline Lender

	By:	/s/ Brian Guffin
	Name:	Brian Guffin
	Title:	Director

LENDERS:	SUNTRUST BANK, as Issuing Bank, as Swingline Lender and as a Lender

	By:	/s/ David Bennett
	Name:	David Bennett
	Title:	Director

FIFTH THIRD BANK, as a Lender

	By:	/s/ Carrie Glick
	Name: Title:	Carrie Glick VP

BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Kathryn Tucker
	Name:	Kathryn Tucker
	Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Stephen T. Hatch
	Name:	Stephen T. Hatch
	Title:	Managing Director

REGIONS BANK, as a Lender

	By:	/s/ Steven Dixon
	Name:	Steven Dixon
	Title:	Director

Citibank, N.A.,
as a Lender

	By:	/s/ Ciaran Small
	Name:	Ciaran Small
	Title:	Vice President

Exhibit 1.1

UP-C TERM SHEET

See attached.

Exhibit 1.1

Up-C Term Sheet

Tax Receivable Agreement

In connection with the completion of the proposed initial public offering (the “IPO”) of a newly formed company (“PubCo”), PubCo would use all of the net proceeds from such IPO to purchase limited liability interests (“LLC Interests”) of EVO Investco, LLC (the “Operating Company”) directly from the Operating Company and from certain holders of LLC Interests that are holders of such LLC Interests at the time of the IPO (such holders, the “Continuing LLC Owners”). As a result of the purchase of LLC Interests from the Continuing LLC Owners, PubCo is expected to obtain an increase in its share of the tax basis of the assets of the Operating Company. PubCo may expect to obtain a similar increase in its share of the tax basis of the assets of the Operating Company in the future, when a Continuing LLC Owner receives cash in connection with an exercise of such Continuing LLC Owner’s right to have LLC Interests purchased by PubCo or redeemed by the Operating Company (which PubCo is expected to treat, to the extent the law allows, as a direct purchase of LLC Interests from a Continuing LLC Owner for U.S. federal income and other applicable tax purposes, regardless of whether such LLC Interests are surrendered for redemption to the Operating Company or sold to PubCo upon the exercise of put rights) (such basis increase, together with the basis increases described in the immediately preceding sentence, the “Basis Adjustments”). Any Basis Adjustment will have the effect of reducing the amounts that PubCo would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

In connection with the transactions described above, PubCo will enter into a Tax Receivable Agreement (the “TRA”) with the Continuing LLC Owners that will provide for the payment by PubCo to such persons of 85% of the amount of tax benefits, if any, that PubCo actually realizes, or in some circumstances is deemed to realize, as a result of the transactions described above, including increases in the tax basis of the assets of the Operating Company attributable to payments made under the TRA and deductions attributable to imputed interest payments pursuant to the TRA. The Operating Company intends to have in effect an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended, effective for the taxable year in which PubCo is expected to purchase LLC Interests from the Continuing LLC Owners with the proceeds the proposed IPO and each taxable year in which a purchase or redemption of LLC Interests for cash occurs. These tax benefit payments will not be conditioned upon one or more of the Continuing LLC Owners maintaining a continued ownership interest in the Operating Company or having any ownership interest in PubCo. The Continuing LLC Owners’ rights under the TRA will be assignable to transferees of their LLC Interests (other than the Operating Company or PubCo as transferee pursuant to a purchase or redemption of LLC Interests). PubCo is expected to benefit from the remaining 15% of the tax benefits, if any, that PubCo may actually realize.

For purposes of the TRA, cash tax savings in income and franchise tax in lieu of income tax will be computed by comparing PubCo’s actual income and franchise tax liability to the amount of such taxes that PubCo would have been required to pay had there been no Basis Adjustments and had the TRA not been entered into. The amount of state and local taxes that would have been paid in that case will be determined using an estimated rate of tax that approximates the overall state and local tax rate that would have applied. The TRA will generally apply to each of PubCo’s taxable years, beginning with the first taxable year ending after the consummation of the IPO. There will be no maximum term for the TRA; however, the TRA will provide that it may be terminated by PubCo pursuant to an early termination procedure that will require PubCo to pay the Continuing LLC Owners an amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions).

The payment obligations under the TRA will be obligations of PubCo and not of the Operating Company Although the actual timing and amount of any payments that are expected to be made under the TRA will vary, it is anticipated that the payments that PubCo may be required to make to the Continuing LLC Owners could be substantial. It is expected that the TRA will provide that any payments made by PubCo to the Continuing LLC Owners under the TRA will generally reduce the amount of overall cash flow that might have otherwise been available to PubCo or to the Operating Company and, to the extent that PubCo may be unable to make payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid by PubCo. Pubco will fund payments under the TRA out of distributions Opco is permitted to make to Pubco (under the terms of the Operating Agreement and any applicable credit facility or facilities) of available cash derived from the operations of Opco’s subsidiaries and borrowings of Opco and its subsidiaries.

The TRA will provide that if certain mergers, asset sales, other forms of business combination, or other changes of control are to occur, or that if, at any time, PubCo elects an early termination of the TRA, then the TRA will terminate and PubCo’s obligations, or its successor’s obligations, under the TRA would accelerate and become due and payable, based on certain assumptions, including an assumption that it would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the TRA. PubCo will be entitled to elect to completely terminate the TRA early only with the written approval of a majority of its “independent directors” (within the meaning of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, and the corresponding rules of the stock exchange on which PubCo’s Class A common stock will be listed following the proposed IPO).

As a result of a change of control or PubCo’s election to terminate the TRA early, (1) PubCo could be required to make cash payments to the Continuing LLC Owners that are greater than the specified percentage of the actual benefits PubCo ultimately realizes in respect of the tax benefits that are subject to the TRA, and (2) PubCo would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the TRA, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, PubCo’s expected obligations under the TRA could have a material adverse effect on its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that PubCo will be able to finance its obligations under the TRA.

Payments under the TRA will be based on tax reporting positions that PubCo takes. PubCo will not be reimbursed for any cash payments previously made to the Continuing LLC Owners pursuant to the TRA if any tax benefits initially claimed by it are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by PubCo to a Continuing LLC Owner will be netted against any future cash payments that it might otherwise be required to make under the terms of the TRA.

If, upon consultation with its auditors, PubCo reasonably determines that a tax reserve or contingent liability must be established in relation to any past or future tax position that affects the amount of any past or future TRA payment, then any TRA payments that would otherwise be made to the Continuing LLC Owners will, to the extent determined reasonably necessary by PubCo’s audit committee, be paid into an interest-bearing escrow account until the relevant reserve is released or contingent liability is eliminated or, in the case of a reserve or contingent liability due to a formal notice or assessment from a taxing authority, until a final determination is received. PubCo will have full responsibility for, and sole discretion over, all tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the Continuing LLC Owners, which will include the right of each Continuing LLC Owner that directly or indirectly owns at least 5% of the outstanding LLC Interests to consent before PubCo settles or fails to contest any challenge that would reasonably be expected to materially affect a recipient’s payments under the TRA.

Under the TRA, PubCo will be required to provide the Continuing LLC Owners with a schedule showing the calculation of payments that are due under the TRA with respect to each taxable year with respect to which a payment obligation arises within ninety (90) days after filing its U.S. federal income tax return for such taxable year. This calculation will be based upon the advice of PubCo’s tax advisors. Payments under the TRA will generally be made to the Continuing LLC Owners within five (5) business days after this schedule becomes final pursuant to the procedures that will be set forth in the TRA, although interest on such payments will begin to accrue at from the due date (without extensions) of such tax return. Any late payments that may be made under the TRA will continue to accrue interest until such payments are made, generally including any late payments that PubCo may subsequently make because it did not have enough available cash to satisfy its payment obligations at the time at which they originally arose.

Operating Agreement

In connection with the completion of the proposed IPO of PubCo, the Operating Company and the Continuing LLC Owners will enter into an Amended and Restated Operating Agreement (the “Operating Agreement”).

Appointment as Manager. Under the Operating Agreement, PubCo will become a member and the sole manager of the Operating Company. As the sole manager, PubCo will be able to control all of the day-to-day business affairs and decision-making of the Operating Company without the approval of any other member. As such, PubCo, through its officers and directors, will be responsible for all operational and administrative decisions of the Operating Company and the day-to-day management of the Operating Company’s business. PubCo cannot, under any circumstances, be removed as the sole manager of the Operating Company except by its election.

Compensation. PubCo will not be entitled to compensation for its services as manager. PubCo will be entitled to reimbursement by the Operating Company for fees and expenses incurred on behalf of the Operating Company, including all expenses associated with the IPO, other public company expenses and maintaining PubCo’s corporate existence.

Distributions. The Operating Agreement will require “tax distributions” to be made by the Operating Company to its members, as that term is defined in the agreement. Tax distributions will be made as and when members are required to make estimated payments or file tax returns, which are expected to be approximately on a quarterly basis, to each member of the Operating Company, including PubCo, based on such member’s allocable share of the taxable income of the Operating Company and an assumed tax rate that will be determined by PubCo. For this purpose, except as otherwise required under the terms of any applicable credit facility or facilities, the taxable income of the Operating Company, and its members’ allocable share of such taxable income, shall be determined without regard to any tax basis adjustments that result from PubCo’s deemed or actual purchase of an LLC Interest from the Continuing LLC Owners or the use of the proceeds from the IPO to repay indebtedness of the Operating Company. The assumed tax rate that is expected to be used for purposes of determining tax distributions from the Operating Company to its members will approximate PubCo’s reasonable estimate of its combined federal, state, and local tax rate, determined without regard to any such basis adjustments. Tax distributions will also be made only to the extent all distributions from the Operating Company for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The Operating Agreement will also allow for distributions to be made by the Operating Company to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect the Operating Company may make distributions out of distributable cash periodically .necessary to enable PubCo to cover PubCo’s operating expenses and other obligations, including PubCo’s tax liability and obligations under the TRA, as well as to make dividend payments, if any, to the holders of PubCo’s Class A common stock.

Transfer Restrictions. The Operating Agreement generally will not permit transfers of common units by members, subject to certain limited exceptions. Any transferee of common units must assume, by operation of law or written agreement, all of the obligations of a transferring member with respect to the transferred units, even if the transferee is not admitted as a member of the Operating Company.

Common Unit Put Rights. The Operating Agreement will provide a put right to the Continuing LLC Owners that will entitle them to have all or a portion of their LLC Interests purchased by PubCo or, in some cases redeemed by the Operating Company with the Continuing LLC Owners’ consent, at any time following the IPO and the expiration of any related lock-up period. Pursuant to the Operating Agreement, upon receipt of a put notice from a Continuing LLC Owner with respect to LLC Interests, the disinterested members of PubCo’s board of directors will be entitled to elect, at PubCo’s option, (1) to use PubCo’s commercially reasonable best efforts to pursue a public offering of shares of PubCo’s Class A common stock and use the net proceeds therefrom to purchase the LLC Interests, or (2) to cause the Operating Company to redeem the LLC Interests; provided, that, the Continuing LLC Owner delivering a put notice must consent to any election by PubCo to cause the Operating Company to redeem LLC Interests. The Operating Agreement will also entitle each Continuing LLC Owner to require PubCo to purchase, at their request, a portion of the Continuing LLC Owner’s LLC Interests in connection with a registered sale of Class A common stock initiated by PubCo or in connection with an offering initiated as a result of a put notice received from another Continuing LLC Owner. These put rights will entitle the Continuing LLC Owners to have their LLC Interests purchased by PubCo or redeemed by the Operating Company through a cash payment equal to (1) the price per share of such Class A common stock sold (after deducting underwriting discounts and commissions) for each LLC Interest, if a registered sale of shares of PubCo’s Class A common stock to the public is consummated by PubCo and the net proceeds therefrom are used to purchase LLC Interests, or (2) a volume-weighted average market price of one share of PubCo’s Class A common stock for each LLC Interest (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) if the Operating Company redeems the LLC Interests. The purchase of LLC Interests for cash in connection with the delivery of a put notice will be subject to customary cutbacks and suspension periods typical for registration rights. Neither PubCo nor the Operating Company will be able to compel any member to tender their LLC Interests for redemption by the Operating Company or purchase by PubCo.

Maintenance of One-to-One Ratio between Shares of Class A Common Stock and Common Units. The Operating Agreement will require the Operating Company to take all actions with respect to its common units, including reclassifications, distributions, divisions or recapitalizations, to maintain at all times a one-to-one ratio between the number of common units owned by PubCo and the number of shares of PubCo’s Class A common stock outstanding. This ratio requirement will disregard (1) shares of PubCo’s Class A common stock under unvested options issued by PubCo, (2) treasury stock and (3) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent PubCo has contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of the Operating Company. In addition, this Class A common stock ratio requirement disregards all common units at any time held by any other person, including the Continuing LLC Owners. If PubCo issues, transfers or delivers from treasury stock or purchase shares of Class A common stock in a transaction not contemplated by the Operating Agreement, PubCo as manager will have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or purchases, the number of outstanding common units PubCo owns equals, on a one- for-one basis, the number of outstanding shares of Class A common stock. If PubCo issues, transfers or delivers from treasury stock or purchase or redeem any of its preferred stock in a transaction not contemplated by the Operating Agreement, PubCo as manager will have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries purchases or redemptions, PubCo will hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any purchase or redemption) equity interests in the Operating Company which (in PubCo’s good faith determination) are in the aggregate substantially equivalent to its preferred stock so issued, transferred, delivered, purchased or redeemed. The Operating Company will be prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the common units that is not accompanied by an identical subdivision or combination of PubCo’s Class A common stock to maintain at all times a one-to-one ratio between the number of common units owned by PubCo and the number of outstanding shares of PubCo’s Class A common stock, subject to exceptions.

Issuance of Common Units Upon Exercise of Options or Issuance of Other Equity Compensation. Upon the exercise of options issued by PubCo, or the issuance of other types of equity compensation by PubCo (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), PubCo will have the right to acquire from the Operating Company a number of common units equal to the number of PubCo’s shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When PubCo issues shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of the Operating Company or its subsidiaries, PubCo will make, or be deemed to make, a capital contribution in the Operating Company equal to the aggregate value of such shares of Class A common stock and the Operating Company will issue to PubCo a number of common units equal to the number of shares PubCo issued. When PubCo issues shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of the Operating Company or its subsidiaries, then PubCo will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and PubCo will be deemed to have sold directly to the Operating Company (or the applicable subsidiary of the Operating Company) the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where PubCo grants other types of equity compensation to employees of the Operating Company or its subsidiaries, on each applicable vesting date PubCo will be deemed to have sold to the Operating Company (or such subsidiary) the number of vested shares at a price equal to the market price per share, the Operating Company (or such subsidiary) will deliver the shares to the applicable person, and PubCo will be deemed to have made a capital contribution in the Operating Company equal to the purchase price for such shares in exchange for an equal number of common units of the Operating Company.

Dissolution. The Operating Agreement will provide that the unanimous consent of all members holding voting units will be required to voluntarily dissolve the Operating Company. In addition to a voluntary dissolution, the Operating Company is dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up the Operating Company; (2) second, to pay debts and liabilities owed to creditors of the Operating Company, other than members; (3) third, to pay debts and liabilities owed to members; and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in the Operating Company (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).

Amendment. The Operating Agreement will provide that it may be amended or modified by PubCo as the manager. However, no amendment or modification (1) to the amendment provisions of the Operating Agreement may be made without the prior written consent of each member of the Operating Company, (2) to any of the terms and conditions of the Operating Agreement which terms and conditions expressly require the approval or action of certain persons may be made without obtaining the consent of the requisite number or specified percentage of such persons who are entitled to approve or take action on such matter, and (3) to any of the terms and conditions of the Operating Agreement to the extent such amendment or modification adversely affects the rights or powers of any member or imposes additional obligations on a member of the Operating Company may be made without the prior written consent of such member.

Indemnification. The Operating Agreement will provide for indemnification of the manager, members and officers of the Operating Company and their respective subsidiaries or affiliates. Under the Operating Agreement, the Operating Company will also agree, subject to certain limitations, to indemnify the Continuing LLC Owners against losses, claims, actions, damages, liabilities and expenses related to any public offering of shares of PubCo’s Class A common stock where PubCo uses the net proceeds therefrom to purchase LLC Interests from the Continuing LLC Owners. The Operating Company and PubCo are expected to fund these indemnification obligations from cash earned from operations of its subsidiaries and available borrowings under credit facilities of the Operating Company and its subsidiaries.

Exhibit 2.3

[FORM OF] NOTICE OF REVOLVING BORROWING

[Date]

SunTrust Bank

3333 Peachtree Road

Atlanta, Georgia 30326

Attention: Mr. David Bennett

Facsimile: (404) 439-7390

To Whom It May Concern:

Reference is made to the First Lien Credit Agreement, dated as of December 22, 2016 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Revolving Borrowing. The Borrower hereby requests a Revolving Loan under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Revolving Loan requested hereby:

(A) Aggregate principal amount of Revolving Loan1:

(B) Date of Revolving Loan (which is a Business Day):

(C) Type of Revolving Loans comprising such Borrowing2:

(D) Interest Period3:

(E) Applicable Currency:

(F) Class of Commitments: [Dollar Commitments] [Multicurrency Commitments]

(G) Location and number of Borrower’s account to which proceeds of such Revolving Loan are to be disbursed:

[1]	In the case of a Eurodollar Borrowing, not less than $1,000,000 or a larger multiple of $100,000; in the case of a Base Rate Borrowing, not less than $500,000 or a larger multiple of $100,000.
[2]	Eurodollar Borrowing or Base Rate Borrowing.
[3]	Which must comply with the definition of “Interest Period” and end not later than the Revolving Commitment Termination Date, except as otherwise provided in clause (e) of the definition of “Interest Period” in the Credit Agreement.

The Borrower hereby represents and warrants that the conditions specified in Section 3.3 of the Credit Agreement are satisfied.

Very truly yours,

EVO PAYMENTS INTERNATIONAL, LLC, a
Delaware limited liability company

By:
Name:
Title:

Exhibit 2.4

[FORM OF] NOTICE OF SWINGLINE BORROWING

[Date]

SunTrust Bank

303 Peachtree Street, N.E./25th Floor

Atlanta, Georgia 30308

Attention: Mr. Doug Weltz

Facsimile: (404) 221-2001

To Whom It May Concern:

Reference is made to the First Lien Credit Agreement, dated as of December 22, 2016 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Swingline Borrowing. The Borrower hereby requests a Borrowing of Swingline Loans under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the Swingline Loan requested hereby:

(A) Aggregate principal amount of Swingline Loan1:

(B) Date of Swingline Loan (which is a Business Day):

(C) Account of the Borrower to which the proceeds of such Swingline Loan should be credited:

The Borrower hereby represents and warrants that the conditions specified in Section 3.3 of the Credit Agreement are satisfied.

Very truly yours,

EVO PAYMENTS INTERNATIONAL, LLC, a
Delaware limited liability company

By:
Name:
Title:

[1]	Not less than $100,000 or a larger multiple of $50,000.

Exhibit 2.7

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

[Date]

SunTrust Bank

3333 Peachtree Road

Atlanta, Georgia 30326

Attention: Mr. David Bennett

Facsimile: (404) 439-7390

To Whom It May Concern:

Reference is made to the First Lien Credit Agreement, dated as of December 22, 2016 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the undersigned, as Borrower, the Guarantors identified therein, the Lenders identified therein, and SunTrust Bank, as Administrative Agent, Swingline Lender and Issuing Bank. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided in the Credit Agreement. This notice constitutes a Notice of Conversion/Continuation. The Borrower hereby requests a continuation or conversion under the Credit Agreement, and in connection therewith the Borrower specifies the following information with respect to the continuation or conversion requested hereby:

(A) Aggregate principal amount of the Borrowing to be continued or converted1:

(B) Date of continuation or conversion (which is a Business Day):

(C) Type of Loans comprising such Borrowing2:

(D) Applicable Currency:

(E) Class of Commitments: [Dollar Commitments] [Multicurrency Commitments]

(F) Interest Period3:

[1]	In the case of a Eurodollar Borrowing, not less than $1,000,000 or a larger multiple of $100,000; in the case of a Base Rate Borrowing, not less than $500,000 or a larger multiple of $100,000.
[2]	Eurodollar Borrowing or Base Rate Borrowing.
[3]	Which must comply with the definition of “Interest Period” and, in the case of a Revolving Loan, end not later than the Revolving Commitment Termination Date, except as otherwise provided in clause (e) of the definition of “Interest Period” in the Credit Agreement.

Very truly yours,

EVO PAYMENTS INTERNATIONAL, LLC, a
Delaware limited liability company

By:
Name:
Title:

Exhibit 2.10

[FORM OF] NOTE

                    ,

FOR VALUE RECEIVED, EVO PAYMENTS INTERNATIONAL, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                                               or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under the First Lien Credit Agreement, dated as of December 22, 2016 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among the Borrower, the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Payment Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF EXCEPT FOR SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

EVO PAYMENTS INTERNATIONAL, LLC, a
Delaware limited liability company

By:
Name:
Title:

Exhibit 2.29(a)

[FORM OF] DESIGNATED BORROWER REQUEST AND ASSUMPTION

AGREEMENT

TO:	SunTrust Bank, as Administrative Agent

RE:	First Lien Credit Agreement, dated as of December 22, 2016, by and among EVO Payments International, LLC, a Delaware limited liability company (the “Company”), the Guarantors, [the Designated Borrowers], the Lenders and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:	[Date]

Each of                                          (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Domestic Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.29 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

The parties hereto hereby confirm that, with effect from the date of the Designated Borrower Notice for the Designated Borrower, except as expressly set forth in the Credit Agreement, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement and other Loan Documents identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Loan Documents as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower hereby ratifies, and agrees to be bound by, all representations and warranties, covenants, and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five (5) Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.29 of the Credit Agreement.

In connection with the foregoing, the Designated Borrower and the Company hereby agree as follows with the Administrative Agent, for the benefit of the Secured Parties:

1. The Designated Borrower hereby acknowledges, agrees and confirms that, by its execution of this Designated Borrower Request and Assumption Agreement, the Designated Borrower will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of a “Grantor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The Designated Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting the generality of the foregoing terms of this Paragraph 1, the Designated Borrower hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, and a right of set off, to the extent applicable, against any and all right, title and interest of the Designated Borrower in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the Designated Borrower.

2. The Designated Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Collateral Document and the schedules and exhibits thereto. The information on the schedules to the Credit Agreement and the Collateral Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Collateral Documents) to reflect the information shown on the attached Schedule A.

3. The Company confirms that the Credit Agreement is, and upon the Designated Borrower becoming a party thereto, shall continue to be, in full force and effect. The parties hereto confirm and agree that immediately upon the Designated Borrower becoming a Borrower, the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Designated Borrower under the Credit Agreement and under each other Loan Document.

4. Each of the Company and the Designated Borrower agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Designated Borrower Request and Assumption Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. The terms of Sections 11.5 and 11.6 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

This Designated Borrower Request and Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Name:
Title:

EVO PAYMENTS INTERNATIONAL, LLC, a
Delaware limited liability company

By:
Name:
Title:

Schedule A

Schedules to Credit Agreement and Collateral Documents

[TO BE COMPLETED BY DESIGNATED BORROWER]

Exhibit 2.29(b)

[FORM OF] DESIGNATED BORROWER NOTICE

TO:	SunTrust Bank, as Administrative Agent

RE:	First Lien Credit Agreement, dated as of December 22, 2016, by and among EVO Payments International, LLC, a Delaware limited liability company (the “Company”), the Guarantors, [the Designated Borrowers], the Lenders and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:   [Date]

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [                                                         ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

SUNTRUST BANK, as Administrative Agent

By:
Name:
Title: ]

EXHIBIT 2.20-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement, dated as of December 22, 2016 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among EVO Payments International, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified therein, each lender from time to time party thereto and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.20(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20[ ]

EXHIBIT 2.20-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement, dated as of December 22, 2016 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among EVO Payments International, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified therein, each lender from time to time party thereto and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.20(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20[ ]

EXHIBIT 2.20-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement, dated as of December 22, 2016 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among EVO Payments International, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified therein, each lender from time to time party thereto and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.20(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date: , 20[ ]

EXHIBIT 2.20-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the First Lien Credit Agreement, dated as of December 22, 2016 (as amended, restated, extended, supplemented, increased or otherwise modified in writing from time to time, the “Credit Agreement”), among EVO Payments International, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified therein, each lender from time to time party thereto and SunTrust Bank, as Administrative Agent.

Pursuant to the provisions of Section 2.20(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date: , 20[ ]

Exhibit 5.1

[FORM OF] COMPLIANCE CERTIFICATE

In connection with the terms of that certain First Lien Credit Agreement, dated as of December 22, 2016 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”), among EVO Payments International, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors identified therein, the Lenders identified therein and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender, the undersigned certifies that the following information is true and correct, in all material respects, as of the date of this Compliance Certificate for the Fiscal [Quarter][Year] ended                 , 20    :

Capitalized terms used in this Compliance Certificate but not otherwise defined herein shall have the same meanings provided in the Credit Agreement.

[Use the following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the audited annual financial statements required by Section 5.1(a) of the Credit Agreement for the Fiscal Year ending [        ] together with the audit report of an independent certified public accountant required by such section.

[Use the following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.1(b) of the Credit Agreement for the Fiscal Quarter ending [                    ,         ].

[Use the following paragraph 2 if delivering the financial statements above not during a Testing Quarter]

2. Set forth on Schedule 2 are detailed calculations of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin.

[Use the following paragraph 2 if delivering the financial statements above during a Testing Quarter]

2. Set forth on Schedule 2 are detailed calculations demonstrating compliance with the financial covenant set forth in Article VI of the Credit Agreement.

[Use the following paragraph if delivering the financial statements above during a Testing Quarter]

Since [the Closing Date/the date of the delivery of the last Compliance Certificate in accordance with Section 5.1(c) of the Credit Agreement], there has been [no change/the changes specified below] with respect to the identity of the Subsidiaries identified to the Lenders on such date.1

[SIGNATURE ON FOLLOWING PAGE]

[1]	These changes include the designation of any Subsidiary as Restricted or Unrestricted during such period.

The foregoing is true and correct, in all material respects, as of the date hereof.

Dated as of                     ,         .

EVO PAYMENTS INTERNATIONAL, LLC, a
Delaware limited liability company

By:
Name:
Title:

Exhibit 11.4(b)

[FORM OF] ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified, supplemented, increased and extended from time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender1]

3.	Borrower:	EVO Payments International, LLC

4.	Administrative Agent:	SunTrust Bank, in its capacity as the administrative agent under the Credit Agreement

[1]	Select if applicable.

5.	Credit Agreement:	First Lien Credit Agreement, dated as of December 22, 2016 among Borrower, the Lenders party thereto, the Guarantors party thereto and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][3] Accepted:

SUNTRUST BANK, as Administrative Agent

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to][4]

EVO PAYMENTS INTERNATIONAL, LLC,
as Borrower

By:
Title:

[4]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Domestic Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements; if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of Law principles thereof except for Sections 5-1401 and 51402 of the New York General Obligations Law) of the State of New York.

Exhibit 11.4(j)

[FORM OF] AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

This Affiliated Lender Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified, supplemented, increased and extended from time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including but not limited to contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is [an Affiliated Lender] [Holdings] [Borrower] [Subsidiary]]

3.	Borrower:	EVO Payments International, LLC

4.	Administrative Agent:	SunTrust Bank, in its capacity as the administrative agent under the Credit Agreement

5.	Credit Agreement:	First Lien Credit Agreement, dated as of December 22, 2016 among Borrower, the Lenders party thereto, the Guarantors party thereto and SunTrust Bank, as Administrative Agent, Issuing Bank and Swingline Lender.

6.	Assigned Interest:

Aggregate Amount of Term Loans for all Lenders	Amount of Term Loans Assigned	Percentage Assigned of Term Loans[13]
$	$	%
$	$	%
$	$	%

Effective Date:                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Accepted:

SUNTRUST BANK, as Administrative Agent

By:
Title:

[13]	Set forth, to at least 9 decimals, as a percentage of the Term Loans of all Lenders thereunder.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it has delivered customary “big boy” letters to the Assignee (or Auction Agent, as applicable); and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Domestic Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an [Affiliated Lender][Holdings][the Borrower][a Subsidiary of the Borrower], (iii) after giving effect to this Assignment and Acceptance, the aggregate principal amount of all Term Loans held by all Affiliated Lenders does not exceed 20% of the aggregate principal amount of all Term Loans then outstanding, (iv) no proceeds from any Revolving Loan or Swingline Loan are being used to consummate this Assignment and Acceptance, (v) it has delivered customary “big boy” letters to the Assignor (or Auction Agent, as applicable), (vi) it satisfies the requirements; if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (vii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (viii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (ix) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (x) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee [and (xi) no Event of Default under Section 8.1(a), (b), (h) or (i) of the Credit Agreement shall have occurred or be continuing]14; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, [(ii) it will not receive information provided solely to Lenders by the Administrative Agent or any Lender, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or

[14]	To be included if Assignee is Borrower, Holdings or Subsidiary of the Borrower.

Commitments required to be delivered to the Lenders pursuant to Article II of the Credit Agreement, (iii) it will not attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (iv) it will not receive advice of counsel to the Administrative Agent and the Lenders)]15 and (v) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and be governed by the Law (without giving effect to the conflict of Law principles thereof except for Sections 5-1401 and 51402 of the New York General Obligations Law) of the State of New York.

[15]	To be included if Assignee is an Affiliated Lender.